Filed pursuant to Rule 424(b)(3)

Registration No. 333-123371

Holding Company for United Bank

6,671,438 Shares of Common Stock

United Financial Bancorp, Inc., a federally chartered corporation, is offering for sale 6,671,438 shares of its common stock on a best efforts basis. The shares being offered represent 44.6% of the shares of common stock of United Financial Bancorp, Inc. that will be outstanding following the offering. After the offering, 53.4% of United Financial Bancorp, Inc.’s outstanding common stock will be owned by United Mutual Holding Company, our federally-chartered mutual holding company parent. United Financial Bancorp, Inc. is the holding company for United Bank. In addition, we intend to contribute cash in the amount of $150,000 and issue shares of common stock, equal to 2.0% of the shares to be outstanding following the offering, to a charitable foundation to be established by United Bank.

We must sell a minimum of 4,931,063 shares in order to complete the offering, and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 7,672,153 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate at 12:00 noon, Massachusetts time, on June 20, 2005. We may extend the termination date without notice to you, until August 15, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond May 16, 2007.

The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 25,000 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 30,000 shares. For further information concerning the limitations on purchases of common stock, see “The Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the offering is terminated or extended beyond August 15, 2005. If the offering is extended beyond August 15, 2005, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at United Bank or, at our discretion, at another federally insured depository institution, and will bear interest at our passbook savings rate, which is currently 0.65% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering. There is currently no public market for the common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of United Financial Bancorp, Inc. will be quoted on the Nasdaq National Market under the symbol “UBNK.”

This investment involves risk, including the possible loss of principal.

Please read the “ Risk Factors” beginning on page 20.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	4,931,063	5,801,250	6,671,438	7,672,153
Estimated offering expenses excluding underwriting commissions and expenses	$974,500	$974,500	$974,500	$974,500
Underwriting commissions and expenses (1)	$496,188	$575,933	$655,678	$747,385
Net proceeds.	$47,839,942	$56,462,067	$65,084,202	$74,999,645
Net proceeds per share.	$9.70	$9.73	$9.76	$9.78

(1)	See “The Offering—Plan of Distribution and Marketing Arrangements” at page 135 for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is May 16, 2005

# United Financial Bancorp, Inc.

Huntington
MASSACHUSETTS
20
Holyoke
91
202
391
Westover Air Force Base
Ludlow
90
Barnes Municipal Airport
90
Indian Orchard
1077 St. James Avenue
291
Westfield
1930 Wilbraham Road
West Springfield
Springfield
202
Feeding Hills
83
57
57
Longmeadow
91
CONNECTICUT

MA
CT
RI

**Corporate Headquarters & Operations Center**
95 Elm Street
West Springfield, MA 01089
413-787-1700

## Our Locations

Feeding Hills
Community Plaza Shops
1325 Springfield Street

Holyoke
1830 Northampton Street

Huntington
14 Russell Road

Indian Orchard
Orchard Center Plaza
459 Main Street

Longmeadow
Longmeadow Shops
670 Bliss Road

Ludlow
528-530 Center Street

Springfield
1077 St. James Avenue

Springfield
115 State Street

Springfield
1930 Wilbraham Road

Westfield
10 Elm Street

West Springfield
95 Elm Street

West Springfield
333 Elm Street (Drive-up Only)

West Springfield
33 Westfield Street
(Financial Services Facility)

ii

iii

SUMMARY

The following summary explains selected information regarding the offering of common stock by United Financial Bancorp, Inc. and the business of United Bank. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of United Financial Bancorp, Inc.

Our Organization

In February 2004, United Bank, formerly known as United Cooperative Bank, converted its charter from a Massachusetts chartered mutual cooperative bank to a federally chartered mutual savings bank and, in April 2004, reorganized into the two-tier mutual holding company structure. As part of the reorganization, United Bank formed United Financial Bancorp, Inc. and United Mutual Holding Company, a federally chartered mid-tier stock holding company and mutual holding company, respectively. United Bank became a federally chartered capital stock savings bank, and a wholly-owned subsidiary of United Financial Bancorp, Inc., and United Financial Bancorp, Inc. became the wholly-owned subsidiary of United Mutual Holding Company. The same directors and certain officers who manage United Bank manage United Financial Bancorp, Inc. and United Mutual Holding Company.

This chart shows our current ownership structure, which is commonly referred to as the two-tier mutual holding company structure:

United Mutual Holding Company
100% of common stock

United Financial Bancorp, Inc.
100% of common stock

United Bank

The Companies

United Mutual Holding Company

United Mutual Holding Company is a federally chartered mutual holding company and currently owns 100% of the outstanding shares of common stock of United Financial Bancorp, Inc. United Mutual Holding Company has not engaged in any significant business activity other than owning the common stock of United Financial Bancorp, Inc., and does not intend to expand its business activities after the offering. After the completion of the offering, United Mutual Holding Company is expected to own 53.4% of the outstanding shares of common stock of United Financial Bancorp, Inc. So long as United Mutual Holding Company exists, it will own a majority of the voting stock of United Financial Bancorp, Inc. The executive office of United Mutual Holding Company, is located at 95 Elm Street, West Springfield, Massachusetts 01089, and its telephone number is (413) 787-1700. United Mutual Holding Company is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the federally chartered mid-tier stock holding company of United Bank. As of the date of this prospectus, United Financial Bancorp, Inc. owns 100% of the common stock of United Bank and does not have any other significant assets. United Financial Bancorp, Inc. has not engaged in any significant business activity other than owning the common stock of United Bank, and does not intend to expand its business activities after the offering. United Financial Bancorp, Inc.’s executive office is located at 95 Elm Street, West Springfield, Massachusetts 01089, and its telephone number is (413) 787-1700. United Financial Bancorp, Inc. is subject to comprehensive regulation and examination by the Office of Thrift Supervision. At December 31, 2004, United Financial Bancorp, Inc. had total consolidated assets of $772.0 million, total consolidated deposits of $613.7 million and total consolidated stockholder’s equity of $62.3 million. Its net income for the year ended December 31, 2004 was $5.5 million.

United Bank

United Bank is a federally chartered savings bank headquartered in West Springfield, Massachusetts. United Bank was originally founded in 1882, as a Massachusetts-chartered cooperative bank. Over the years, United Bank has grown through internal growth as well as through a series of five mutual-to-mutual business combinations which occurred between 1960 and 1994. In February 2004, United Bank completed its conversion to a federal savings bank and, in April 2004, reorganized into the two-tier mutual holding company structure. United Bank conducts business from its main office located at 95 Elm Street, West Springfield, Massachusetts, and its ten branch offices located in Feeding Hills, Holyoke, Huntington, Indian Orchard, Longmeadow, Ludlow, Springfield and Westfield, Massachusetts. United Bank also maintains a drive-up only facility and a financial services facility which offers insurance and investment products and financial planning services, both of which facilities are located in West Springfield. The telephone number at its main office is (413) 787-1700.

United Bank’s principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate, commercial real estate and commercial and industrial loans. United Bank also offers home equity loans and lines of credit, construction loans, automobile loans and other consumer loans. United Bank also invests in U.S. Government and federal agency obligations, mortgage-backed securities and other investment securities. United Bank offers a variety of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts, retirement accounts and certificates of deposit. Deposits are United Bank’s primary source of funds for its lending and investing activities. United Bank has also used borrowed funds as a source of funds, principally from the Federal Home Loan Bank of Boston. United Bank emphasizes exceptional personal service for its customers. United Bank is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Business Strategy

Our business strategy is to grow and improve profitability by:

•	Remaining a community-oriented financial institution with a continued emphasis on personalized customer service;

•	Expanding our branch network through de novo branching and branch acquisitions and through selective acquisitions of financial institutions;

•	Increasing our commercial real estate and commercial and industrial lending;

•	Maintaining high asset quality;

•	Increasing our share of lower-cost deposits; and

•	Increasing and diversifying our sources of non-interest income.

A full description of our products and services begins on page 70 of this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” beginning on page 52 of this prospectus for a discussion of our business strategy.

The Offering

Federal regulations require that United Mutual Holding Company own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our Board of Directors has decided to sell 44.6% of our outstanding shares of common stock in the offering. In addition, we intend to contribute $150,000 cash and shares of common stock, equal to 2.0% of our outstanding shares of common stock following the offering, to a charitable foundation to be established by United Bank. The remaining 53.4% of our outstanding common stock will be held by United Mutual Holding Company.

The following chart shows our structure following the offering:

United Mutual Holding Company	Public Stockholders (including the charitable foundation)

53.4% of common stock	46.6% of common stock

United Financial Bancorp, Inc.
100% of common stock

United Bank

United Mutual Holding Company has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its 53.4% of the common stock of United Financial Bancorp, Inc. However, United Mutual Holding Company may convert to stock form in the future by offering its interest in United Financial Bancorp, Inc. for sale to depositors and others in a subscription offering. United Mutual Holding Company, however, has no plans to convert to stock form.

Reasons for the Offering

The primary reasons for our decision to conduct the offering are to (1) increase our capital to support future growth and profitability, (2) compete more effectively in the financial services marketplace, and (3) offer our depositors, employees, management and directors an equity ownership interest in United Financial Bancorp, Inc. and thereby obtain an economic interest in its future success.

The capital raised in the offering is expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	increase our capital base and allow us to grow and enhance our profitability;

•	support the expansion of our branch network; and

•	improve our ability to manage capital, including paying cash dividends and repurchasing shares of our common stock.

The offering also will allow us to establish stock benefit plans for management and employees which will help us to attract and retain qualified personnel.

Terms of the Offering

We are offering between 4,931,063 and 6,671,438 shares of common stock of United Financial Bancorp, Inc. to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 7,672,153 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the estimated pro forma market value of United Financial Bancorp, Inc. decreases below $110,586,730 or increases above $172,059,950, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

We also intend to contribute cash in the amount of $150,000 and issue shares of common stock equal to 2.0% of the shares to be outstanding following the offering, to a charitable foundation to be established by United Bank.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of United Financial Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	Depositors who had accounts at United Bank with aggregate balances of at least $50 on November 30, 2003;

(2)	The tax-qualified employee benefit plans of United Bank (including our employee stock ownership plan);

(3)	Depositors who had accounts at United Bank with aggregate balances of at least $50 on March 31, 2005; and

(4)	Depositors who had accounts at United Bank with aggregate balances of at least $50 on April 30, 2005.

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Hampden and Hampshire Counties, Massachusetts, will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at November 30, 2003, March 31, 2005 or April 30, 2005, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 4,931,063 Shares and 6,671,438 Shares and the $10.00 Price Per Share

The decision to offer between 4,931,063 shares and 6,671,438 shares, subject to adjustment, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of May 6, 2005, the estimated pro forma market value of the common stock of United Financial Bancorp, Inc. on a fully-converted basis was between $110,586,730 and $149,617,350, with a midpoint of $130,102,040. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 44.6% that will be sold in the offering.

In preparing its appraisal, RP Financial, LC. considered the information contained in this prospectus, including United Financial Bancorp, Inc.’s consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	the present and projected operating results and financial condition of United Financial Bancorp, Inc. and United Bank, and the economic and demographic conditions in United Bank’s existing market areas;

•	certain historical, financial and other information relating to United Bank;

•	a comparative evaluation of the operating and financial statistics of United Bank with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the aggregate size of the stock offering;

•	the impact of the offering on United Financial Bancorp, Inc.’s consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In addition, we intend to contribute cash in the amount of $150,000 and issue shares of common stock, equal to 2.0% of the shares outstanding following the offering, to a charitable foundation to be established by United Bank. The intended contribution of cash and common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation. See “Comparison of Valuation and Pro Forma Information with and without the Foundation.”

In reviewing the appraisal prepared by RP Financial, LC., the Board of Directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable.

The Board of Directors determined that the common stock should be sold at $10.00 per share and that 44.6% of the shares of United Financial Bancorp, Inc. common stock should be offered for sale in the offering, and 53.4% should be held by United Mutual Holding Company, after giving effect to the issuance of common stock to the United Charitable Foundation. Based on the estimated valuation range and the purchase price, the number of shares of United Financial Bancorp, Inc. common stock that will be outstanding upon completion of the offering will range from 11,058,673 to 14,961,735 (subject to adjustment to 17,205,995), and the number of shares of United Financial Bancorp, Inc. common stock that will be sold in the offering will range from 4,931,063 shares to 6,671,438 shares (subject to adjustment to 7,672,153), with a midpoint of 5,801,250 shares. The number of shares that United Mutual Holding Company will own after the offering will range from 5,906,437 to 7,991,062 (subject to adjustment to 9,189,722). The number of shares of common stock that United Charitable Foundation will own after the offering will range from 221,173 to 299,235 (subject to adjustment to 344,120). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition of United Bank or market conditions generally, or if permitted, to fill the order of the employee stock ownership plan.

The appraisal will be updated before we complete the offering. If the estimated pro forma market value of the common stock of United Financial Bancorp, Inc. at that time is either below $110,586,730 or above $172,059,950, then United Financial Bancorp, Inc., after consulting with the Office of Thrift Supervision, may: terminate the stock issuance plan and return all funds promptly; extend the offering or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order. In any event, the offering must be completed by no later than May 16, 2007.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the pro forma book value and the ratio of the offering price to the issuer’s pro forma net income. According to RP Financial, LC., while appraisers (as well as investors) use both ratios to evaluate an issuer’s stock, the price-to-book value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early- to mid-1990s and, more recently, due to decreasing interest rates. RP Financial, LC. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. The following table presents the ratio of the offering price to United Financial Bancorp, Inc.’s pro forma book value and earnings per share for the period indicated. See “Pro Forma Data” for a description of the assumptions used in making these calculations.

	At and For the Twelve Months Ended December 31, 2004
	4,931,063 Shares Sold at $10.00 Per Share		5,801,250 Shares Sold at $10.00 Per Share		6,671,438 Shares Sold at $10.00 Per Share		7,672,153 Shares Sold at $10.00 Per Share
Pro forma price-to-book value ratio	105.60%		115.87%		124.84%		133.69%
Pro forma price-to-earnings ratio	19.61	x	23.26	x	27.03	x	31.25	x

Below we compare our pricing ratios to the pricing ratios of our peer group companies, i.e., the ten smallest (measured by assets) mutual holding companies whose shares trade on the Nasdaq National Market or the American Stock Exchange. The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a discount of 11.1% on a price-to-earnings basis and a discount of 31.8% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 19.61 times and 27.03 times our earnings. These are lower multiples than the peer group companies which, as of May 6, 2005, traded on average at 30.40 times earnings and at a median of 28.16 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 105.60% and 124.84%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of May 6, 2005 averaged 183.15%. As of May 6, 2005, the median trading price of peer group companies was 184.74% of the book value of these companies. Consequently, a share of our common stock is less expensive than the peer group, based on an earnings per share basis and a book value per share basis.

	Non-Fully Converted Pro Forma Price-to Earnings Multiple		Non-Fully Converted Pro Forma Price-to-Book Value Ratio
United Financial Bancorp, Inc.
Maximum	27.03	x	124.84%
Minimum	19.61	x	105.60%

	Non-Fully Converted Actual Price-to- Earnings Multiple		Non-Fully Converted Actual Price-to-Book Value Ratio
Valuation of peer group companies as of May 6, 2005
Averages	30.40	x	183.15%
Medians	28.16	x	184.74%

The following table presents a summary of selected pricing ratios for the peer group companies and for us, with the ratios adjusted to the hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 5.2% on a price-to-earnings basis and a discount of 13.4% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 18.51 times and 24.52 times our earnings. At the maximum of the offering range this is a higher multiple than the peer group companies which, as of May 6, 2005, traded on average at 25.87 times earnings and at a median of 24.51 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 70.73% and 78.80%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of May 6, 2005 averaged 90.96%. As of May 6, 2005, the median trading price of peer group companies was 90.12% of the book value of these companies. Consequently, at the maximum of the offering range, a share of our common stock is less expensive than the peer group on an earnings per share and on a book value per share basis. RP Financial, LC.’s calculations of the fully-converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of May 6, 2005. RP Financial, LC.’s calculation of the fully-converted pricing multiples for United Financial Bancorp, Inc. assumes the pro forma impact of selling 100% of the shares to be issued to the public at $10.00 per share.

	Fully Converted Equivalent Pro Forma Price-to- Earnings Multiple		Fully Converted Equivalent Pro Forma Price-to-Book Value Ratio
United Financial Bancorp, Inc.
Maximum	24.52	x	78.80%
Minimum	18.51	x	70.73%

Valuation of peer group companies as of May 6, 2005
Averages	25.87	x	90.96%
Medians	24.51	x	90.12%

As shown in the above tables, our pro forma fully converted and non-fully converted price-to-book value ratios are discounted compared to the average trading price to book value of the peer group companies. One reason for this discount is that 46.6% of our total outstanding shares will be owned by public stockholders, compared to an average public stock ownership percentage of 37.7% for the peer group companies. A lower public ownership percentage will result in a higher price-to-book value ratio on a non-fully converted basis.

A second reason for the price-to-book value ratio discount shown in the above tables is that if our pro forma non-fully converted price-to-book value ratio was increased to the ratio for the peer group companies, our price-to-earnings multiple would substantially exceed that of the peer group companies.

As shown in the above tables, our pro forma price-to-earnings multiple is at a premium or discount to that of the peer group companies dependent, in part, on whether our offering is assumed to be consummated at the minimum or maximum of the offering range.

The pro forma fully-converted calculations for the peer group companies include the following assumptions:

•	8.0% of the shares sold in a second-step offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 10 years;

•	4.0% of the shares sold in the second-step offering would be purchased by a stock-based incentive plan, with the expense to be amortized over five years; and

•	offering expenses would equal 2.0% of the offering amount.

With respect to United Financial Bancorp, Inc., the pro forma fully-converted calculations use the same assumptions as applied to the peer group companies, but also assume the impact of the establishment of our charitable foundation, the expense of the ESOP will be amortized over 20 years, and our stock option plan would be expensed over a five year period. See “Comparison of Valuation and Pro Form Information with and without the Foundation” for a discussion of the impact of our charitable foundation on our appraised value.

The independent appraisal does not indicate after-market trading value. Do not assume or expect that United Financial Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering.

After-Market Performance Information

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2004 and May 6, 2005. The offerings are presented in reverse chronological order, which means that the most recent offerings appear first.

	Price Performance from Initial Trading Date
Transaction	1 Day Percentage Change	1 Week Percentage Change	1 Month Percentage Change	Through May 6, 2005 (%)
2005:

FedFirst Financial Corp	(6.6)	(9.3)	(14.5)	(14.5)
Brooklyn Federal Bancorp, Inc.	(0.5)	(1.0)	(5.0)	(5.0)
Prudential Bancorp, Inc.	(1.5)	(6.5)	(12.5)	(12.0)
Kentucky First Federal Bancorp	7.9	12.0	12.4	10.6
Kearny Financial Corp	13.9	15.0	11.3	6.0
Home Federal Bancorp, Inc. of LA	(1.0)	0.5	(0.8)	(2.2)
BV Financial, Inc.	(6.5)	(5.0)	(0.7)	(16.0)
Georgetown Bancorp, Inc.	2.0	(0.5)	0.5	(13.5)

2004:

SFSB, Inc.	7.5	(0.9)	(1.5)	(12.0)
Ocean Shore Holding Company	21.5	22.0	6.3	0.0
Lincoln Park Bancorp, Inc.	10.0	12.5	0.0	(12.5)
Abington Comm Bancorp, Inc.	33.5	33.0	29.0	11.0
Home Federal Bancorp, Inc.	24.9	26.8	23.3	13.5
PSB Holdings, Inc.	5.0	6.0	5.0	0.5
Atlantic Coast Federal Corp	17.5	23.1	30.0	12.5
Naugatuck Valley Financial Corp	8.0	8.1	8.0	2.4
SI Financial Group, Inc.	12.0	10.6	10.3	2.1
First Federal Financial Services, Inc.	15.0	22.5	35.0	33.9
Monadnock Community Bancorp, Inc.	3.8	0.0	(3.8)	28.1
Wawel Savings Bank	29.5	25.0	12.5	(1.0)
Osage Federal Financial, Inc.	20.0	22.5	9.5	40.0
K-Fed Bancorp	34.9	29.3	15.9	14.3
Citizens Community Bancorp, Inc.	23.7	27.5	18.0	30.0
Clifton Savings Bancorp, Inc.	22.5	40.9	32.9	3.1
Cheviot Financial Corp	33.2	33.5	34.2	10.8

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share. As noted in the above table, six of the eight initial public offerings that closed in 2005 have traded below their initial offering price. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

United Bank’s Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Offering

We intend to establish an employee stock ownership plan, and we may implement a stock-based incentive plan that will provide for grants of stock options and restricted stock. The Board of Directors of United Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our Board of Directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. Our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase up to 10% of the shares sold in the offering (including shares issued to the United Charitable Foundation); however, it is expected that our employee stock ownership plan will purchase 8% of the shares sold in the offering and issued to the United Charitable Foundation.

In addition to shares purchased by the employee stock ownership plan, we may grant options and awards under the stock-based incentive plan. The number of options granted or shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to United Mutual Holding Company and to the United Charitable Foundation. The number of options granted or shares awarded under the stock-based incentive plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than United Mutual Holding Company.

The stock-based incentive plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the outstanding votes of United Financial Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by United Mutual Holding Company), unless we obtain a waiver from the Office of Thrift Supervision which would allow the approval of the stock-based benefit plan by our stockholders by a majority of votes cast (excluding shares voted by United Mutual Holding Company). We currently intend to seek such a waiver from the Office of Thrift Supervision. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of United Bank or United Financial Bancorp, Inc.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

The employee stock ownership plan and the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees by their first fiscal year beginning after June 15, 2005. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting date and may be required to recognize additional compensation expense at those dates. Recognizing an expense equal to the grant-date fair value of stock options and any additional compensation expense due to variances in actual vesting or stock price experience compared to assumptions will increase our compensation costs over the vesting period of the options. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management—Stock Benefit Plans.”

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the maximum of the offering range and assuming that we initially implement a stock-based incentive plan granting options to purchase 4.90% of the shares outstanding after the offering (including shares issued to the United Charitable Foundation) and awarding shares of common stock equal to 1.96% of the shares outstanding after the offering (including shares issued to the United Charitable Foundation). In the table below, it is assumed that, at the maximum of the offering range, a total of 6,671,438 shares will be sold to the public, and a total of 6,970,673 shares will be issued and outstanding to the public and the foundation. This table assumes that the Bank’s tangible regulatory capital is 10% or more following the proposed stock issuance.

Number of Shares	Plan	% of Outstanding Shares	Individuals Eligible to Receive Awards	% of Shares Sold	Value of Benefits Based on Maximum of Offering Range(1)
557,654	Employee stock ownership plan	3.73%	All employees	8.36%	$5,576,538
293,250	Stock awards	1.96%	Directors, officers and employees	4.40%	$2,932,500
733,125	Stock options	4.90%	Directors, officers and employees	10.99%	$2,859,187

1,584,029		10.59%		23.75%	$11,368,225

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.90 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.14% (based on the ten-year Treasury Note rate); and a volatility rate of 16.62% based on an index of publicly traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

The value of the restricted shares of common stock will be based on the price of United Financial Bancorp, Inc.’s common stock at the time those shares are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $18.00 per share.

Share Price	216,750 Shares Awarded at Minimum of Range	255,000 Shares Awarded at Midpoint of Range	293,250 Shares Awarded at Maximum of Range	337,237 Shares Awarded at Maximum of Range, As Adjusted
$8.00	$1,734,000	$2,040,000	$2,346,000	$2,697,896
$10.00	$2,167,500	$2,550,000	$2,932,500	$3,372,370
$12.00	$2,601,000	$3,060,000	$3,519,000	$4,046,844
$14.00	$3,034,500	$3,570,000	$4,105,500	$4,721,318
$16.00	$3,468,000	$4,080,000	$4,692,000	$5,395,792
$18.00	$3,901,500	$4,590,000	$5,278,500	$6,070,266

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of United Financial Bancorp, Inc.’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $18.00 per share.

Market/Exercise Price	Grant-Date Fair Value Per Option	541,875 Options at Minimum of Range	637,500 Options at Midpoint of Range	733,125 Options at Maximum of Range	843,094 Options at Maximum of Range, As Adjusted
$8.00	$3.12	$1,690,650	$1,989,000	$2,287,350	$2,630,452
$10.00	$3.90	$2,113,312	$2,486,250	$2,859,187	$3,288,066
$12.00	$4.68	$2,535,975	$2,983,500	$3,431,025	$3,945,679
$14.00	$5.46	$2,958,637	$3,480,750	$4,002,862	$4,603,292
$16.00	$6.24	$3,381,300	$3,978,000	$4,574,700	$5,260,905
$18.00	$7.02	$3,803,962	$4,475,250	$5,146,537	$5,918,518

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $250,000 (25,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $300,000 (30,000 shares):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering (including shares issued to United Charitable Foundation) without regard to these purchase limitations. The employee stock ownership plan may purchase common stock in the offering, in the open market following consummation of the offering, from authorized but unissued shares of common stock, or from treasury shares following consummation of the offering.

Our Issuance of Shares of Common Stock to The Charitable Foundation

To further our commitment to our local community, we intend to establish a charitable foundation as part of the offering. We will contribute cash in the amount of $150,000 and issue shares of our common stock, ranging from 221,173 shares at the minimum of the valuation range to 299,235 shares at the maximum of the valuation range, which shares will have a value of $2,211,730 at the minimum of the valuation range and $2,992,350 at the maximum of the valuation range, based on the $10.00 per share offering price. As a result of the issuance of shares to the charitable foundation and the contribution of $150,000 in cash, we will record an after-tax expense of approximately $1,417,038 at the minimum of the valuation range and of approximately $1,885,410 at the maximum of the valuation range, during the quarter in which the offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. In addition to traditional community contributions and community reinvestment initiatives, the charitable foundation will emphasize the support of education initiatives, health and human services programs, youth programs and cultural programs. In 2004 and 2003, we made $107,000 and $118,000, respectively, in charitable contributions to our community. We do not expect to discontinue our charitable contributions upon the formation of the charitable foundation. The charitable foundation is expected to make contributions totaling approximately $138,000 in its first year of operation, assuming we sell our common stock at the midpoint of the offering range. However, the charitable foundation is not expected to limit the size of its contributions to any one program or aggregate amount in any one year.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Board of Directors of United Mutual Holding Company.

See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2005,” “Comparison of Valuation and Pro Forma Information With and Without the Foundation” and “United Charitable Foundation.”

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with United Bank.

If you wish to use your United Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than United Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that United Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

You can subscribe for shares of common stock in the offering by delivering to United Bank a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. Payments received by United Bank will be placed in a segregated savings account or, at our discretion, another insured depository institution. We will pay interest at United Bank’s passbook rate, currently 0.65% per annum, from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at United Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with United Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

For a further discussion regarding the stock ordering procedures, see “The Offering—Prospectus Delivery and Procedure for Purchasing Shares” on page 138.

You May Not Sell or Transfer Your Subscription Rights

If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, Massachusetts time, on June 20, 2005, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office.

Termination of the Offering

The subscription offering will terminate at 12:00 noon, Massachusetts time, on June 20, 2005. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until August 15, 2005, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond August 15, 2005, we will be required to resolicit subscriptions before proceeding with the offering. In such event, if you choose not to subscribe for the common stock, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond May 16, 2007.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 4,931,063 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers) and/or (ii) seek regulatory approval to extend the offering beyond the August 15, 2005 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Our Policy Regarding Dividends

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While our Board of Directors currently intends to declare dividends, it has not yet determined the amount and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements,

•	our financial condition and results of operations,

•	tax considerations,

•	statutory and regulatory limitations, and

•	general economic conditions.

Market for the Common Stock

We anticipate that the common stock sold in the offering will be quoted on the Nasdaq National Market under the symbol “UBNK.” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Offering

Assuming we sell 6,671,438 shares of common stock in the offering, and we have net proceeds of $65.1 million, we intend to distribute the net proceeds as follows:

•	$32.5 million (50% of the net proceeds) will be contributed to United Bank;

•	$5.6 million (8.6% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of 8% of the shares of common stock sold in the offering and issued to United Charitable Foundation; and

•	$27.0 million (41.4% of the net proceeds) will be retained by us.

We may use the net proceeds of the offering to invest in securities, to deposit funds in United Bank, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. United Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally, through branching or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither United Bank nor United Financial Bancorp, Inc. is considering any specific material acquisition transaction at this time.

Tax Consequences of the Offering

The offering will result in no taxable gain or loss to United Mutual Holding Company, United Financial Bancorp, Inc. or United Bank, or to depositors who have a priority right to subscribe for shares of common stock in the offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors who receive nontransferable subscription rights. We discuss these matters in greater detail at page 133 of this prospectus.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond August 15, 2005.

Funds that you use to purchase shares of our common stock in the offering will be held in an interest-bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the offering on May 16, 2005; however, because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond August 15, 2005.

Restrictions on the Acquisition of United Financial Bancorp, Inc. and United Bank

Federal regulations, as well as provisions contained in the charter and bylaws of United Bank, restrict the ability of any person, firm or entity to acquire United Financial Bancorp, Inc., United Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of United Financial Bancorp, Inc. or United Bank. Because a majority of the shares of outstanding common stock of United Financial Bancorp, Inc. must be owned by United Mutual Holding Company, any acquisition of United Financial Bancorp, Inc. must be approved by United Mutual Holding Company, and United Mutual Holding Company would not be required to pursue or approve a sale of United Financial Bancorp, Inc. even if such sale were favored by a majority of United Financial Bancorp, Inc.’s public stockholders.

Possible Conversion of United Mutual Holding Company to Stock Form

In the future, United Mutual Holding Company may convert from the mutual to capital stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of United Bank would have subscription rights to purchase common stock of United Financial Bancorp, Inc. or its successor, and the public stockholders of United Financial Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by United Mutual Holding Company. United Financial Bancorp, Inc.’s public stockholders, therefore, would own approximately the same percentage of the resulting stock holding company as they owned prior to the second-step conversion.

The Board of Directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of United Financial Bancorp, Inc. common stock (excluding shares held by United Mutual Holding Company) and the approval of a majority of the votes held by depositors of United Bank, with depositors entitled to cast one vote per $100 on deposit at United Bank (up to a maximum of 1,000 votes).

Proposed Stock Purchases by Management

United Financial Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase approximately 157,000 shares of common stock in the offering, which represents 2.71% of the shares sold to the public and 1.21% of the total shares to be outstanding after the offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Offering

If you have any questions regarding the offering, please call the Stock Information Center at (413) 788-3333, Monday through Friday between 8:30 a.m. and 4:00 p.m., Massachusetts time. The Stock Information Center is located at our main office at 95 Elm Street, West Springfield, Massachusetts 01089.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the common stock.

Risks Related to Our Business

Future Changes in Interest Rates Could Reduce Our Profits

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid thereby requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk” on page 61.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable rate loans.

As of December 31, 2004, we were servicing loans sold to third parties totaling $52.2 million, and the mortgage servicing rights associated with such loans had a book value, at such date, of $199,000. Generally, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall, because the estimated life and estimated income from the underlying loans increase with rising interest rates and decrease with falling interest rates.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At December 31, 2004, the fair value of our agency securities, mortgage-backed securities and corporate debt obligations, all classified as available for sale, totaled $152.1 million. Unrealized net losses on these available-for-sale securities totaled $700,000 at December 31, 2004 and are reported as a separate component of stockholder’s equity. Further decreases in the fair value of securities available for sale in future periods would have an adverse effect on stockholder’s equity.

We evaluate interest rate sensitivity using a model prepared by the Office of Thrift Supervision that estimates the change in United Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2004, in the event of an immediate 200 basis point increase in interest rates, the model projects that we would experience a $20.9 million, or 24.0%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk” on page 61.

Because We Intend to Increase Our Commercial Real Estate and Commercial and Industrial Loan Originations, Our Lending Risk Will Increase and Downturns in the Real Estate Market or Local Economy Could Adversely Affect Our Earnings.

At December 31, 2004, our portfolio of commercial real estate loans totaled $137.8 million, or 24.0% of our total loans, and our portfolio of commercial and industrial loans totaled $56.3 million, or 9.8% of our total loans. These loans have increased as a percentage of our total loan portfolio in recent years. These loans generally have more risk than one-to four-family residential mortgage loans. Because the repayment of commercial real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. Many of our borrowers also have more than one commercial real estate or commercial and industrial loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate or commercial and industrial loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Because we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any such increase to our allowance for loan losses would adversely affect our earnings.

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Particularly, in recent years, the prices of real estate have significantly increased in our market area. Because we originate a significant number of mortgage loans secured by residential real estate, decreases in real estate values could adversely affect the value of property used as collateral for such loans. At December 31, 2004, loans secured by residential real estate, including home equity loans and lines of credit, represented 57.6% of our total loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of December 31, 2004, the unemployment rates in Hampden and Hampshire Counties, Massachusetts were 5.0% and 3.0%, respectively, which were lower than the national average of 5.1%. At that same date, the Massachusetts unemployment rate was 4.1%.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings and cooperative institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Recently, the largest regional financial institution in our market area agreed to be acquired by a substantially larger money-center bank, which we expect will increase competition in our market area. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of United Bank—Competition.”

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. While our allowance for loan losses was 1.0% of total loans and 152.0% of non-performing loans at December 31, 2004, both higher than our peer group of financial institutions, material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering

The Future Price of the Common Stock May Be Less Than the Purchase Price in the Offering.

We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of United Financial Bancorp, Inc. and the outlook for the financial institutions industry in general.

There May be a Limited Trading Market in Our Common Stock, Which May Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

United Financial Bancorp, Inc. has never issued common stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will be quoted on the Nasdaq National Market. It is possible that an active and liquid trading market in shares of our common stock will not develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see “Market for the Common Stock.”

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2004, our return on average equity was 9.25%, compared to a return on average equity of 8.43% for all publicly traded savings institutions. Following the offering, we expect our consolidated equity to increase from $62.3 million to between $104.6 million at the minimum and $128.8 million at the adjusted maximum of the offering range. We expect our return on equity to remain below the industry average until we are able to leverage the additional capital we receive from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based incentive plan we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2005.

We intend to establish a charitable foundation in connection with the offering. We will make a contribution to the charitable foundation in the form of shares of United Financial Bancorp, Inc. common stock and $150,000 in cash. At the midpoint of the offering range, we will contribute 260,204 shares of common stock to the charitable foundation, which equals 2.0% of the shares of common stock outstanding following the offering. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2005 fiscal year by approximately $1,651,224 at the midpoint of the offering range. Persons purchasing shares in the offering will have their ownership and voting interests in United Financial Bancorp, Inc. diluted by 2.0% due to the issuance of shares of common stock to the charitable foundation.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.

We believe that the contribution to United Charitable Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and issued to United Charitable Foundation with funds borrowed from United Financial Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $4,121,790 at the minimum of the offering range and $6,413,020 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. Under Office of Thrift Supervision regulations, we are authorized to grant awards of stocks or options under one or more stock-based incentive plans, in an amount up to 25% of the number of shares of common stock held by persons other than United Mutual Holding Company. The number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to United Charitable Foundation and to United Mutual Holding Company. However, if we grant additional shares of common stock or options in excess of these amounts (which grants currently would require Office of Thrift Supervision non-objection) such grants would increase our costs further.

The shares of common stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. (These stock grants or awards are sometimes referred to in this prospectus and pro forma data tables as shares awarded under our recognition and retention plan.) If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by United Financial Bancorp, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $2,167,500 at the minimum of the offering range and $3,372,370 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

Finally, new accounting rules will require public companies to recognize in the income statement the grant-date fair value of stock options, by their first fiscal year beginning after June 15, 2005. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. This could result in significant compensation and benefits expense. When we record an expense for the grant of options using the fair value method as described in the new accounting rules, we will incur significant compensation and benefits expense. As discussed in the Management’s Discussion and Analysis section of this prospectus, and based on certain assumptions discussed there, we estimate this annual expense would be approximately $658,000 on a pre-tax basis, assuming the adjusted maximum number of shares is sold in the offering.

The Implementation of Stock-Based Incentive Plans May Dilute Your Ownership Interest.

We intend to adopt a stock-based incentive plan following the offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by United Mutual Holding Company) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of shares of common stock under the plan in an amount equal to 4.90% and 1.96%, respectively, of the shares issued in the offering, including shares issued to United Charitable Foundation and to United Mutual Holding Company.

We Have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Use Such Proceeds Could Hurt Our Profits.

United Financial Bancorp, Inc. will use a portion of the net proceeds to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in United Bank, acquire other financial services companies or for other general corporate purposes. United Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. In addition, we intend to expand our presence within and outside our primary market area through acquisitions and de novo branching, which may negatively impact our earnings until these branches achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Persons Who Purchase Stock in the Offering Will Own a Minority of United Financial Bancorp, Inc.’s Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

Public stockholders will own a minority of the outstanding shares of United Financial Bancorp, Inc.’s common stock. As a result, stockholders other than United Mutual Holding Company will not be able to exercise voting control over most matters put to a vote of stockholders. United Mutual Holding Company will own a majority of United Financial Bancorp, Inc.’s common stock after the offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and certain officers who manage United Financial Bancorp, Inc. and United Bank also manage United Mutual Holding Company. Further, these same directors and officers are expected to purchase an aggregate of 2.71% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public stockholders who own a minority of the outstanding shares. The only matters as to which stockholders other than United Mutual Holding Company will be able to exercise voting control include any proposal to implement a stock-based incentive plan after the completion of the offering or for a second-step stock conversion. In addition, United Mutual Holding Company may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our Stock Value May be Negatively Affected by Federal Regulations Restricting Takeovers and Our Mutual Holding Company Structure.

Federal Regulations Restricting Takeovers. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See “Restrictions on the Acquisition of United Financial Bancorp, Inc. and United Bank” on page 147 for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The Mutual Holding Company Structure May Impede Takeovers. United Mutual Holding Company, as the majority stockholder of United Financial Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire United Financial Bancorp, Inc. Accordingly, United Mutual Holding Company may prevent the sale of control or merger of United Financial Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of United Financial Bancorp, Inc.

The Corporate Governance Provisions in our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock From Obtaining Representation on Our Board of Directors.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our Board of Directors. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that United Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit Acquisition of United Financial Bancorp, Inc., Which May Lower Our Stock Price.

Current Office of Thrift Supervision regulations permit a mutual holding company subsidiary to be acquired by a mutual institution or a mutual holding company in a so-called “remutualization” transaction. The possibility of a remutualization transaction and the successful completion of a small number of remutualization transactions where significant premiums have been paid to minority stockholders has resulted in some takeover speculation for mutual holding companies, which may be reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and the mutual interests of the mutual holding company and as raising issues concerning the effect on the mutual interests of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and to reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per-share stock price may be adversely affected.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the fiscal years presented is derived in part from the consolidated financial statements of United Financial Bancorp, Inc. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Selected Financial Condition Data:
Total assets	$772,008	$737,424	$623,563	$591,390	$549,682
Cash and cash equivalents	23,233	16,144	38,779	29,762	22,804
Investment securities available-for-sale	50,650	73,191	36,617	46,815	45,850
Investment securities held-to-maturity	2,498	2,175	737	544	9,499
Mortgage-backed securities available-for-sale	101,679	123,774	60,889	41,299	18,182
Trading account securities	—	—	—	2,454	3,051
Loans, net(1)	569,243	497,078	463,383	450,627	432,171
Deposits	613,672	594,748	533,704	489,362	457,798
FHLB advances	86,694	76,820	29,889	49,048	45,027
Other borrowings	4,317	4,218	1,146	1,832	1,981
Stockholder’s equity	62,255	57,050	52,612	46,192	40,697
Non-performing assets(2)	3,784	1,865	1,036	1,358	3,169

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Selected Operating Data:
Interest and dividend income	$36,795	$34,127	$36,345	$38,505	$36,925
Interest expense	12,148	11,583	14,703	18,686	20,142

Net interest income before provision for loan losses	24,647	22,544	21,642	19,819	16,783
Provision for loan losses	983	294	398	614	535

Net interest income after provision for loan losses	23,664	22,250	21,244	19,205	16,248
Non-interest income	4,906	5,352	4,186	4,289	3,571
Non-interest expense	19,214	17,785	16,971	15,602	13,651

Income before taxes	9,356	9,817	8,459	7,892	6,168
Income tax expense	3,828	3,917	3,270	3,078	2,390

Net income	$5,528	$5,900	$5,189	$4,814	$3,778

	At or For the Years Ended December 31,
	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data:
Performance Ratios(3):
Return on average assets	0.73%	0.86%	0.84%	0.85%	0.74%
Return on average equity	9.25	10.72	10.47	10.81	9.67
Average equity to average interest-earning assets	8.16	8.45	8.37	8.27	8.00
Equity to total assets at end of period(3)	8.06	7.74	8.44	7.81	7.40
Interest rate spread (4)	3.06	3.17	3.23	3.11	3.12
Net interest margin (5)	3.37	3.46	3.65	3.67	3.70
Average interest-earning assets to average interest-bearing liabilities	118.30	116.42	116.77	116.02	115.26
Total noninterest expense to average total assets	2.53	2.61	2.75	2.77	2.68
Efficiency ratio (6)	65.02%	63.75%	65.71%	64.72%	67.07%
Regulatory Capital Ratios(3):
Core capital	8.11%	7.76%	8.25%	7.80%	7.52%
Tangible capital	8.11	7.76	8.25	7.80	7.52
Risk-based capital	12.76	13.43	13.40	12.75	12.31
Asset Quality Ratios(3):
Non-performing assets as a percent of total assets(2)	0.49%	0.25%	0.17%	0.23%	0.58%
Non-performing loans as a percent of total loans(2)	0.66	0.36	0.21	0.29	0.73
Allowance for loan losses as a percent of total loans	1.00	1.02	1.05	1.03	1.04
Allowance for loan losses as a percent of non-performing loans(2)	151.96%	279.03%	507.63%	358.04%	142.66%
Number of full service customer facilities	11	11	11	10	10

(1)	The allowance for loan losses at December 31, 2004, 2003, 2002, 2001 and 2000 was $5.8 million, $5.1 million, $4.9 million, $4.7 million and $4.5 million, respectively.

(2)	Non-performing assets consist of non-performing loans and foreclosed real estate owned (“REO”). Non-performing loans consist of non-accrual and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(3)	Asset Quality Ratios and Regulatory Capital Ratios and the “equity to total assets” ratio are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4)	The interest rate spread represents the difference between weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(5)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(6)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth certain financial and other information of United Financial Bancorp, Inc. as of the dates and periods indicated. The financial data as of December 31, 2004 has been derived in part from the audited consolidated financial statements of United Financial Bancorp, Inc. and notes thereto presented elsewhere in this prospectus. The financial data as of March 31, 2005 and 2004 and for the three-month periods then ended have been derived in part from unaudited consolidated financial statements of United Financial Bancorp, Inc. which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of such information. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2005.

	At March 31, 2005	At December 31 2004
	(In thousands)
Selected Financial Condition Data:
Total assets	$796,008	$772,008
Cash and cash equivalents	27,797	23,233
Investment securities available-for-sale	57,753	50,650
Investment securities held-to-maturity	2,497	2,498
Mortgage-backed securities available-for-sale	116,536	101,679
Trading account securities	—	—
Loans, net	565,934	569,243
Deposits	638,062	613,672
FHLB advances	84,667	86,694
Other borrowings	6,254	4,317
Stockholder’s equity	62,465	62,255
Non-performing assets(1)	4,545	3,784

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Selected Operating Data:
Interest and dividend income	$9,775	$8,958
Interest expense	3,369	2,934

Net interest income before provision for loan losses	6,406	6,024
Provision for loan losses	275	113

Net interest income after provision for loan losses	6,131	5,911
Non-interest income	1,165	1,149
Non-interest expense	5,027	4,969

Income before taxes	2,269	2,091
Income tax expense	903	830

Net income	$1,366	$1,261

	At or For the Three Months Ended March 31,
	2005	2004
Selected Financial Ratios and Other Data:

Performance Ratios(2):
Return on average assets	0.69%	0.68%
Return on average equity	8.67	8.64
Average equity to average interest-earning assets	8.30	8.21
Equity to total assets at end of period(2)	7.85	7.95
Interest rate spread (3)	3.03	3.11
Net interest margin (4)	3.37	3.39
Average interest-earning assets to average interest-bearing liabilities	119.27	116.96
Total noninterest expense to average total assets	2.56	2.69
Efficiency ratio (5)	66.40%	69.27%

Regulatory Capital Ratios(2):
Core capital	8.03%	7.82%
Tangible capital	8.03	7.82
Risk-based capital	13.12	13.43

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets(1)	0.57%	0.17%
Non-performing loans as a percent of total loans(1)	0.78	0.24
Allowance for loan losses as a percent of total loans	1.07	1.03
Allowance for loan losses as a percent of non-performing loans(1)	137.46%	431.87%

Number of full service customer facilities	11	11

(1)	Non-performing assets consist of non-performing loans and foreclosed real estate owned (“REO”). Non-performing loans consist of non-accrual and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(2)	Asset Quality Ratios and Regulatory Capital Ratios and the “equity to total assets” ratio are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)	The interest rate spread represents the difference between weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at March 31, 2005 and December 31, 2004

Total assets increased $24.0 million, or 3.1%, to $796.0 million at March 31, 2005 from $772.0 million at December 31, 2004. The increase reflected growth of $22.0 million in investment securities and mortgage-backed securities available for sale, partially offset by a $3.3 million, or 0.6%, decrease in net loans. The growth in assets was funded by a $24.4 million, or 4.0%, increase in deposits.

Net loans decreased to $565.9 million at March 31, 2005 from $569.2 million at December 31, 2004. One- to four-family residential mortgage loans increased $3.8 million, or 1.2%, to $334.7 million at March 31, 2005 from $330.8 million at December 31, 2004, reflecting continued demand in our primary market area for residential mortgage loans.

Commercial real estate loans increased $2.6 million, or 1.9%, while commercial and industrial loans decreased $5.5 million, or 9.9%. The increase in commercial real estate loans reflected our continued efforts to diversify our lending activities and improve our interest rate spread by increasing our origination of these generally higher-yielding loans. The decrease in commercial and industrial loans resulted from a payoff of a participation loan. Construction loans decreased $3.1 million, or 10.3%, to $26.8 million at March 31, 2005, reflecting completion of construction projects.

Securities available for sale increased $22.0 million, or 14.4%, to $174.3 million at March 31, 2005 from $152.3 million at December 31, 2004. The increase reflected the deployment of funds provided by deposit growth.

Total cash and cash equivalents increased $4.6 million, or 19.6%, to $27.8 million at March 31, 2005 from $23.2 million at December 31, 2004, reflecting routine fluctuations in cash balances.

Total deposits increased $24.4 million, or 4.0%, to $638.1 million at March 31, 2005 from $613.7 million at December 31, 2004. The increase primarily reflected continued growth in certificate of deposit accounts, which increased to $224.1 million at March 31, 2005, from $204.7 million at December 31, 2004. Federal Home Loan Bank advances decreased $2.0 million, or 2.3%, to $84.7 million at March 31, 2005 from $86.7 million at December 31, 2004. The slight decrease in advances reflected the growth of deposits as our primary funding source. Repurchase agreements increased to $6.3 million at March 31, 2005 from $4.3 million at December 31, 2004, reflecting routine fluctuations in these overnight accounts.

Total stockholder’s equity increased $210,000, or 0.3%, to $62.5 million at March 31, 2005 from $62.3 million at December 31, 2004. The increase reflected net income of $1.4 million for the three months ended March 31, 2005 partially offset by an increase in the accumulated other comprehensive loss of $1.2 million caused by an increase in intermediate-term interest rates in the debt securities markets.

Comparison of Operating Results for the Three Months Ended March 31, 2005 and 2004

Net Income. Net income increased $105,000, or 8.3%, to $1.4 million for the three months ended March 31, 2005 from $1.3 million for the three months ended March 31, 2004. The increase primarily resulted from increased net interest income and noninterest income, partially offset by a higher provision for loan losses and higher noninterest expense.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses increased $382,000, or 6.3%, to $6.4 million for the three months ended March 31, 2005. The increase reflected a $38.7 million, or 5.4%, increase in the average balance of total interest earning assets to $759.2 million for the three months ended March 31, 2005, which more than offset an 8 basis point decrease in our interest rate spread to 3.03% from 3.11%.

Interest Income. Interest income increased $817,000, or 9.1%, to $9.8 million for the three months ended March 31, 2005 from $9.0 million for the prior year period. The increase resulted from a $47.9 million, or 6.7%, increase in the average balance of total interest-earning assets, as well as an 11 basis point increase in the average yield on such assets to 5.15% for the three months ended March 31, 2005 from 5.04% for the prior year period. Interest income attributable to loans increased $1.0 million, or 14.6%, to $8.1 million for the three months ended March 31, 2005 from $7.1 million for the prior year period. The increase in interest earned on loans was due to the $68.8 million, or 13.6%, increase in the average balance of loans, coupled with a 5 basis point increase in the yield earned on such loans to 5.65% from 5.60%, as the continued low market interest rate environment combined with strong demand for residential financing in our primary market area resulted in our loan originations more than offsetting loan prepayments. Interest earned on investment securities, including mortgage-backed securities, decreased $316,000, or 17.1%, to $1.5 million for the three months ended March 31, 2005, from $1.8 million for the prior year period. The decrease reflected the lower average balance of such securities of $33.5 million, or 17.0%.

Interest Expense. Interest expense increased $435,000, or 14.8%, to $3.4 million for the three months ended March 31, 2005 from $2.9 million for the prior year period. The increase in interest expense was due to the $28.3 million, or 4.7%, increase in the average balance of interest-bearing liabilities to $636.6 million for the three months ended March 31, 2005 from $608.2 million for the prior year period, coupled with the increase in the average cost of such liabilities to 2.12% for the three months ended March 31, 2005 from 1.93% for the prior year period. The interest paid on deposits increased by $345,000, or 15.4%, reflecting an increase in the average cost of such deposits to 1.90% from 1.71%, while the average balance of such deposits increased by $21.9 million, or 4.2%, as we continued to expand deposit balances to fund loan growth. The interest paid on savings accounts, money market and NOW accounts, and certificates of deposit all increased. Interest paid on Federal Home Loan Bank advances increased by $90,000, or 13.8%, reflecting an increase in the average balance of such advances to $85.4 million for the three months ended March 31, 2005 from $79.3 million for the prior year period, coupled with an increase in the average cost of such advances to 3.48% from 3.29%.

Provision for Loan Losses. The provision for loan losses was $275,000 for the three months ended March 31, 2005 as compared to $113,000 for the three months ended March 31, 2004. The increase in the provision was due to a higher proportion in our loan portfolio of commercial real estate loans and commercial and industrial loans, and higher adversely classified loans (up 8.0%) and higher nonperforming loans (up 376.2%) in 2005 as compared to 2004.

While non-performing loans have gradually increased from 0.21% of total loans at December 31, 2002 to 0.78% of total loans at March 31, 2005, the increase in non-performing loans during the quarter ended March 31, 2005 was primarily due to three delinquent loans, all of which are collateralized by either residential real estate, commercial real estate or non-real estate assets. We expect that the collateral for these loans as well as the implementation of our normal collection procedures will result in a resolution of these delinquencies without loss to the Company. The allowance for loan losses was $6.1 million, or 1.07% of loans outstanding on March 31, 2005.

Noninterest Income. Noninterest income increased $16,000, or 1.4%, to $1.2 million for the three months ended March 31, 2005. Fee income on depositors’ accounts increased $114,000 to $897,000 for the three months ended March 31, 2005, reflecting growth in deposits to $638.1 million at March 31, 2005. This increase was partially offset by a $110,000 decrease in gains on the sale of securities for the three months ended March 31, 2005 compared to the earlier year period.

Noninterest Expense. Noninterest expense increased 1.2% to $5.03 million for the three months ended March 31, 2005 from $4.97 million for the prior year period. The increase reflected salary and employee benefits increases as well as increased staffing, which was partially offset by higher expenses in the 2004 period related to the conversion of United Bank to a federal charter.

Income Tax Expense. Income tax expense increased to $903,000 for the three months ended March 31, 2005 from $830,000 for the prior year. The effective tax rate was 39.8% and 39.7% for the three months ended March 31, 2005 and 2004, respectively.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 20.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $47.8 million and $65.1 million, or $75.0 million if the offering is increased by 15%.

United Financial Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in Thousands)
Offering proceeds	$49,311		$58,013		$66,714		$76,722
Less:
Offering expenses, excluding underwriting commissions and expenses	(975)		(975)		(975)		(975)
Underwriting commissions and expenses	(496)		(575)		(655)		(747)

Net offering proceeds	47,840	100.0%	56,463	100.0%	65,084	100.0%	75,000	100.0%
Less:
Proceeds contributed to United Bank	23,920	50.0%	28,231	50.0%	32,542	50.0%	37,500	50.0%
Proceeds used for loan to employee stock ownership plan	4,122	8.6%	4,849	8.6%	5,577	8.6%	6,413	8.6%

Proceeds retained by United Financial Bancorp, Inc.	$19,798	41.4%	$23,383	41.4%	$26,965	41.4%	$31,087	41.4%

The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of United Bank’s deposits. In all instances, United Bank will receive at least 50% of the net proceeds of the offering.

We are undertaking the offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

United Financial Bancorp, Inc. may use the proceeds it retains from the offering:

•	to finance the purchase of common stock in the offering by United Bank’s employee stock ownership plan;

•	to invest in securities;

•	to deposit funds in United Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to our stockholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no material transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loans that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

United Bank may use the proceeds it receives from the offering:

•	to fund new loans;

•	to support new products and services;

•	to invest in securities;

•	to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although no material acquisitions are specifically being considered at this time; and

•	for general corporate purposes.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — We have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Use Such Proceeds Could Reduce Our

Return on Stockholders’ Equity and Could Hurt Our Profits” and “Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.”

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While our Board of Directors currently intends to declare dividends, it has not yet determined the amount and timing of any dividend payments. The amount of any dividend payments will depend upon a number of factors, including capital requirements, United Financial Bancorp, Inc.’s and United Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. United Bank will file consolidated tax returns with United Financial Bancorp, Inc. Accordingly, it is anticipated that any cash distributions made by United Financial Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our charter, United Financial Bancorp, Inc. is authorized to issue preferred stock. If United Financial Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on United Financial Bancorp, Inc. common stock, see “Description of Capital Stock of United Financial Bancorp, Inc.—Common Stock—Distributions” on page 150. Dividends from United Financial Bancorp, Inc. will depend, in part, upon receipt of dividends from United Bank, because United Financial Bancorp, Inc. initially will have no source of income other than dividends from United Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions” on page 98.

Any payment of dividends by United Bank to United Financial Bancorp, Inc. which would be deemed to be drawn out of United Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by United Bank on the amount of earnings deemed to be removed from the reserves for such distribution. United Bank does not intend to make any distribution to United Financial Bancorp, Inc. that would create such a federal tax liability. See “Federal and State Taxation” on page 95.

Additionally, pursuant to Office of Thrift Supervision regulations, during the five-year period following the offering, United Financial Bancorp, Inc. will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

If United Financial Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to United Mutual Holding Company, unless United Mutual Holding Company elects to waive the receipt of dividends. We anticipate that United Mutual Holding Company will waive any dividends paid by United Financial Bancorp, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by United Mutual Holding Company in the event United Mutual Holding Company converts to stock form. See “Supervision and Regulation – Holding Company Regulation” on page 105.

MARKET FOR THE COMMON STOCK

United Financial Bancorp, Inc. has never issued capital stock (except for the 100 shares issued to United Mutual Holding Company in connection with the mutual holding company reorganization completed in 2004). We anticipate that our common stock will be quoted on the Nasdaq National Market under the symbol “UBNK.” We will try to have at least four market makers to make a market in our common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. While we will attempt before completion of the offering to obtain commitments from at least three other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At December 31, 2004, United Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of December 31, 2004, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, United Bank received 50% of the estimated net proceeds and 50% of the net proceeds are retained by United Financial Bancorp, Inc. Accordingly, proceeds received by United Bank have been assumed to equal $23.9 million, $28.2 million, $32.5 million and $37.5 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at December 31, 2004, Based upon the Sale of
	Historical at December 31, 2004		4,931,063 Shares at Minimum of Offering Range		5,801,250 Shares at Midpoint of Offering Range		6,671,438 Shares at Maximum of Offering Range		7,672,153 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in Thousands)
GAAP capital	$62,143	8.05%	$79,684	10.09%	$82,885	10.45%	$86,086	10.81%	$89,767	11.22%

Tangible capital:
Tangible capital (3)(4)(7)	$62,535	8.09%	$80,076	10.14%	$83,277	10.50%	$86,478	10.86%	$90,159	11.27%
Requirement	11,588	1.50	11,851	1.50	11,899	1.50	11,947	1.50	12,002	1.50

Excess	$50,947	6.59%	$68,225	8.64%	$71,378	9.00%	$74,531	9.36%	$78,157	9.77%

Core capital:
Core capital (3)(4)(7)	$62,535	8.09%	$80,076	10.14%	$83,277	10.50%	$86,478	10.86%	$90,159	11.27%
Requirement (5)	30,901	4.00	31,602	4.00	31,730	4.00	31,858	4.00	32,006	4.00

Excess	$31,634	4.09%	$48,474	6.14%	$51,547	6.50%	$54,620	6.86%	$58,153	7.27%

Tier I Risk based (3)(4)(7)	$62,535	11.67%	$80,076	14.84%	$83,277	15.42%	$86,478	15.99%	$90,159	16.65%
Requirement(5)	21,439	4.00	21,580	4.00	21,605	4.00	21,631	4.00	21,660	4.00

Excess	$41,096	7.67%	$58,496	10.84%	$61,672	11.42%	$64,846	11.99%	$68,498	12.65%

Risk-based capital:
Risk-based capital (4)(6)(7)	$68,285	12.74%	$85,826	15.91%	$89,027	16.48%	$92,228	17.05%	$95,909	17.71%
Requirement	42,879	8.00	43,159	8.00	43,210	8.00	43,262	8.00	43,321	8.00

Excess	$25,406	4.74%	$42,666	7.91%	$45,817	8.48%	$48,966	9.05%	$52,588	9.71%

Reconciliation of capital infused into United Bank:
Net proceeds			$23,920		$28,231		$32,542		$37,500
Less:
Common stock acquired by employee stock ownership plan			(4,122)		(4,849)		(5,577)		(6,413)
Common stock acquired by stock-based incentive plan			(2,167)		(2,550)		(2,932)		(3,372)
After tax cash contribution to foundation			(90)		(90)		(90)		(90)

Pro forma increase in GAAP and regulatory capital			$17,541		$20,742		$23,943		$27,624

					(footnotes on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.

(2)	Based on pre-conversion adjusted total assets of $772.5 million for the purposes of the tangible and core capital requirements, and risk-weighted assets of $536.0 million for the purposes of the risk-based capital requirement.

(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma capital levels assume that United Financial Bancorp, Inc. funds the stock-based incentive plan with purchases in the open market of 1.96% of the outstanding shares of common stock following the offering (including shares issued to United Charitable Foundation and to United Mutual Holding Company) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the offering and issued to United Charitable Foundation with funds borrowed from United Financial Bancorp, Inc. United Bank’s pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans and the cash contribution to United Charitable Foundation. See “Management” on page 108 for a discussion of the stock-based incentive plan and employee stock ownership plan.

(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation — Standards for Safety and Soundness— and Capital Requirements” on pages 101 and 97, respectively.

(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

(7)	Pro forma capital levels assume receipt by United Bank of 50% of the net proceeds from the sale of common stock in the offering.

CAPITALIZATION

The following table presents the historical consolidated capitalization of United Financial Bancorp, Inc. at December 31, 2004, and the pro forma consolidated capitalization of United Financial Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization of United Financial Bancorp, Inc. Based Upon the Sale for $10.00 Per Share of
	United Financial Bancorp, Inc. Historical Capitalization	4,931,063 Shares at Minimum of Offering Range	5,801,250 Shares at Midpoint of Offering Range	6,671,438 Shares at Maximum of Offering Range	7,672,153 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars In Thousands)
Deposits (2)	$613,672	$613,672	$613,672	$613,672	$613,672
Borrowings(3)	91,011	91,011	91,011	91,011	91,011

Total Deposits and Borrowings	$704,683	$704,683	$704,683	$704,683	$704,683

Stockholders’ equity:
Preferred Stock, $0.01 par value per share, 5,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
60,000,000 shares authorized; shares to be issued as reflected	—	111	130	150	172
Additional paid-in capital (4)	—	49,941	58,934	67,927	78,268
Retained earnings	62,667	62,667	62,667	62,667	62,667
Less:
Expense of stock contribution to foundation	—	(2,212)	(2,602)	(2,992)	(3,441)
Expense of cash contribution to foundation	—	(150)	(150)	(150)	(150)
Common Stock acquired by employee stock ownership plan (5)	—	(4,122)	(4,849)	(5,577)	(6,413)
Common Stock acquired by stock-based incentive plan (6)	—	(2,167)	(2,550)	(2,932)	(3,372)
Plus:
Tax benefit of contribution to foundation (7)	—	945	1,101	1,257	1,436
Accumulated other comprehensive income	(412)	(412)	(412)	(412)	(412)

Total stockholders’ equity (8)	$62,255	$104,601	$112,269	$119,937	$128,755

Pro forma shares outstanding:
Total shares outstanding(9)		11,058,673	13,010,204	14,961,735	17,205,995
Shares issued to United Mutual Holding Company(9)		5,906,437	6,948,750	7,991,062	9,189,722
Shares offered for sale		4,931,063	5,801,250	6,671,438	7,672,153
Shares issued to United Charitable Foundation		221,173	260,204	299,235	344,120
Total stockholders’ equity as a percentage of pro forma total assets	8.06%	12.84%	13.66%	14.46%	15.36%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	Includes securities sold under agreements to repurchase. See “Business of United Bank-Sources of Funds-Borrowings.”

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net conversion proceeds plus the market value of the shares issued to the charitable foundation at the offering price of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to the stock-based incentive plan that United Financial Bancorp, Inc. expects to adopt. The stock issuance plan permits United Financial Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than United Mutual Holding Company. The stock-based incentive plan will not be implemented for at least six months after the offering and until it has been approved by the stockholders.

(5)	Assumes that 8% of the shares of common stock sold in the offering and issued to United Charitable Foundation will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from United Financial Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. United Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”

(footnotes continued on following page)

(6)	Assumes that subsequent to the offering, 1.96% of the outstanding shares of common stock (including shares issued to United Charitable Foundation and to United Mutual Holding Company) are purchased (with funds provided by United Financial Bancorp, Inc.) by the stock-based incentive plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the stock-based incentive plan is reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits United Financial Bancorp, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than United Mutual Holding Company. The stock-based incentive plan will not be implemented for at least six months after the offering and until it has been approved by stockholders. See “Pro Forma Data” for a discussion of the potential dilutive impact of the award of shares under these plans.

(7)	Represents the tax effect of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of United Financial Bancorp, Inc.’s annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(8)	Total stockholders’ equity equals GAAP capital.

(9)	United Financial Bancorp, Inc. issued 100 shares of its common stock to United Mutual Holding Company in connection with our mutual holding company reorganization in 2004.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $47.8 million and $65.1 million, or $75.0 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and issued to United Charitable Foundation with a loan from United Financial Bancorp, Inc. The loan will be repaid in substantially equal principal payments over a period of 20 years;

•	expenses of the offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., are estimated to be $974,500;

•	157,000 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, excluding any shares purchased by any employee benefit plans, the foundation and any of our directors, officers or employees or members of their immediate families.

We calculated the pro forma consolidated net income and stockholders’ equity of United Financial Bancorp, Inc. for the year ended December 31, 2004 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 2.75% for the year ended December 31, 2004, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the period. We believe this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 40.0% for the period. This results in an annualized after-tax yield of 1.65% for the year ended December 31, 2004.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of a stock-based incentive plan. Subject to the receipt of stockholder approvals, we have assumed that the stock-based incentive plan will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock, including shares issued to United Charitable Foundation and to United Mutual

Holding Company, at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The stock issuance plan provides that we may grant awards of stock or options under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than United Mutual Holding Company. However, any awards of stock in excess of 1.96% of the outstanding shares, including shares issued to United Charitable Foundation and to United Mutual Holding Company, currently would require prior approval of the Office of Thrift Supervision.

The pro forma table gives effect to the implementation of a stock-based incentive plan. Subject to receipt of stockholder approval, we have assumed that the stock-based incentive plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to United Mutual Holding Company and to United Charitable Foundation). In preparing the table below, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.90 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.62% for the common stock based on an index of publicly traded mutual holding companies, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.14%. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 40.0%) for a deduction equal to the grant-date fair value of the options. The stock issuance plan provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than United Mutual Holding Company. However, any awards of options in excess of 4.90% of our outstanding shares, including shares issued to United Charitable Foundation and to United Mutual Holding Company, would require prior approval of the Office of Thrift Supervision.

As discussed under “How We Intend to Use the Proceeds from the Offering,” United Financial Bancorp, Inc. intends to retain 50% of the net proceeds from the offering, at the minimum and maximum, as adjusted of the offering range (a portion of which will be used to make a loan to the employee stock ownership plan) and to contribute the remaining net proceeds from the offering to United Bank. United Financial Bancorp, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	United Financial Bancorp, Inc.’s results of operations after the offering; or

•	changes in the market price of the common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of United Financial Bancorp, Inc., computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

	At or For the Year Ended December 31, 2004 Based Upon the Sale at $10.00 Per Share of
	4,931,063 Shares Minimum of Estimated Offering Range	5,801,250 Shares of Midpoint of Estimated Offering Range	6,671,438 Shares of Maximum of Estimated Offering Range	7,672,153 Shares 15% Above Estimated Offering Range (1)
	(Dollars in Thousands, Except Per Share Amount)
Gross proceeds of offering	$49,311	$58,013	$66,714	$76,722
Plus: Market value of shares issued to the Foundation	2,212	2,602	2,992	3,441

Market value of offering and Foundation shares	$51,522	$60,615	$69,707	$80,163

Gross proceeds of offering	$49,311	$58,013	$66,714	$76,722
Less: Expenses	(1,471)	(1,550)	(1,630)	(1,722)

Estimated net proceeds	$47,840	$56,463	$65,084	$75,000
Less: Cash contribution to foundation	(150)	(150)	(150)	(150)
Less: Common stock acquired by employee stock ownership plan (2)	(4,122)	(4,849)	(5,577)	(6,413)
Less: Common stock acquired by recognition and retention plan (3)	(2,167)	(2,550)	(2,932)	(3,372)

Estimated net proceeds after adjustment for stock benefit plans	$41,400	$48,914	$56,425	$65,064

For the Year Ended December 31, 2004:
Net income:
Historical	$5,528	$5,528	$5,528	$5,528
Pro forma adjustments:
Income on adjusted net proceeds	683	807	931	1,074
Employee stock ownership plan (2)	(124)	(145)	(167)	(192)
Stock option plan (4)	(380)	(448)	(515)	(592)
Recognition and retention plan (3)	(260)	(306)	(352)	(405)

Pro forma net income	$5,447	$5,436	$5,425	$5,413

Net income per share:
Historical	$0.52	$0.44	$0.38	$0.33
Pro forma adjustments:
Income on adjusted net proceeds	0.06	0.06	0.06	0.06
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock option plan (4)	(0.04)	(0.04)	(0.04)	(0.04)
Recognition and retention plan (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (2)(3)(4)	$0.51	$0.43	$0.37	$0.32

Offering price to pro forma net income per share	19.61x	23.26x	27.03x	31.25x
Shares considered outstanding in calculating pro forma net income per share	10,667,103	12,549,533	14,431,963	16,596,758

At December 31, 2004:
Stockholders’ equity:
Historical	$62,255	$62,255	$62,255	$62,255
Estimated net proceeds	47,840	56,463	65,084	75,000
Shares issued to the charitable foundation	2,212	2,602	2,992	3,441
Tax benefit of contributions to the charitable foundation	945	1,101	1,257	1,436
Less:
Shares issued to the charitable foundation	(2,212)	(2,602)	(2,992)	(3,441)
Cash contribution to foundation	(150)	(150)	(150)	(150)
Common stock acquired by employee stock ownership plan (2)	(4,122)	(4,849)	(5,577)	(6,413)
Common stock acquired by recognition and retention plan (3)	(2,167)	(2,550)	(2,932)	(3,372)

Pro forma stockholders’ equity (5)	$104,601	$112,270	$119,937	$128,756

Stockholders’ equity per share:
Historical	$5.63	$4.79	$4.16	$3.62
Estimated net proceeds	4.33	4.34	4.35	4.36
Shares issued to the charitable foundation	0.20	0.20	0.20	0.20
Tax benefit of contribution to the charitable foundation	0.09	0.08	0.08	0.08
Less:
Shares contributed to the charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Cash contribution to foundation	(0.01)	(0.01)	(0.01)	(0.01)
Common stock acquired by employee stock ownership plan (2)	(0.37)	(0.37)	(0.37)	(0.37)
Common stock acquired by recognition and retention plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(4)(5)	$9.47	$8.63	$8.01	$7.48

Offering price as percentage of pro forma stockholders’ equity per share	105.60%	115.87%	124.84%	133.69%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	11,058,673	13,010,204	14,961,735	17,205,995
Foundation ownership	2.00%	2.00%	2.00%	2.00%
Public ownership	44.59%	44.59%	44.59%	44.59%

(Footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that 8% of the shares sold in the offering and issued to United Charitable Foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from United Financial Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. United Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. United Bank’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) United Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 20,609, 24,246, 27,883 and 32,065 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 20-year loan term), were committed to be released during the year ended December 31, 2004, at an average fair value equal to the price for which the shares are sold in the offering in accordance with Statement of Position (“SOP”) 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to United Charitable Foundation and to United Mutual Holding Company, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2004. Funds used by the stock-based incentive plan to purchase the shares will be contributed by United Financial Bancorp, Inc. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of United Financial Bancorp, Inc., our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.92% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2004	Minimum	Midpoint	Maximum	Adjusted Maximum
Pro forma net income per share	$0.51	$0.43	$0.37	$0.32
Pro forma stockholders’ equity per share	9.47	8.63	8.01	7.48

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by United Financial Bancorp, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of outstanding shares, including shares issued to United Mutual Holding Company and to United Charitable Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.90 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 40.0%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(5)	The retained earnings of United Bank will continue to be substantially restricted after the offering. See “Supervision and Regulation—Federal Banking Regulation.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the offering, RP Financial LC. estimates that the pro forma valuation of United Financial Bancorp, Inc. would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of United Financial Bancorp, Inc. is $110.6 million, $130.1 million, $149.6 million and $172.1 million with the charitable foundation, as compared to $113.6 million, $133.6 million, $153.6 million and $176.7 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that the pro forma market value of United Financial Bancorp, Inc. would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2004 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at December 31, 2004, with and without the charitable foundation.

	4,931,063 Shares Sold		5,801,250 Shares Sold		6,671,438 Shares Sold		7,672,153 Shares Sold
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$49,311	$52,908	$58,013	$62,245	$66,714	$71,582	$76,722	$82,319
Pro forma market capitalization of offering and foundation	51,522	52,908	60,615	62,245	69,707	71,582	80,163	82,319
Estimated full value	110,587	113,562	130,102	133,602	149,617	153,642	172,060	176,689
Total assets	814,353	816,952	822,022	825,064	829,690	833,175	838,509	842,503
Total liabilities	709,753	709,753	709,753	709,753	709,753	709,753	709,753	709,753
Pro forma stockholders’ equity	104,600	107,199	112,269	115,311	119,937	123,422	128,755	132,749
Pro forma net income	5,447	5,485	5,436	5,480	5,425	5,476	5,413	5,469
Pro forma stockholders’ equity per share	9.47	9.44	8.63	8.63	8.01	8.03	7.48	7.51
Pro forma net income per share	0.51	0.50	0.43	0.43	0.37	0.37	0.32	0.32
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	105.60%	105.93%	115.87%	115.87%	124.84%	124.53%	133.69%	133.16%
Offering price to pro forma net income per share	19.61x	20.00x	23.26x	23.26x	27.03x	27.03x	31.25x	31.25x
Pro forma financial ratios:
Return on assets	0.67%	0.67%	0.66%	0.66%	0.65%	0.66%	0.65%	0.65%
Return on equity	5.21	5.12	4.84	4.75	4.52	4.44	4.20	4.12
Equity to assets	12.84	13.12	13.66	13.98	14.46	14.81	15.36	15.76

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of United Financial Bancorp, Inc. and United Bank through a discussion of the factors affecting our financial condition at December 31, 2004 and December 31, 2003 and our consolidated results of operations for the years ended December 31, 2004, 2003 and 2002. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including mortgage-backed securities, other securities and corporate and municipal bonds) and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, money market accounts, transaction accounts, certificates of deposit and Federal Home Loan Bank advances. Net interest income before provision for loan losses increased $2.1 million, or 9.3%, to $24.6 million for the year ended December 31, 2004 from $22.5 million for the year ended December 31, 2003. The primary reason for the improvement in our net interest income was an $81.4 million, or 12.5%, increase in our average interest earning assets, to $732.4 million for the year ended December 31, 2004, reflecting strong demand for loans in our primary market area due to the continued low interest rate environment. While the low interest rate environment of recent years is not expected to continue, any negative impact of rising interest rates on our net interest rate spread would be mitigated to some extent by the net proceeds from the offering which will support the continued growth of our interest-earning assets in future periods.

Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of deposit account fees, financial services fees, increases in cash value-insurance, gains and losses on the sale of securities and miscellaneous other income. Noninterest expense currently consists primarily of compensation and employee benefits, data processing, occupancy, marketing and public relations, printing and office supplies, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Anticipated Increase in Non-Interest Expense

Following the completion of the offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of the stock-based incentive plan, if approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the offering (7,672,153):

•	the employee stock ownership plan will acquire 641,302 shares of common stock with a $6,413,020 loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $320,651 (assuming that the common stock maintains a value of $10.00 per share; the ultimate expense would be higher if the stock price is higher);

•	the stock-based incentive plan would grant options to purchase shares equal to 4.90% of the total outstanding shares (including shares issued to United Mutual Holding Company and to United Charitable Foundation), or 843,094 shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 4.14% (based on the ten-year Treasury rate) and the volatility rate on the common stock is 16.62% (based on an index of publicly traded mutual holding company institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.90 per option granted. Assuming this value is amortized over the five year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be approximately $658,000; and

•	the stock-based incentive plan would award a number of shares of common stock equal to 1.96% of the outstanding shares (including shares issued to United Mutual Holding Company and to United Charitable Foundation), or 337,237 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a five year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be approximately $674,474.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has a specific and general component. The specific component relates to loans that are delinquent or otherwise identified as a problem loan through the application of our loan review process and our loan grading system. All such loans are evaluated individually, with principal consideration given to the value of the collateral securing the loan. Specific allowances are established as required by this analysis. The general component is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. Over the past several years, we have emphasized the origination of commercial and industrial loans and loans secured by commercial real estate, and we intend to increase our origination of these loans in the future. In addition, we intend to expand our branch network in our primary market area which consists of Hampden and Hampshire Counties, Massachusetts. We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

•	Remaining a Community-Oriented Financial Institution. We were established in 1882 and have been operating continuously since that time, growing through internal growth and a series of five mutual-to-mutual business combinations which occurred between 1960 and 1994. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of individualized consumer and business financial services from our main office, ten branch offices and drive-up facility.

•	Expanding our Branch Network. We currently operate from 11 full-service banking offices and a drive-up only facility. We also maintain a financial services facility that offers insurance and investment products and financial planning services. We intend to evaluate new branch expansion opportunities, through acquisitions and de novo branching, to expand our presence within and outside our primary market area, including Northern Connecticut, and our current business plan calls for the acquisition and establishment of additional branch offices. In addition, we intend to evaluate acquisitions of other financial institutions, as opportunities present themselves.

•	Increasing our Commercial Real Estate and Commercial and Industrial Lending. We intend to continue to increase our origination of higher-yielding commercial real estate and commercial and industrial loans as a means of increasing our interest income. These loans also are generally originated with rates that are fixed for five years or less, which assists us in managing our interest rate risk. In support of this initiative we have recently supplemented our existing staff of commercial loan officers and intend to increase our resources of credit analysis and outside loan review. We originated $55.6 million of commercial real estate and $67.1 million of commercial and industrial loans during the year ended December 31, 2004. At December 31, 2004, our commercial real estate and commercial and industrial loans totaled $137.8 million and $56.3 million, respectively. The additional capital raised in the offering will increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs. Originating more commercial real estate and commercial and industrial loans exposes us to increased risks, as discussed in the Risk Factors section of this prospectus.

•	Maintaining High Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. We will continue to emphasize high asset quality as we expand the scope of our lending practices. Our non-performing assets at December 31, 2004 were $3.8 million, or 0.49% of total assets, and our net charge-offs were 0.06% of our average loans outstanding for the year ended December 31, 2004.

•	Increasing our Share of Lower-Cost Deposits. Our deposit gathering over the past few years has been characterized by a deliberate shift away from relatively high cost and volatile certificates of deposit to lower cost and more stable core deposits. This effort has enabled us to largely fund loan growth while maintaining a reasonable cost of funds. We attract core deposits with a targeted marketing program, a well established incentive-based cross-sales program and competitive rates. We intend to amplify these efforts to continue to attract core deposits as a prime funding source. At December 31, 2004, consumer and commercial demand deposits comprised 14.05% of our total deposits, compared to 14.60% of our total deposits at December 31, 2003.

•	Increasing and Diversifying our Sources of Non-interest Income. As we have increased our deposit accounts, we have increased the level of non-interest income derived from fees on these accounts. In addition, we have invested in bank-owned life insurance on certain of our officers, which has increased our non-interest income through the growing cash surrender value of this insurance over time. Finally, in 2002, we established United Financial Services Group as a division of United Bank to offer United Bank customers and others a complete range of non-deposit investment products and financial planning services, including mutual funds, debt, equity and government securities, insurance products, fixed and variable annuities, financial planning for individual and commercial customers and estate planning services. The sale of these services generates non-interest income and helps to reduce the exposure of our net income to changes in market interest rates. United Financial Services Group offers these services through Baystate Financial Services, LLC and its registered broker-dealer, New England Securities.

Comparison of Financial Condition at December 31, 2004 and 2003

Total assets increased $34.6 million, or 4.7%, to $772.0 million at December 31, 2004 from $737.4 million at December 31, 2003. The increase reflected substantial growth in net loans and in cash and cash equivalents, partially offset by a decrease in securities available for sale. The growth in net loans was partially funded by increases in both deposits ($18.9 million) and Federal Home Loan Bank of Boston advances ($9.9 million).

Net loans increased $72.2 million, or 14.5%, to $569.2 million at December 31, 2004 from $497.1 million at December 31, 2003. One- to four-family residential mortgage loans increased $33.9 million, or 11.4%, to $330.8 million at December 31, 2004, reflecting continued strong demand in our primary market area for residential mortgage loans, given the continued low interest rate environment. The increase also reflected management’s decision to retain substantially all originations of residential mortgage loans in portfolio. Commercial real estate loans and commercial and industrial loans increased $20.0 million, or 17.0%, and $18.4 million, or 38.7%, respectively, reflecting strengthening economic conditions in our primary market area as well as our continued efforts to diversify our lending activities and improve our net interest rate spread by increasing our origination of these generally higher-yielding loans. At December 31, 2004, commercial real estate loans and commercial and industrial loans represented 24.00% and 9.81%, respectively, of our total loan portfolio compared to 23.49% and 7.55%, respectively, at December 31, 2003. Construction loans increased $3.2 million, or 12.2%, to $29.8 million at December 31, 2004, also reflecting strengthening economic conditions in our market area, particularly for commercial construction loans.

Securities available for sale decreased $44.6 million, or 22.7%, to $152.3 million at December 31, 2004 from $197.0 million at December 31, 2003. The decrease reflected $31.8 million in principal repayments and prepayments on mortgage-backed securities and $21.0 million in calls of federal agency obligations in the low market interest rate environment that prevailed in 2004. Mortgage-backed securities decreased $22.1 million during 2004 to $101.7 million at December 31, 2004 from $123.8 million at December 31, 2003.

The shift in our mix of interest-earning assets to commercial loans from investment securities reflected our effort to improve our overall asset yield without increasing our exposure to interest rate risk. We originated higher-yielding loans with rate repricing characteristics similar to the types of investment securities that were either prepaid or called by the issuer during the year.

Total cash and cash equivalents increased $7.1 million, to $22.3 million at December 31, 2004, reflecting routine fluctuations in cash balances. Our holdings of stock in the Federal Home Loan Bank of Boston increased $2.1 million, or 52.5%, resulting from increases in advances outstanding from the Federal Home Loan Bank which totaled $86.7 million at December 31, 2004.

Total deposits increased $18.9 million, or 3.2%, to $613.7 million at December 31, 2004. The increase reflected substantial growth in our “core” deposit accounts, consisting of money market accounts, regular savings accounts, demand deposit accounts and NOW accounts, which increased to $360.5 million at December 31, 2004 from $341.4 million at December 31, 2003. We have worked to increase our core deposit accounts to help manage our interest rate risk and to improve our net interest rate spread. At December 31, 2004, core deposit accounts comprised 58.7% of total deposits compared to 57.4% of total deposits at December 31, 2003. Federal Home Loan Bank advances increased $9.9 million, or 12.9%, to $86.7 million at December 31, 2004. We have used such advances to “match fund” a substantial portion of our residential mortgage loans, as well as a portion of our commercial real estate and commercial and industrial loans, in order to reduce our interest rate risk. Repurchase agreements remained nearly unchanged at $4.3 million at December 31, 2004 compared to $4.2 million at December 31, 2003.

Total stockholder’s equity increased $5.2 million, or 9.1%, to $62.3 million at December 31, 2004. The increase reflected net income of $5.5 million for the year ended December 31, 2004, which was partially offset by $150,000 that was injected into United Mutual Holding Company as initial capitalization upon its formation in 2004, as well as a $173,000 increase in other comprehensive losses due to unrealized losses on securities available for sale at December 31, 2004. The other comprehensive losses due to unrealized losses on securities available for sale were due primarily to changes in interest rates since the securities were purchased; management has concluded that none of the securities have impairments that are other than temporary.

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

Net Income. Net income decreased $372,000, or 6.3%, to $5.5 million for the year ended December 31, 2004 from $5.9 million for the year ended December 31, 2003. The decrease primarily resulted from lower noninterest income, higher noninterest expense and higher provision for loan losses, partially offset by increased net interest income.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses increased $2.1 million, or 9.3%, to $24.6 million for the year ended December 31, 2004. The increase reflected an $81.4 million, or 12.5%, increase in our interest earning assets, which was partially offset by an 11 basis point decline in our net interest rate spread to 3.06% for the year ended December 31, 2004 from 3.17% for the year ended December 31, 2003. The reduction in the net interest rate spread was at least partially attributable to the flattening of the yield curve wherein short-term interest rates generally increased while longer-term rates remained essentially flat during 2004. This trend has continued into 2005.

Interest Income. Interest income increased $2.7 million, or 7.8%, to $36.8 million for the year ended December 31, 2004 from $34.1 million for the prior year. The increase resulted from the $81.4 million, or 12.5%, increase in the average balance of interest-earning assets, which more than offset the 22 basis point decrease in the average yield on such assets to 5.02% for the year ended December 31, 2004 from 5.24% for the prior year. Interest earned on investment securities increased $1.9 million, or 39.6%, to $6.6 million for the year ended December 31, 2004, from $4.7 million for the year ended December 31, 2003. The increase reflected the increased average balance in such securities of $37.5 million, or 26.5%, as well as the higher yield on such securities to 3.68% from 3.33%. Interest income attributable to loans increased a modest $852,000, or 2.9%, to $30.0 million for the year ended December 31, 2004 from $29.1 million for the year ended December 31, 2003. The slight increase in interest earned on loans was due to the $51.0 million, or 10.5%, increase in the average balance of loans, which more than offset the 41 basis point decrease in the yields earned on such loans to 5.56% from 5.97%, as the continued low market interest rate environment combined with strong demand for residential financing in our primary market area resulted in our loan originations more than offsetting loan prepayments.

Interest Expense. Interest expense increased $565,000, or 4.9%, to $12.1 million for the year ended December 31, 2004 from $11.6 million for the year ended December 31, 2003. The increase in interest expense was due to the $59.9 million, or 10.7%, increase in the average balance of interest-bearing liabilities to $619.1 million for the year ended December 31, 2004 from $559.2 million for the year ended December 31, 2003, which more than offset the decrease in the average cost of such liabilities to 1.96% for the year ended December 31, 2004 from 2.07% for the prior year. The interest paid on deposits decreased by $265,000, or 2.9%, reflecting a decrease in the average cost of such deposits to 1.71% from 1.87% due to the continued low market interest rate environment, while the average balance of such deposits increased by $31.8 million, or 6.4%, as we continued to expand deposit balances to fund loan growth. The interest paid on savings accounts, money market and NOW accounts, certificates of deposit and other interest-bearing deposits all decreased, as the lower average cost more than offset the higher average balances of each category of deposits. Interest paid on Federal Home Loan Bank advances increased by $809,000, or 37.6%, reflecting an increase in the average balance of such advances to $85.4 million for the year ended December 31, 2004 from $57.7 million for the prior year, which more than offset a decrease in the average cost of such advances to 3.47% from 3.73%. We have increased the use of such advances to match fund loans, particularly residential mortgage loans.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur. After an evaluation of these factors, management made a provision of $982,700 for the year ended December 31, 2004, as compared to a $294,000 provision for the year ended December 31, 2003. The increase in the provision in 2004 as compared to 2003 was due primarily to the higher proportion of commercial real estate loans and commercial and industrial loans, higher adversely classified loans (up 87.8%) and higher non-performing loans (up 107.2%) in 2004 as compared to 2003. The increase in adversely classified loans reflected our classification of a lending relationship totaling $8.0 million; although the loan is performing in accordance with its terms, the underlying business is not currently profitable. The increase in non-performing loans reflected a $1.3 million commercial and industrial loan to a borrower in the process of liquidation, and a $500,000 residential mortgage loan which is in foreclosure. The allowance for loan losses was $5.8 million, or 1.00% of loans outstanding at December 31, 2004, as compared to $5.1 million, or 1.02% of loans outstanding at December 31, 2003.

Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on the factors set forth in the preceding paragraph. Historically, our loan portfolio has primarily consisted of one-to four-family residential mortgage loans. However, our current business plan calls for increases in commercial real estate and commercial and industrial loans. As management evaluates the allowance for loan losses, the increased risk associated with larger non-homogenous commercial real estate and commercial and industrial loans may result in larger additions to the allowance for loan losses in future periods.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Noninterest Income. Noninterest income decreased $446,000, or 8.3%, to $4.9 million for the year ended December 31, 2004 from $5.4 million for the prior year. The decrease reflected lower gain on sale of loans, which decreased to $14,000 for the year ended December 31, 2004 from $78,000 for the prior year. While we do not originate loans for the purpose of resale, we have sold loans into the secondary mortgage market. During 2004, we sold a pool of loans with a principal balance of approximately $5.2 million, while in 2003, we sold pools of loans with principal balances of approximately $10.4 million. Gain on the sale of investment securities decreased to $122,000 for the year ended December 31, 2004 from $531,000 for the prior year, reflecting less attractive pricing for these investment securities in the higher interest rate environment that prevailed in 2004. These decreases in noninterest income were partially offset by an increase in fee income on depositors’ accounts to $3.7 million for the year ended December 31, 2004 from $3.4 million for the prior year, reflecting additional deposit accounts in 2004 as compared to 2003 and reduced waivers of fees on deposit accounts.

Noninterest Expense. Noninterest expense increased $1.4 million, or 8.0%, to $19.2 million for the year ended December 31, 2004 from $17.8 million for the prior year. Salaries and employee benefits increased to $10.1 million from $9.9 million, reflecting higher staffing levels, principally in the commercial lending area, as well as average annual salary increases of 3.3%. Occupancy expense increased to $1.5 million from $1.4 million, reflecting lease renewals at higher rates and purchases of additional facilities. Data processing expense increased to $2.7 million from $2.4 million due primarily to volume related factors. Other noninterest expense which includes contributions, postage, telephone, printing and office supplies increased to $3.4 million from $2.7 million. The principal component of this increase was $693,000 incurred in 2004 in connection with our reorganization into the mutual holding company structure and the conversion of United Bank to a federally chartered savings bank (including the change of the name of the bank).

Income Tax Expense. Income tax expense decreased to $3.8 million for the year ended December 31, 2004 from $3.9 million for the prior year. The effective tax rate was 40.9% and 39.9% for 2004 and 2003, respectively. The higher effective tax rate in 2004 reflected the higher proportion of our interest-earning assets held at United Bank compared to UCB Securities, Inc., our security corporation, whose earnings are taxed by Massachusetts at a lower rate.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

Net Income. Net income increased $711,000, or 13.7%, to $5.9 million for the year ended December 31, 2003 from $5.2 million for the year ended December 31, 2002. The increase reflected higher net interest income and noninterest income, partially offset by increased noninterest expense.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses increased $902,000, or 4.2%, to $22.5 million for the year ended December 31, 2003 from $21.6 million for the year ended December 31, 2002. The increase was due to a $58.4 million, or 9.9%, increase in total interest earning assets to $651.0 million for the year ended December 31, 2003, which more than offset a 6 basis point decrease in our interest rate spread to 3.17% from 3.23%.

Interest Income. Interest income decreased $2.2 million, or 6.1%, to $34.1 million for the year ended December 31, 2003 from $36.3 million for the prior year. The decrease reflected an 89 basis point decrease in the average yield on interest earning assets to 5.24% for the year ended December 31, 2003 from 6.13% for the prior year, which more than offset the $58.4 million, or 9.9%, increase in the average balance of interest earning assets.

Interest income attributable to loans decreased $2.4 million, or 7.7%, to $29.1 million for the year ended December 31, 2003 from $31.5 million for the year ended December 31, 2002. The decrease reflected a 76 basis point decrease in the average yield earned on loans to 5.97% for the year ended December 31, 2003 from 6.73% for the prior year, reflecting lower market interest rates as home mortgage rates reached a 45-year low in 2003. The decrease in yield more than offset the $19.5 million, or 4.2%, increase in the average balance of loans to $487.6 million for the year ended December 31, 2003. The lower interest income earned on loans was partially offset by the $474,000, or 11.2%, increase in interest income generated by our investment securities. The higher interest income on investment securities reflected the $48.0 million, or 51.3%, increase in the average balance of investment securities to $141.6 million for the year ended December 31, 2003, which more than offset the 120 basis point decrease in the average yield on such securities to 3.33%. The decrease in the average yield on investment securities reflected the overall decrease in market interest rates in 2003 compared to 2002, while the higher average balance of investment securities reflected lower demand for loans in 2003 compared to 2002.

Interest Expense. Interest expense decreased $3.1 million, or 21.2%, to $11.6 million for the year ended December 31, 2003, from $14.7 million for the year ended December 31, 2002. The decrease in interest expense reflected an 83 basis point decrease in the cost of interest-bearing liabilities due to substantially lower market interest rates in 2003 compared to 2002. The lower cost of interest-bearing liabilities more than offset the $51.7 million, or 10.2%, increase in the average balance of interest-bearing liabilities to $559.2 million for the year ended December 31, 2003 from $507.4 million for the year ended December 31, 2002. Among the components of interest-bearing liabilities, the interest expense of our interest-bearing deposits decreased $3.2 million, or 25.4%, to $9.3 million for the year ended December 31, 2003, as the average cost of our interest-bearing deposits decreased 82 basis points to 1.87% in the lower market interest rate environment that prevailed in 2003 as compared to 2002. The interest expense of all categories of our interest-bearing deposits decreased during the period, with the largest percentage decrease in our money market/NOW accounts, which decreased $1.4 million, or 42.2%, to $1.9 million, reflecting a 95 basis point decrease in the average cost of such deposits to 1.01%. Similarly, the interest expense on certificates of deposit decreased $1.2 million, or 15.3%, to $6.6 million for the year ended December 31, 2003, reflecting a 59 basis point decrease in the average cost of such deposits to 2.95% for the year ended December 31, 2003. Partially offsetting the decreases in interest expense attributable to our deposits was a $16,000, or 0.7%, increase in interest expense on Federal Home Loan Bank advances to $2.2 million for the year ended December 31, 2003. While the cost of such advances decreased 162 basis points to 3.73% reflecting the lower market interest rates in 2003, our increased use of such advances in 2003 more than offset this decrease; the average balance of our advances increased $17.8 million, or 44.5%, to $57.7 million for the year ended December 31, 2003.

Provision for Loan Losses. Management provided $294,000 for loan losses for the year ended December 31, 2003, as compared to $398,000 for the year ended December 31, 2002. The allowance for loan losses was $5.1 million, or 1.02% of loans outstanding at December 31, 2003, as compared to $5.0 million, or 1.05% of loans outstanding at December 31, 2002. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

Noninterest Income. Noninterest income increased $1.2 million, or 27.8%, to $5.4 million for the year ended December 31, 2003 from $4.2 million for the prior year. Fee income on depositors’ accounts increased $384,000, or 12.7%, to $3.4 million for the year ended December 31, 2003, reflecting growth in deposits to $594.7 million at December 31, 2003 from $533.7 million at December 31, 2002. Net gain on the sale of securities increased to $531,000 for the year ended December 31, 2003 from $88,000 for the prior year, as we chose to sell a portion of our available-for-sale securities to recognize gains that presented themselves in the lower market interest rate environment in 2003. These increases in noninterest income were partially offset by decreased gain on the sale of loans to $78,000 for the year ended December 31, 2003 from $503,000 for the prior year. The higher gain on the sale of loans in 2002 reflected our increased loan sales activities during that period as we sold fixed-rate residential mortgage loans to take advantage of the premiums available on these loans in the low interest rate environment that prevailed in 2002. The increase in noninterest income also reflected a net loss on trading activities of $461,000 for the year ended December 31, 2002, which did not recur in 2003.

Noninterest Expense. Noninterest expense increased $814,000, or 4.8%, to $17.8 million for the year ended December 31, 2003. Salaries and employee benefits increased $631,000, or 6.8%, reflecting normal salary increases as well as increased staffing. Occupancy expense increased to $1.4 million for the year ended December 31, 2003 from $1.3 million for the earlier year, reflecting higher depreciation and maintenance costs associated with a new branch office constructed in late 2002. Data processing expenses increased $145,000 due primarily to volume related factors.

Income Tax Expense. Income tax expense increased to $3.9 million for the year ended December 31, 2003 from $3.3 million for the prior year. The effective tax rate was 39.9% and 38.7% for 2003 and 2002, respectively. The increase in income tax expense reflected higher earnings in the year ended December 31, 2003 compared to the prior year. The higher effective tax rate in 2003 reflected the higher proportion of our interest-earning assets held at United Bank compared to UCB Securities, Inc., our security corporation, whose earnings are taxed by Massachusetts at a lower rate.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.

	At December 31, 2004	Years Ended December 31,
		2004			2003			2002
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	5.67%	$538,571	$29,945	5.56%	$487,579	$29,093	5.97%	$468,077	$31,504	6.73%
Investment securities	4.00	179,036	6,582	3.68	141,554	4,714	3.33	93,570	4,242	4.53
Other interest-earning assets	2.57	14,764	268	1.82	21,881	320	1.45	30,920	599	1.94

Total interest-earning assets	5.20	732,371	36,795	5.02	651,014	34,127	5.24	592,567	36,345	6.13
Noninterest-earning assets		27,040			31,188			25,024

Total assets		$759,411			$682,202			$617,591

Interest-bearing liabilities:
Savings accounts	0.64	$93,900	698	0.74	$85,570	796	0.93	$72,339	1,307	1.81
Money market/NOW accounts	1.20	187,664	1,800	0.96	186,118	1,883	1.01	170,789	3,340	1.96
Certificates of deposit	2.72	245,395	6,497	2.65	223,463	6,581	2.95	219,320	7,770	3.54

Total interest-bearing deposits	1.81	526,959	8,995	1.71	495,151	9,260	1.87	462,448	12,417	2.69
FHLB advances	3.53	85,413	2,960	3.47	57,675	2,151	3.73	39,915	2,135	5.35
Other interest-bearing liabilities	2.70	6,732	193	2.87	6,363	172	2.70	5,081	151	2.97

Total interest-bearing liabilities	2.05	619,104	12,148	1.96	559,189	11,583	2.07	507,444	14,703	2.90
Noninterest-bearing liabilities		80,525			67,973			60,576

Total liabilities		699,629			627,162			568,020
Stockholder’s equity		59,781			55,040			49,571

Total liabilities and stockholder’s equity		$759,410			$682,202			$617,591

Net interest income			$24,647			$22,544			$21,642

Interest rate spread(1)	3.14%			3.06%			3.17%			3.23%
Net interest-earning assets(2)		$113,267			$91,826			$85,123

Net interest margin(3)	3.48%			3.37%			3.46%			3.65%
Average interest-earning assets to average interest-bearing liabilities	118.62%			118.30%			116.42%			116.77%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2004 vs. 2003			Years Ended December 31, 2003 vs. 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans	$2,917	$(2,065)	$852	$1,273	$(3,684)	$(2,411)
Investment securities	1,461	405	1,866	1,795	(1,321)	474
Other interest-earning assets	(118)	68	(50)	126	(407)	(281)

Total interest-earning assets	4,260	(1,592)	2,668	3,194	(5,412)	(2,218)

Interest-bearing liabilities:
Savings accounts	72	(170)	(98)	207	(718)	(511)
Money market/NOW accounts	16	(99)	(83)	277	(1,734)	(1,457)
Certificates of deposit	614	(698)	(84)	144	(1,333)	(1,189)

Total interest-bearing deposits	702	(967)	(265)	628	(3,785)	(3,157)
FHLB Advances	971	(162)	809	779	(763)	16
Other interest-bearing liabilities	(4)	25	21	36	(15)	21

Total interest-bearing liabilities	1,669	(1,104)	565	1,443	(4,563)	(3,120)

Change in net interest income	$2,591	$(488)	$2,103	$1,751	$(849)	$902

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. With the assistance of an interest rate risk management consultant, senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee generally meets at least on a monthly basis to review our asset/liability policies and interest rate risk position.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk: (i) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston, to

“match fund” longer-term one- to four-family residential mortgage loans; (ii) investing in variable-rate mortgage-backed securities; (iii) continued emphasis on increasing core deposits; (iv) offering adjustable rate and shorter-term commercial real estate loans and commercial and industrial loans; and (v) offering a variety of consumer loans, which typically have shorter-terms. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans and securities with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. By following these strategies, we believe that we are well-positioned to react to increases in market interest rates.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not prepare a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below, sets forth, as of December 31, 2004, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
		Amount	Percent	NPV Ratio (4)	Increase (Decrease) (basis points)
	(Dollars in thousands)
+300	$55,911	$(32,300)	(37)%	7.40%	(361)
+200	67,328	(20,883)	(24)	8.73	(228)
+100	78,545	(9,666)	(11)	9.99	(103)
0	88,211	—	—	11.02	—
-100	92,231	4,020	5	11.39	37

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2004, in the event of a 100 basis point decrease in interest rates, we would experience a 5% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 24% decrease in net portfolio value. These changes in net portfolio value are within the limitations established in our asset and liability management policies.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 10% or greater. For the year ended December 31, 2004, our liquidity ratio averaged 20.5%.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2004, cash and cash equivalents totaled $23.2 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $152.3 million at December 31, 2004. In addition, at December 31, 2004, we had the ability to borrow a total of approximately $194 million from the Federal Home Loan Bank of Boston. On that date, we had $86.7 million in advances outstanding.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2004, we had $10.9 million in loan commitments outstanding. In addition to commitments to originate loans, we had $96.1 million in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2004 totaled $163.2 million, or 26.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. In 2004, we originated $292.2 million of loans and purchased $58.5 million of securities. In 2003, we originated $281.0 million of loans and purchased $229.6 million of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $18.9 million and $61.0 million for the years ended December 31, 2004 and 2003, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Boston, which provide an additional source of funds. Federal

Home Loan Bank advances reflected net increases of $9.9 million and $46.9 million during the years ended December 31, 2004 and 2003, respectively. Federal Home Loan Bank advances have primarily been used to fund loan demand and to purchase securities. Our current asset/liability management strategy has been to “match-fund” longer-term one- to four-family residential mortgage loans, with Federal Home Loan Bank advances.

United Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2004, United Bank exceeded all regulatory capital requirements. United Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note L of the Notes to the Consolidated Financial Statements.

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, resulting in increased net interest-earning assets and net income. However, due to the increase in equity resulting from the net proceeds raised in the offering, return on equity will be adversely impacted following the offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. We consider commitments to extend credit in determining our allowance for loan losses. For additional information, see Note J, “Commitments,” to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2004. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Federal Home Loan Bank advances (1)	$16,000	$34,247	$—	$36,447	$86,694
Repurchase Agreements	4,317	—	—	—	4,317
Standby letters of credit	1,442	—	—	—	1,442
Operating leases	173	144	10	—	327

Total	$21,932	$34,391	$10	$36,447	$92,780

Commitments to extend credit	$129,192	$—	$—	$—	$129,192

(1)	Reflects all debt with a maturity of longer than one year.

Recent Accounting Pronouncements

In October 2003, the AICPA issued SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the acquirer will be unable to collect all contractually required payments receivable. SOP 03-3 requires the acquirer to recognize the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan’s contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. We are currently evaluating the provisions of SOP 03-3.

At its March 2004 meeting, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 03-1, “Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”), that prescribes guidance to be used to determine when an investment in debt and equity securities is considered impaired, whether the impairment is other than temporary and the measurement of an impaired loss. EITF 03-1 also specifies certain disclosures for investment securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. These disclosures are included in Note C to our consolidated financial statements. The effective date for the impairment measurement and recognition guidance of EITF 03-1 has been delayed until the issuance of an FASB Staff Position expected to provide additional implementation guidance.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” that would be effective for all employee awards granted, modified or settled in fiscal years beginning after June 15, 2005. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation.” In addition, public companies must revalue their estimated compensation costs at each subsequent reporting date and may be required to recognize additional compensation expense at those dates. Adoption of this standard could materially impact the amount of compensation expense incurred for future financial statements reporting if we have a stock award program in place after the proposed statement becomes effective.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of United Financial Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF UNITED FINANCIAL BANCORP, INC.

Since being formed in 2004, we have not engaged in any business other than holding the common stock of United Bank. Upon completion of the offering, we will continue to own all of the issued and outstanding common stock of United Bank. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used for the purpose of making a loan to fund the purchase of our shares of common stock by the United Bank employee stock ownership plan. We will contribute the remaining net proceeds to United Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, United Financial Bancorp, Inc., as the holding company of United Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of United Financial Bancorp, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from United Bank. United Financial Bancorp, Inc. neither owns nor leases any property, but instead uses the premises, equipment and furniture of United Bank. At the present time, we employ as officers only certain persons who are also officers of United Bank. However, we use the support staff of United Bank from time to time. These persons are not separately compensated by United Financial Bancorp, Inc. United Financial Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF UNITED BANK

General

Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office in West Springfield, Massachusetts, and our ten branch offices located in Feeding Hills, Holyoke, Huntington, Indian Orchard, Longmeadow, Ludlow, Springfield and Westfield, Massachusetts, and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans as well as in home equity loans and lines of credit, commercial real estate loans, construction loans, commercial and industrial loans, automobile loans, other consumer loans, and investment securities. We originate loans primarily for investment. However, we have, from time-to-time sold some loans, primarily long-term fixed-rate residential mortgage loans, into the secondary market, while retaining the servicing rights. Occasionally, we will also enter into loan participations. Our revenues are derived principally from interest on loans and securities. We also generate revenues from fees and service charges and other income. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Our website address is www.bankatunited.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in West Springfield, Massachusetts. Our primary deposit gathering area is concentrated in the communities surrounding our main office located in West Springfield and our ten other branch offices located in the communities of Feeding Hills, Holyoke, Huntington, Indian Orchard, Longmeadow, Ludlow, Springfield and Westfield, Massachusetts. We also maintain a drive-up only facility and a financial services facility which offers insurance and investment products and financial planning services, both of which facilities are located in West Springfield. Our primary lending area is significantly broader that our deposit-gathering area and includes all of Hampden and Hampshire Counties in western Massachusetts. At December 31, 2004, 92.0% of our mortgage loan portfolio consisted of loans secured by real estate located in Hampden and Hampshire Counties, Massachusetts.

The city of West Springfield is largely suburban and is located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway that transverses Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. West Springfield is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. According to a recent census report, West Springfield’s estimated 2004 population was approximately 28,000 and the estimated 2004 population for Hampden and Hampshire Counties was 460,000 and 154,000, respectively. During the past four years, the populations of Hampden and Hampshire Counties increased by 0.8% and 1.3%, respectively, while the population of the Commonwealth of Massachusetts increased by 1.5% and that of the United States increased by 4.1%. During the same period, the number of households in Hampden and Hampshire Counties increased by 1.5% and 3.1%, respectively.

The economy in our primary market area has benefited from the presence of large employers such as the University of Massachusetts, Baystate Health System, MassMutual Financial Group, Big Y Foods, Inc., Yankee Candle, Friendly Ice Cream Corporation, Hasbro Games, Verizon and Top-Flite Golf Company. Other employment and economic activity is provided by financial institutions, eight other colleges and universities, five other hospitals and a variety of wholesale and retail trade businesses. In 2004, per capita income for Hampden and Hampshire Counties was $21,661 and $24,655, respectively, and the median household income was $42,946 and $51,048, respectively. This compares to per capita income for the State of Massachusetts and the United States of $29,837 and $24,092, respectively, and median household income of $57,033 and $46,475, respectively. The December 2004 unemployment rate for Hampden County of 5.0% was higher than the comparable Massachusetts rate, but lower than the United States rate, while the unemployment rate for Hampshire County of 3.0% was lower than the comparable Massachusetts and United States unemployment rates of 4.1% and 5.1%, respectively. Consistent with the national and Massachusetts unemployment trends, Hampden and Hampshire Counties’ December 2004 unemployment rates were lower compared to their respective December 2003 unemployment rates of 6.5% and 3.8%.

Competition

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of December 31, 2004, our market share of deposits represented 9.0% and 0.8% of deposits in Hampden and Hampshire Counties, Massachusetts, respectively.

Our competition for loans and deposits comes principally from commercial banks, savings and cooperative institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

Our principal lending activity is the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property, as well as the origination of commercial real estate and commercial and industrial loans. We do not originate loans for the purpose of reselling them in the secondary market, although we have sold some loans, primarily long-term fixed-rate residential loans, in the secondary market, while retaining the servicing rights on those loans. No loans were held for sale at December 31, 2004 or 2003. One- to four-family residential real estate mortgage loans represented $256.1 million, or 44.61% of our total loan portfolio at December 31, 2004. We also offer home equity loans and lines of credit, commercial real estate loans, construction loans, commercial and industrial loans, automobile loans and other consumer loans. At December 31, 2004, home equity loans and lines of credit totaled $74.7 million, or 13.01% of our loan portfolio, commercial real estate loans totaled $137.8 million, or 24.00% of our loan portfolio, construction mortgage loans totaled $29.8 million, or 5.20% of our loan portfolio, commercial and industrial loans totaled $56.3 million, or 9.81% of our loan portfolio and automobile loans, totaled $17.5 million, or 3.04% of our loan portfolio. We also originate other consumer loans, including secured and unsecured personal loans, motorcycle and motor home loans, boat loans and pool and spa loans. At December 31, 2004, such loans totaled $1.9 million, or 0.32% of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

	At December 31,
	2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Types of Loans:

Mortgage loans:
Residential (1)	$330,835	57.63%	$296,955	59.24%	$273,200	58.44%	$266,063	58.52%	$252,592	57.91%
Commercial	137,788	24.00	117,766	23.49	113,674	24.31	106,282	23.38	105,826	24.26
Construction	29,835	5.20	26,625	5.31	18,091	3.87	19,919	4.38	14,796	3.39
Commercial and industrial	56,291	9.81	37,863	7.55	34,344	7.35	29,957	6.59	30,581	7.01
Automobile	17,460	3.04	20,943	4.18	27,001	5.77	31,213	6.86	30,813	7.06
Other consumer	1,861	0.32	1,169	0.23	1,194	0.26	1,249	0.27	1,595	0.37

Total loans receivable	$574,070	100.00%	$501,321	100.00%	$467,504	100.00%	$454,683	100.00%	$436,203	100.00%

Other items:
Net deferred loan costs (fees)	923		852		802		645		488
Allowance for loan losses	(5,750)		(5,095)		(4,924)		(4,701)		(4,521)

Total loans receivable, net	$569,243		$497,078		$463,382		$450,627		$432,170

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Residential(1)		Commercial Real Estate		Construction		Commercial and Industrial		Consumer and Other		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2005	$13,722	5.69%	$6,868	6.07%	$14,497	6.41%	$31,340	6.27%	$7,306	5.75%	$73,733	6.12%
2006	13,787	5.67	7,020	6.04	395	6.50	4,718	6.39	5,293	5.26	31,213	5.80
2007	14,671	5.60	7,221	6.06	873	5.85	4,058	5.83	3,554	4.93	30,377	5.67
2008 to 2009	29,898	5.55	15,206	6.06	—	—	4,838	5.81	2,713	4.66	52,655	5.68
2010 to 2014	73,464	5.51	37,627	6.09	1,265	6.25	2,914	6.03	101	8.10	115,371	5.72
2015 to 2019	49,599	5.50	27,986	6.05	1,465	5.43	664	5.78	148	8.13	79,862	5.70
2019 and beyond	135,694	5.47	35,860	5.67	11,340	5.46	7,759	5.60	206	7.36	190,859	5.51

Total	$330,835	5.51%	$137,788	5.96%	$29,835	5.98%	$56,291	6.10%	$19,321	5.36%	574,070	5.67%

Deferred loan costs											923
Allowance for loan losses											(5,750)

Loans, net											$569,243

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2004 that are contractually due after December 31, 2005.

	Due After December 31, 2005
	Fixed	Adjustable	Total
	(In thousands)
Residential real estate(1)	$238,845	$78,268	$317,113
Commercial real estate	52,463	78,457	130,920
Construction	12,806	2,532	15,338
Commercial and industrial	11,241	13,710	24,951
Consumer and other	12,015	—	12,015

Total loans	$327,370	$172,967	$500,337

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

One-to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans substantially all of which are secured by properties located in our primary market area. At December 31, 2004, $256.1 million, or 44.62% of our loan portfolio, consisted of one- to four-family residential mortgage loans. We generally retain for our portfolio substantially all loans that we originate. One-to four-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers, and attorneys and are underwritten pursuant to United Bank’s policies and standards. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We generally will not make loans with a loan-to-value ratio in excess of 95%. Fixed rate mortgage loans are originated for terms of up to 30 years. Generally, fixed rate residential mortgage loans are underwritten according to Fannie Mae guidelines, policies and procedures.

We also offer adjustable rate mortgage loans for one- to four-family properties, with an interest rate based on the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one-year, which adjust either annually or every three years from the outset of the loan or which adjusts annually after a five-, seven- or ten-year initial fixed rate period. We originated $6.7 million of adjustable rate one- to four-family residential loans during the fiscal year ended December 31, 2004, as compared to total originations of $56.2 million one-to four-family residential loans during the same period. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 6%, regardless of the initial rate. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable rate mortgage loans may be limited during periods of rapidly rising interest rates. At December 31, 2004, $30.8 million, or 12.0% of our one- to four-family residential loans, had adjustable rates of interest.

In an effort to provide financing for first-time homebuyers, we offer our own first-time homebuyer loan program. This program offers one-to four-family residential mortgage loans to qualified individuals. These loans are offered with terms and adjustable and fixed rates of interest similar to our other one-to four-family mortgage loan products. With this program, borrowers receive a discounted mortgage interest rate and do not pay certain loan origination fees. Such loans must be secured by an owner-occupied residence. These loans are originated using similar underwriting guidelines as our other one-to four-family mortgage loans. Such loans are originated in amounts of up to 100% of the lower of the property’s appraised value or the sale price. Private mortgage insurance is required for loans with loan-to-value ratios of over 80%.

In an effort to provide financing for low- and moderate-income home buyers, we offer Veterans Administration (VA), Federal Housing Administration (FHA), Massachusetts Housing Finance Agency (MHFA), PVTA (Pioneer Valley Transit Authority) Ride the Bus and Zero Down/Hometown loans. These programs offer residential mortgage loans to qualified individuals. These loans are offered with fixed rates of interest and terms of up to 30 years. Such loans are secured by one-to four-family residential properties. All of these loans are originated using agency underwriting guidelines. All such loans are originated in amounts with loan-to-value ratios higher than one- to four-family mortgage loans, ranging from 97% to 100% loan-to-value ratios. Private mortgage insurance is required on all such loans. At December 31, 2004, we had $5.2 million (0.9% of total loans) in MHFA loans, $2.5 million (0.4% of total loans) in FHA loans, $1.4 million (0.3% of total loans) in VA loans, $633,000 (0.1% of total loans) in Zero Down/Hometown loans, and $272,000 (0.1% of total loans) in PVTA loans pursuant to these programs.

We also offer our employees who satisfy certain criteria and our general underwriting standards fixed or adjustable rate loan products with reduced interest rates, application and loan origination fees and costs. Employee loans adhere to all other terms and conditions contained in the loan policy.

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance for the benefit of United Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Home Equity Loans and Home Equity Lines of Credit. We also offer home equity loans and home equity of lines of credit, both of which are secured by one- to four-family residences, substantially all of which are located in our primary market area. At December 31, 2004, home equity loans and equity lines of credit totaled $74.7 million, or 13.01% of total loans. Additionally, at December 31, 2004, the unadvanced amounts of home equity lines of credit totaled $69.9 million. The underwriting standards utilized for home equity loans and equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity loans and equity lines of credit is generally limited to 80%. Home equity loans are offered with fixed and adjustable rates of interest and with terms of up to 20 years. Our home equity lines of credit have adjustable rates of interest which are indexed to the prime rate, as reported in The Wall Street Journal.

Commercial Real Estate Loans. We originate commercial real estate loans that are generally secured by five or more unit apartment buildings, industrial properties and properties used for business purposes such as small office buildings, hotels, motels, recreational and retail facilities primarily located in our primary market area. At December 31, 2004, commercial real estate mortgage loans totaled $137.8 million, which amounted to 24.00% of total loans. Our real estate underwriting policies generally provide that such loans may be made in amounts of up to 85% of the appraised value of the property, provided such loan complies with our loan policy guidelines and with our current loans-to-one borrower limit for these types of loans which, pursuant to permission received from the Office of Thrift Supervision, is generally 20% of our unimpaired capital and surplus and which, at December 31, 2004, was $13.5 million. Our commercial real estate loans may be made with terms of up to 25 years and are offered with interest rates that are fixed or adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise and credit history, and the profitability of the underlying business and the value of the underlying property. In addition, with respect to real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2 times. Environmental surveys are generally required for commercial real estate loans. Generally, commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual principals of our commercial borrowers. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable. The largest commercial real estate loan in our portfolio at December 31, 2004 was a $5.1 million loan located in Northern Connecticut and secured by commercial real estate. This loan was performing according to its terms at December 31, 2004.

Loans secured by commercial real estate, including multi-family properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Construction Loans. We also originate construction loans for the development of one-to four-family residential properties located in our primary market area. Residential construction loans are generally offered to experienced local developers operating in our primary market area and to individuals for the construction of their personal residences. At December 31, 2004, residential construction loans amounted to $12.8 million, or 2.23% of total loans. At December 31, 2004, the additional unadvanced portion of these construction loans totaled $6.8 million.

Our residential construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. In the case of construction loans to individuals for the construction of their primary residences, our policies require that the loan convert to a permanent mortgage loan at the end of the construction phase. Residential construction loans can be made with a maximum loan-to-value ratio of 90%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. Residential construction loans are generally made on the same terms as our one-to four-family mortgage loans.

We also make construction loans for commercial development projects. The projects include multi-family, apartment, industrial, retail and office buildings. These loans generally have an interest-only phase during construction then convert to permanent financing. We generally require that a commitment for permanent financing be in place prior to closing the construction loan. The maximum loan-to-value ratio limit applicable to these loans is generally 80%. At December 31, 2004, commercial construction loans totaled $17.0 million, or 2.96% of total loans. At December 31, 2004, the largest outstanding commercial construction loan balance was for $2.9 million. It is secured by a residential condominium development project located in our primary market area. This loan was performing according to its terms at December 31, 2004.

We also originate land loans to local individuals, contractors and developers for the purpose of making improvements thereon, or for the purpose of developing the land for sale. Loans to individuals are secured by a lien on the property, have loan-to-value ratios that are limited to 70% of the value of the land (based on the lower of the acquisition price or the appraised value of the land) and are written with a fixed interest rate. These loans are offered with a term of up to three years in which only interest is required to be paid each month. A balloon payment for the principal plus any accrued interest is due at the end of the three year period. Land loans to developers are limited to a 65% loan-to-value ratio. The interest rate can be fixed or floating and the term can be for up to three years. Our land loans are generally secured by property in our primary market area. We require title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Before making a commitment to fund a construction loan, we require an appraisal on the property by an independent licensed appraiser. We generally also review and inspect each property before disbursement of funds during the terms of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

Commercial and Industrial Loans. Commercial and industrial loans have been a substantial part of our lending operations for a number of years. At December 31, 2004, we had $56.3 million in commercial and industrial loans, which amounted to 9.81% of total loans. We make commercial and industrial loans primarily in our market area to a variety of professionals, sole proprietorships and small and mid-size businesses. Commercial and industrial lending products include term loans and revolving lines of credit. The maximum amount of a commercial and industrial loan is limited by our loans-to-one-borrower limit which, pursuant to permission received from the Office of Thrift Supervision, is generally 20% of our unimpaired capital and surplus and which, at December 31, 2004, was $13.5 million. Such loans are generally used for longer-term working capital purposes such as purchasing equipment or furniture. Commercial and industrial loans are made with either adjustable or fixed rates of interest. The interest rates for commercial loans are based on the prime rate, as published in The Wall Street Journal.

When making commercial and industrial loans, we consider the financial strength of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value and type of the collateral. Commercial and industrial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory, equipment, savings instruments and readily marketable securities. In addition, we usually require the business principals to execute personal guarantees.

Commercial and industrial loans generally have greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We seek to minimize these risks through our underwriting standards. At December 31, 2004, our largest commercial and industrial loan was a $6.0 million loan to a manufacturing company and secured by business assets and real estate located in our primary market area. This loan was performing according to its terms at December 31, 2004.

Automobile and Other Consumer Loans. We offer direct automobile loans with terms of up to 60 months. For new cars, our lending policy provides that the amount financed should not exceed 100% of the gross selling price of the vehicle. For used cars, our lending policy provides that the amount of the loan should not exceed the “loan value” of the vehicle, as established by industry guides. The interest rates offered are the same for new and used automobile loans. Full insurance coverage must be maintained on the financed vehicle and United Bank must be named loss payee on the policy. At December 31, 2004, we had $17.5 million in automobile loans, which amounted to 3.04% of the total loans.

We offer a variety of other consumer loans, principally to United Bank customers residing in our primary market area with acceptable credit ratings. Our other consumer loans generally consist of secured and unsecured personal loans, motorcycle and motor home loans, boat loans and pool and spa loans. Other consumer loans totaled $1.9 million, or 0.32% of our total loan portfolio at December 31, 2004.

Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles, motorcycles, motor homes and boats. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Sales, Participations and Servicing of Loans. Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both adjustable rate and fixed rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future levels of market interest rates.

Generally, we retain in our portfolio substantially all loans that we originate, although we have sold longer-term, fixed rate one- to four-family residential mortgage loans into the secondary market. Sales totaling $5.2 million in residential mortgage loans occurred in 2004. No loans were held for sale at December 31, 2004 or 2003. All one- to four-family residential mortgage loans that we sell are sold pursuant to master commitments negotiated with Fannie Mae and the Massachusetts Housing Financing Authority. We sell our loans without recourse. Historically, we have retained the servicing rights on the mortgage loans sold to Fannie Mae and the Massachusetts Housing Financing Authority.

From time-to-time, we will also participate in loans, sometimes as the “lead lender.” Whether we are the lead lender or not, we underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At December 31, 2004, we had $3.9 million in loan participation interests in which we were the lead bank and $11.6 million in loan participations in which we were not the lead bank.

At December 31, 2004, we were servicing loans sold in the amount of $52.2 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

During the year ended December 31, 2004, we originated $67.9 million of fixed rate and adjustable rate one-to four-family residential mortgage loans, of which $62.7 million were retained by us. The fixed rate loans retained by us consisted primarily of loans with terms of 30 years or less.

The following table shows our loan originations, sales and repayment activities for the years indicated.

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Total loans at beginning of period	$501,321	$467,504	$454,683

Loan originations:
Residential(1)	107,844	141,425	133,026
Commercial mortgage	55,553	24,108	32,446
Construction	51,841	48,185	31,025
Commercial and industrial	67,087	56,519	55,318
Automobile	8,606	8,942	13,560
Other consumer	1,314	1,800	1,804

Total loans originated	292,245	280,979	267,179

Sales and loan principal repayments:
Deduct:
Principal repayments	214,713	236,337	220,840
Loan sales	5,218	10,611	33,868
Decrease (increase) due to other items	(435)	214	(350)

Net loan activity	72,749	33,817	12,821

Total loans at end of period	$574,070	$501,321	$467,504

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

Loan Approval Procedures and Authority. United Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by United Bank’s Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers.

United Bank’s policies and loan approval limits are established by the Board of Directors. The Board of Directors has delegated authority to United Bank’s Chief Lending Officer to review and assign lending authorities to certain individuals of United Bank (ranging from senior management to senior loan underwriter) (the “Designated Individuals”) to consider and approve loans within their designated authority. Loans in amounts above the authorized limits of the Designated Individuals and loans outside of the designated authority of the Designated Individuals require the approval of United Bank’s Loan Committee. The Loan Committee consists of six of our directors, including our Chief Executive Officer. All loans that are approved by the Designated Individuals are still reviewed and ratified by the Loan Committee and the Board of Directors on a monthly basis.

All residential mortgage loans (one- to four- family loans, home equity loans, home equity lines of credit and residential construction loans) may be approved by certain of the Designated Individuals in amounts up to the annually adjusted Fannie Mae and Freddie Mac secondary market conforming loan limits (“Conforming Loans”). Residential mortgage loans in excess of the Conforming Loan limit and up to $1.0 million may be approved by any two of either United Bank’s Chief Executive Officer, Chief Financial Officer or Senior Vice President of Residential Lending. Residential loans in excess of $1.0 million must be approved by any two of the senior executive officers listed above and United Bank’s Loan Committee.

All commercial real estate, commercial construction loans and commercial and industrial loans in amounts up to $500,000 may be approved by certain of the Designated Individuals. All such loans in excess of $500,000, or additional extensions of credit to existing commercial borrowers that result in liability in excess of $500,000, must be approved by United Bank’s Loan Committee. All home equity loans and home equity lines of credit up to $350,000 may be approved by certain of the Designated Individuals. All home equity loans and home equity lines of credit in excess of $350,000 must be approved by the Loan Committee.

All consumer loans in amounts up to $100,000 may be approved by certain of the Designated Individuals. All consumer loans in excess of $100,000 must be approved by the Loan Committee.

We generally require appraisals of all real property securing loans, except for home equity loans and equity lines of credit, in which case we may use the tax assessed value of the property securing such loan. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the Board of Directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

Non-performing and Problem Assets

We commence collection efforts when a loan becomes ten days past due with system generated reminder notices. Subsequent late charge and delinquent notices are issued and the account is monitored on a regular basis thereafter. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. When a loan is more than 60 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. A summary report of all loans 30 days or more past due is reported to the Board of Directors. If no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

Loans are placed on non-accrual status when they are more than 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Non-accrual loans:
Residential mortgages(1)	$1,383	$772	$132	$25	$246
Commercial mortgages	1,376	455	363	631	2,204
Construction	—	—	—	—	—
Commercial and industrial	1,025	599	475	100	441
Automobile	—	—	—	—	8
Other consumer	—	—	—	—	—

Total non-accrual loans	$3,784	$1,826	$970	$756	$2,899

Accruing loans 90 days or more past due:
Residential mortgages(1)	$—	$—	$—	$68	$110
Commercial mortgages	—	—	—	463	160
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	25	—
Automobile	—	—	—	1	—
Other consumer	—	—	—	—	—

Total loans 90 days or more past due	$—	$—	$—	$557	$270

Total non-performing loans	3,784	$1,826	$970	1,313	3,169

Real estate owned	—	39	66	45	—
Other non-performing assets	—	—	—	—	—

Total non-performing assets	$3,784	$1,865	$1,036	$1,358	$3,169

Allowance allocated to non-performing loans	$489	$154	$101	$286	$250
Ratios:
Total non-performing loans to total loans	0.66%	0.36%	0.21%	0.29%	0.73%
Total non-performing loans to total assets	0.49	0.25	0.16	0.22	0.58
Total non-performing assets to total assets	0.49	0.25	0.17	0.23	0.58

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

As noted in the above table, our non-accrual loans increased from December 31, 2003 to December 31, 2004. The increase in non-accrual loans reflected a $1.3 million commercial and industrial loan to a borrower in the process of liquidation, and a $500,000 residential mortgage loan which is in foreclosure. Additional interest income of approximately $110,000, $88,000 and $56,500 would have been recorded during the years ended December 31, 2004, 2003 and 2002, respectively, if the loans had performed in accordance with their original terms.

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2004
Residential mortgage(1)	1	$53	7	$1,383	8	$1,436
Commercial mortgage	1	114	7	1,376	8	1,490
Construction	—	—			—	—
Commercial and industrial	9	330	10	1,025	19	1,355
Automobile	3	13	—	—	3	13
Other consumer	—	—	—	—	—	—

Total	14	$510	24	$3,784	38	$4,294

At December 31, 2003
Residential mortgage(1)	15	$863	7	$772	22	$1,635
Commercial mortgage	5	438	2	455	7	893
Construction	—	—	—	—	—	—
Commercial and industrial	11	132	9	599	20	731
Automobile	11	57	—	—	11	57
Other consumer	4	4	—	—	4	4

Total	46	$1,494	18	$1,826	64	$3,320

At December 31, 2002
Residential mortgage(1)	26	$1,001	4	$132	30	$1,133
Commercial mortgage	8	1,112	3	363	11	1,475
Construction	—	—	—	—	—	—
Commercial and industrial	21	778	13	475	34	1,253
Automobile	38	201	—	—	38	201
Other consumer	1	1	—	—	1	1

Total	94	$3,093	20	$970	114	$4,063

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at the lower of cost or fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value result in changes to expense after acquisition are expensed. At December 31, 2004, we had no real estate owned.

Classified Assets. Office of Thrift Supervision regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

We are required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as “loss,” we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

The following table shows the aggregate amounts of our classified assets at the date indicated for both residential real estate and non-residential real estate loans. The amount of assets classified as “substandard” in the table includes 23 commercial lending relationships. Approximately 45% of that balance is related to one borrowing relationship, all the loans of which are current and secured by commercial real estate.

	At December 31, 2004		At December 31, 2003
	(In thousands)
Residential Real Estate (1):
Substandard assets	$1,577	(2)	$796

All Other Loans:
Special mention assets	3,927	(3)	11,518
Substandard assets	13,539		7,386
Doubtful assets	348		54
Loss assets	—		—

Total classified assets	$19,391		$19,754

Allowance allocated to total classified assets	$2,358		$1,016

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

(2)	Includes eight residential loans, seven of which are in foreclosure or liquidation proceedings.

(3)	Includes ten commercial lending relationships.

The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Critical Accounting Policies—Allowance for Loan Losses.” The allowance for loan losses as of December 31, 2004 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will and Federal Deposit Insurance Corporation has authority to periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of year	$5,095	$4,924	$4,701	$4,521	$4,113

Charge-offs:
Residential mortgages(1)	—	—	11	16	32
Commercial mortgages	—	—	46	160	18
Construction	—	—	—	—	—
Commercial and industrial	502	116	144	225	81
Automobile	46	44	59	36	30
Other consumer	11	2	6	13	33

Total charge-offs	559	162	266	450	194

Recoveries:
Residential mortgages(1)	—	—	1	—	7
Commercial mortgages	175	24	3	—	25
Construction	—	—	—	—	—
Commercial and industrial	32	5	54	7	15
Automobile	21	—	15	2	12
Other consumer	3	10	18	7	8

Total recoveries	231	39	91	16	67
Net charge-offs	(328)	(123)	(175)	(434)	(127)
Provision for loan losses	983	294	398	614	535

Balance at end of year	$5,750	$5,095	$4,924	$4,701	$4,521

Ratios:
Net charge-offs to average loans outstanding	0.06%	0.03%	0.04%	0.10%	0.03%
Allowance for loan losses to non-performing loans at end of period	151.96	279.03	507.63	358.04	142.66
Allowance for loan losses to total loans at end of period	1.00	1.02	1.05	1.03	1.04

(1)	Includes one- to four-family loans and home equity loans and lines of credit.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2004			2003			2002
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
At end of period allocated to:
Residential mortgages(1)	$526	9.15%	57.63%	$974	19.12%	59.23%	$1,466	29.77%	58.44%
Commercial mortgages	3,217	55.95	24.00	2,304	45.22	23.49	2,134	43.34	24.32
Construction	259	4.50	5.20	170	3.34	5.31	205	4.16	3.87
Commercial and industrial	1,682	29.25	9.81	1,483	29.11	7.55	835	16.96	7.35
Automobile	60	1.04	3.04	155	3.04	4.18	272	5.52	5.78
Other consumer	6	0.10	0.32	9	0.18	0.23	12	0.24	0.26

Total allowance	$5,750	100.00%	100.00%	$5,095	100.00%	100.00%	$4,924	100.00%	100.00%

	At December 31,
	2001			2000
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
At end of period allocated to:
Residential mortgages(1)	$1,284	27.31%	58.52%	$1,220	26.99%	26.99%
Commercial mortgages	2,290	48.71	23.37	2,022	44.72	44.72
Construction	208	4.42	4.38	138	3.05	3.05
Commercial and industrial	617	13.12	6.59	838	18.54	18.54
Automobile	290	6.17	6.86	288	6.37	6.37
Other consumer	12	0.26	0.27	15	0.33	0.33

Total allowance	$4,701	100.00%	100.00%	$4,521	100.00%	100.00%

(1)	Includes one-to four-family loans and home equity loans and lines of credit.

Investments

United Bank’s Board of Directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the Board of Directors. Authority to make investments under the approved investment policy guidelines is delegated to appropriate officers. While general investment strategies are developed and authorized by the Board of Directors, the execution of specific actions primarily rests with United Bank’s Chief Financial Officer. He is both responsible for ensuring that the guidelines and requirements included in the investment policy are followed and that all securities are considered prudent for investment. He and United Bank’s Treasurer or his/her designee, under his/her direction is authorized to execute investment transactions (purchases and sales) up to $5 million per transaction (up to $10 million, in the case of mutual fund transactions) without prior approval and within the scope of the established investment policy. All investment transactions are reviewed and ratified or approved (as the case may be) at regularly scheduled meetings of the Board of Directors. Any investment which, subsequent to its purchase, fails to meet the guidelines of the policy is reported to the Board of Directors at its next meeting where the Board decides whether to hold or sell the investment.

Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. United Financial Bancorp, Inc., as a federally chartered mid-tier stock holding company, may invest in equity securities subject to certain limitations.

The investment policy requires that all securities transactions be conducted in a safe and sound manner. Investment decisions must be based upon a thorough analysis of each security instrument to determine its quality and inherent risks, fit within United Bank’s overall asset/liability management objectives, effect on its risk-based capital measurement and prospects for yield and/or appreciation. The investment policy provides that United Bank may invest in U.S. treasury notes, U.S. and state agency securities, mortgage-backed securities, corporate debt securities, commercial paper and other conservative investment opportunities.

Our investment portfolio at December 31, 2004, consisted of $35.1 million in federal agency obligations, $15.3 million of corporate debt instruments, $275,000 of equity securities, consisting of Fannie Mae and Freddie Mac common and preferred stock, and $2.5 million of industrial revenue and municipal bonds. We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies or government sponsored enterprises. At December 31, 2004, our mortgage-backed securities portfolio totaled $101.7 million, or 13.17% of total assets, and consisted of $48.9 million in fixed-rate securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Securities can be classified as held-to-maturity or available-for-sale at the date of purchase. We generally classify our investment securities as available-for-sale.

U.S. Government and Federal Agency Obligations. At December 31, 2004, our U.S. Government and federal agency securities portfolio totaled $35.1 million, all of which was classified as available-for-sale. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. Our investment policy also authorizes the investment in collateralized mortgage obligations (“CMOs”), also insured or issued by Freddie Mac, Fannie Mae and Ginnie Mae, although we currently do not hold any CMO’s in our portfolio.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate which is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally U.S. government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors such as us, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

At December 31, 2004, our mortgage-backed securities totaled $101.7 million, or 13.17% of total assets and 13.88% of interest earning assets. All of our mortgage-backed securities at December 31, 2004 were classified as available-for-sale. At December 31, 2004, 48.1% of the mortgage-backed securities were backed by adjustable rate mortgage loans and 51.9% were backed by fixed rate mortgage loans. The mortgage-backed securities portfolio had a weighted average yield of 4.01% at December 31, 2004. The estimated fair value of our mortgage-backed securities at December 31, 2004 was $101.7 million, which is $500,000 less than the amortized cost of $102.2 million. Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Corporate Bonds. At December 31, 2004, our corporate bond portfolio totaled $15.3 million, all of which was classified as available-for-sale. The industries represented by our corporate bond issuers include technology, services, consumer and financial. Although corporate bonds may offer higher yields than U.S. Treasury or agency securities of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer. In order to mitigate this risk, our investment policy requires that corporate debt obligations be rated in one of the four highest categories by a nationally recognized rating service. We may invest up to 5% of United Bank’s consolidated assets in corporate debt obligations and up to $1,000,000 in any one issuer.

Marketable Equity Securities. At December 31, 2004, our equity securities portfolio totaled $275,000, or less than 1% of our total assets, all of which were classified as available for sale. The portfolio consisted of Fannie Mae and Freddie Mac common and preferred stock. Investments in equity securities involve risk as they are not insured or guaranteed investments and are affected by stock market fluctuations. Such investments are carried at their market value and fluctuation in the market value of such investments directly affect our net capital position.

Municipal Obligations and Industrial Revenue Bonds. Municipal obligations are securities issued by states, counties and municipalities or their agencies. The industrial revenue bonds in our portfolio are issued by the Massachusetts Health and Educational Facilities Authority, an independent public authority created by Massachusetts to assist nonprofit organizations to borrow funds through tax-exempt bond issuances. Our investment policy requires that the municipal obligations be rated within the first four rating categories by Standard & Poor’s or Moody’s. At December 31, 2004, our industrial revenue and municipal obligations portfolio totaled $2.5 million, all of which was classified as held-to-maturity.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At December 31,
	2004		2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available-for-sale:
U.S. Government and federal agency obligations	$35,415	$35,084	$56,526	$56,462	$22,165	$22,271
Mortgage-backed securities	102,209	101,679	124,660	123,773	59,574	60,889
Corporate debt obligations	15,094	15,291	15,764	16,337	13,163	13,718
Mutual funds	—	—	—	—	124	124
Equity securities	293	275	394	393	493	503

Total available-for-sale	$153,011	$152,329	$197,344	$196,965	$95,519	$97,505

Investment securities held-to-maturity:
Industrial revenue bonds	$1,421	$1,421	$1,498	$1,498	$524	$524
Municipal bonds	1,078	1,077	677	677	213	210

Total held-to-maturity	$2,499	$2,498	$2,175	$2,175	$737	$734

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		One Year through Five Years		Five Years through Ten Years		More than Ten Years		Total Securities
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. Government and federal agency obligations	$5,899	3.35%	$17,208	3.57%	$11,977	4.84%	$—	0.00%	$35,084	$35,084	3.97%
Mortgage-backed securities	—	—	11,304	3.76	24,243	4.14	66,131	4.01	101,678	101,678	4.01
Corporate debt obligations	2,386	4.10	11,425	3.86	499	4.32	981	4.87	15,291	15,291	3.98
Total available-for-sale	8,285	3.57%	39,937	3.71%	36,719	4.37%	67,112	4.02%	152,053	152,053	4.00%

Investment securities held-to-maturity:
Industrial revenue bonds	—		—		471	5.00%	950	4.00%	1,421	1,421	4.33%
Municipal bonds	—		—		865	2.76	213	3.73	1,078	1,077	2.95
Total held-to-maturity	—		—		1,336	3.55%	1,163	3.95%	2,499	2,498	3.74%

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank advances, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on other earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts, retirement accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We currently do not accept brokered deposits, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service, long-standing relationships with customers and an active marketing program are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At December 31, 2004, $251.3 million, or 41.0% of our deposit accounts were certificates of deposit, of which $163.2 million had maturities of one year or less.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At December 31,
	2004			2003			2002
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Non-interest bearing demand accounts	$86,246	14.06%	0.00%	$73,677	12.39%	0.00%	$61,713	11.56%	0.00%
NOW accounts	39,917	6.51	0.25	37,435	6.29	0.25	36,963	6.92	0.25
Money market accounts	139,754	22.77	1.48	141,374	23.77	1.12	140,447	26.32	1.51
Regular savings accounts	94,586	15.41	0.65	88,919	14.95	0.64	78,440	14.70	1.24
Retirement accounts	48,496	7.90	2.71	48,941	8.23	2.93	45,630	8.55	3.55
Certificates of deposit	204,673	33.35	2.70	204,402	34.37	2.66	170,511	31.95	3.15

Total deposits	$613,672	100.00%	1.57%	$594,748	100.00%	1.54%	$533,704	100.00%	1.91%

The following table sets forth the interest-bearing deposit activities for the periods indicated.

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Beginning balance	$521,071	$471,991	$433,278
Net deposits (withdrawals) before interest credited	(2,639)	39,819	26,296
Interest credited	8,994	9,261	12,417
Net increase (decrease) in deposits	6,355	49,080	38,713
Ending balance	527,426	521,071	471,991

As of December 31, 2004, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $75.2 million. The following table sets forth the maturity of those certificates as of December 31, 2004.

At December 31, 2004
(In thousands)
Three months or less	$9,972
Over three months through six months	9,178
Over six months through one year	30,215
Over one year to three years	17,327
Over three years	8,458

Total	$75,150

The following table sets forth the time deposits classified by interest rate as of the dates indicated.

	At December 31,
	2004	2003	2002
	(In thousands)
Interest Rate
Less than 2%	$78,311	$87,857	$11,440
2.00% - 2.99%	101,476	83,351	96,934
3.00% - 3.99%	29,435	35,701	54,528
4.00% - 4.99%	22,877	24,092	29,772
5.00% - 5.99%	19,191	20,665	22,233
6.00% - 6.99%	—	—	1

Total	$251,290	$251,666	$214,908

The following table sets forth the amount and maturities of time deposits at December 31, 2004.

	One year or less	Over one year to two years	Over two years to three years	Over three years to four years	Over four years to five years	Total	Percentage of total certificate accounts
Interest Rate
Less than 2%	$69,408	$8,780	$120	$3	$—	$78,311	31.16%
2.00% - 2.99%	89,705	9,033	1,977	761	—	101,476	40.38
3.00% - 3.99%	3,459	384	2,005	12,977	10,610	29,435	11.71
4.00% - 4.99%	497	6,769	13,948	413	1,250	22,877	9.10
5.00% - 5.99%	92	—	19,099	—	—	19,191	7.64
6.00% - 6.99%	—	—	—	—	—	—	—

Total	$163,161	$24,966	$37,149	$14,154	$11,860	$251,290	100.00%

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Boston and collateralized repurchase agreements with our customers. As of December 31, 2004, we had Federal Home Loan Bank advances in the amount of $86.7 million, which represented 12.2% of total liabilities with a weighted average maturity of 3.7 years and a weighted average rate of 3.53%. As a member of the Federal Home Loan Bank of Boston, we can currently borrow up to approximately $194 million from the Federal Home Loan Bank.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at and for the periods shown:

	At or For the Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Balance at end of period	$86,694	$76,820	$29,889
Average balance during period	$85,413	$57,675	$39,915
Maximum outstanding at any month end	$99,699	$77,972	$48,944
Weighted average interest rate at end of period	3.53%	3.37%	4.74%
Average interest rate during period	3.47%	3.73%	5.35%

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by U.S. Government agency obligations. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability on our consolidated balance sheets. The following summarizes our repurchase agreements at and for the periods shown:

	At or For the Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Balance at end of period	$4,317	$4,218	$1,146
Average balance during year	4,064	3,744	2,559
Maximum outstanding at any month end	6,015	4,942	5,436
Weighted average interest rate at end of year	1.19%	0.90%	0.46%
Average interest rate during year	0.96%	0.88%	0.92%

Properties

The following table provides certain information as of December 31, 2004 with respect to our main office located in West Springfield and our ten other full service branch offices, our drive-up facility and our financial services facility:

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:
95 Elm Street West Springfield, MA 01089	Owned	1999	46,147	$1,724

Full Service Branches:
115 State Street Springfield, MA 01103	Leased	(1)	2,028	—

1077 St. James Avenue Springfield, MA 01104	Owned	2003	8,354	915

459 Main Street Indian Orchard, MA 01151	Leased	(2)	2,000	—

528-530 Center Street Ludlow, MA 01056	Owned	2002	3,000	1,098

1930 Wilbraham Road Springfield, MA 01129	Owned	2001	2,304	803

670 Bliss Road Longmeadow, MA 01106	Leased	(3)	1,652	30

1325 Springfield Street Feeding Hills, MA 01030	Leased	(4)	2,400	8

10 Elm Street Westfield, MA 01085	Owned	1981	8,500	145

14 Russell Road Huntington, MA 01050	Owned	2001	720	160

1830 Northampton Street Holyoke, MA 01040	Owned	1994	6,409	667

Other:
333 Elm Street West Springfield, MA 01089	Leased	(5)	615	—

33 Westfield Street West Springfield, MA 01089	Owned	(6)	1,720	1,161

(1)	United Bank has a lease for a five year period expiring in June 2005 with a renewal option for five additional years.

(2)	United Bank has a lease for a five year period expiring in May 2008 with two five-year renewal options.

(3)	United Bank has a lease for a five year period expiring in September 2006 with a renewal option for five additional years.

(Footnotes continued on following page)

(4)	United Bank has a lease for a five year period expiring in September 2005 with two five-year renewal options.

(5)	United Bank has a lease on a month-to-month basis. This office is a drive-up facility only.

(6)	This financial services facility offers insurance and investment products and financial planning services.

The net book value of our premises, land and equipment was $7.7 million at December 31, 2004.

Subsidiary Activities

UCB Securities, Inc. is a wholly-owned subsidiary of United Bank established in 1998 as a Massachusetts security corporation for the purpose of buying, selling and holding investment securities on its own behalf. The income earned on UCB Securities, Inc.’s investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at United Bank. At December 31, 2004, UCB Securities, Inc. had total assets of $48.2 million, all of which were qualifying securities under the applicable regulations.

United Financial Services Group

In 2002, United Bank, through its division, United Financial Services Group, formed an alliance with Baystate Financial Services, LLC and its registered broker-dealer, New England Securities. Together they offer United Bank customers a complete range of non-deposit investment products and financial planning services, including mutual funds, debt, equity and government securities, insurance products, fixed and variable annuities, financial planning for individual and commercial customers and estate planning services. United Bank receives a portion of the commissions generated by United Financial Services from sales to customers.

Legal Proceedings

At December 31, 2004, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

United Bank has entered into an agreement with United Financial Bancorp, Inc. and United Mutual Holding Company to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, United Bank and United Financial Bancorp, Inc. have entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2004, we had 143 full-time employees and 29 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. United Financial Bancorp, Inc. and United Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither United Financial Bancorp, Inc.’s nor United Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to United Financial Bancorp, Inc. or United Bank.

Method of Accounting. For federal income tax purposes, United Financial Bancorp, Inc. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, United Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1988. United Bank recaptured its reserve balance over the six-year period ended December 31, 2001.

Currently, the United Bank consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to November 1, 1988 were subject to recapture into taxable income should United Bank fail to meet certain thrift asset and definitional tests.

At December 31, 2004, our total federal pre-base year reserve was approximately $6.3 million. However, under current law, pre-base year reserves remain subject to recapture should United Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. United Financial Bancorp, Inc. and United Bank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2004, United Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. United Financial Bancorp, Inc. may exclude from its federal taxable income 100% of dividends received from United Bank as a wholly- owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation. A 70% dividends-received deduction is available for dividends received from corporations owning less than 20% by the recipient corporation.

State Taxation

For Massachusetts income tax purposes, a consolidated tax return cannot be filed. Instead, United Financial Bancorp, Inc., United Bank, and each of their subsidiaries file separate annual income tax returns. United Bank’s state tax returns, as well as those of its subsidiaries, are not currently under audit, and have not been audited during the past five years.

United Bank files Massachusetts financial institution income tax returns and is subject to an annual Massachusetts tax at a rate of 10.5% of its net income. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under Massachusetts law. Deductions with respect to the following items, however, shall be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

United Financial Bancorp, Inc. is required to file a Massachusetts income tax return and is generally subject to a state income tax rate that is the same rate as the tax rate for financial institutions in Massachusetts.

United Bank’s subsidiary, UCB Securities, Inc., is taxed as a Massachusetts security corporation, and is subject to a state tax rate of 1.32% of its gross income.

SUPERVISION AND REGULATION

General

United Bank is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. United Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System. United Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine United Bank and prepare reports for the consideration of its Board of Directors on any operating deficiencies. United Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of United Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on United Financial Bancorp, Inc. and United Bank and their operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, United Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not in the aggregate exceed 400% of capital, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. United Bank also may establish subsidiaries that may engage in activities not otherwise permissible for United Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 46% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank. United Bank does not typically engage in asset sales.

At December 31, 2004, United Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. In the case of United Bank and in connection with its charter conversion to a federally chartered savings bank, the Office of Thrift Supervision has permitted United Bank to maintain a loans-to-one borrower limit of 20% of unimpaired capital and surplus, subject to certain conditions. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2004, United Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, United Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, United Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. United Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At December 31, 2004, United Bank satisfied this test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings banks must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the association’s net income for that year to date plus the association’s retained net income for the preceding two years;

•	the association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. United Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Privacy Standards. Effective July 2001, financial institutions, including United Bank, became subject to FDIC regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require United Bank to disclose its privacy policy, including identifying with whom it shares “non-public personnel information” to customers at the time of establishing the customer relationship and annually thereafter.

The regulations also require United Bank to provide its customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, United Bank is required to provide its customers with the ability to “opt-out” of having United Bank share their non-public personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on United Bank. The Gramm-Leach-Bliley Act also provides for the ability of each state to enact legislation that is more protective of consumers’ personal information. We cannot predict whether Massachusetts may enact such legislation or what impact, if any, it would have if enacted.

In February 2001, the FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-Bliley Act. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer. United Bank has implemented these guidelines and such implementation did not have a material adverse effect on our operations.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as United Bank. United Financial Bancorp, Inc. is an affiliate of United Bank. In general, loan transactions between an insured depository institution and its affiliate are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

United Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of United Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by United Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for an association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings bank will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings bank. Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of savings bank’s assets at the time it was notified or deemed to be under capitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2004, United Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in United Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. United Bank’s deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit

Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. United Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Boston, United Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20 of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of December 31, 2004, United Bank was in compliance with this requirement.

Federal Reserve System

The Federal Reserve Board regulations require savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2004, United Bank was in compliance with these reserve requirements.

Internet Banking

Technological developments are significantly altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks’ efficiency and competitiveness consistent with safe and sound banking practices. We cannot assure you that the bank regulatory agencies will adopt new regulations that will not materially affect any of our internet operations or restrict any such further operations.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including savings banks, like United Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (the “Act”), which implemented legislative reforms intended to address corporate and accounting fraud, was enacted in July 2002. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the Board of Directors or the board itself.

Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Under the Act, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

We anticipate that we will incur additional expense in complying with the provisions of the Act and the regulations that have been promulgated to implement the Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Holding Company Regulation

General. United Mutual Holding Company and United Financial Bancorp, Inc. are non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, United Mutual Holding Company and United Financial Bancorp, Inc. are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over United Financial Bancorp, Inc. and United Mutual Holding Company, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, United Financial Bancorp, Inc. and United Mutual Holding Company are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as United Financial Bancorp, Inc. may engage in the following activities: (i) investing in the stock of a savings bank; (ii) acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings bank; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or banks share their home offices; (v) furnishing or performing management services for a savings bank subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings bank subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including United Financial Bancorp, Inc. and United Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by United Mutual Holding Company. Office of Thrift Supervision regulations require United Mutual Holding Company to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from United Financial Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the subsidiary savings association, and (ii) the mutual holding company’s Board of Directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that United Mutual Holding Company will waive any dividends paid by United Financial Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by United Mutual Holding Company (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event United Mutual Holding Company converts to stock form.

Conversion of United Mutual Holding Company to Stock Form. Office of Thrift Supervision regulations permit United Mutual Holding Company to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new stock holding company would be formed as the successor to United Financial Bancorp, Inc. (the “New Holding Company”), United Mutual Holding Company’s corporate existence would end, and certain depositors of United Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than United Mutual Holding Company (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in United Financial Bancorp, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by United Mutual Holding Company (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event United Mutual Holding Company converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the offering conducted as part of the Conversion Transaction.

Any Conversion Transaction would require the approval of a majority of the outstanding shares of United Financial Bancorp, Inc. common stock held by Minority Stockholders and approval of a majority of the votes held by depositors of United Bank, with depositors entitled to cast one vote per $100 on deposit at United Bank (up to a maximum of 1,000 votes).

Federal Securities Laws

United Financial Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, United Financial Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. United Financial Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of United Financial Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of United Financial Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If United Financial Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of United Financial Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of United Financial Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, United Financial Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Shared Management Structure

The directors of United Financial Bancorp, Inc. are those same persons who are the directors of United Bank. In addition, each executive officer of United Financial Bancorp, Inc. is also an executive officer of United Bank. Although there are no present plans to do so, both United Financial Bancorp, Inc. and United Bank may choose to appoint additional or different persons as directors and executive officers in the future.

We expect that United Financial Bancorp, Inc. and United Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to United Bank. These individuals may receive additional compensation for their services to United Financial Bancorp, Inc.

Directors of United Financial Bancorp, Inc.

The Board of Directors of United Financial Bancorp, Inc. currently consists of 12 members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the offering are Directors George W. Jones, Kevin E. Ross, Robert A. Stewart, Jr. and Thomas H. Themistos. The class of directors whose term expires at the second annual meeting of stockholders following completion of the offering are Directors Robert W. Bozenhard, Jr., Michael F. Crowley, Carol Moore Cutting and Carol A. Leary. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the offering are Directors Richard B. Collins, Donald G. Helliwell, G. Todd Marchant and Michael F. Werenski.

Executive Officers of United Financial Bancorp, Inc.

The following individuals are the executive officers of United Financial Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
Richard B. Collins	62	President and Chief Executive Officer
Donald F.X. Lynch	58	Executive Vice President, Chief Financial Officer and Corporate Secretary
Laurie J. Rollins	45	Treasurer

(1)	As of December 31, 2004.

The executive officers of United Financial Bancorp, Inc. are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of United Bank

Composition of our Board. United Bank has 12 directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of United Bank are elected by United Financial Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2004, and the years when they began serving as directors of United Bank and when their current term expires:

Directors	Age	Position	Director Since	Term Expires
Robert W. Bozenhard, Jr.	70	Director and Chairman of the Board of Directors	1984	2007
Richard B. Collins	62	Director and President and Chief Executive Officer	2002	2008
Michael F. Crowley	47	Director	2001	2007
Carol Moore Cutting	56	Director	2001	2007
Donald G. Helliwell	70	Director	1975	2008
George W. Jones	71	Director	1985	2006
Carol A. Leary	57	Director	2001	2007
G. Todd Marchant	66	Director	1991	2008
Kevin E. Ross	52	Director	1991	2006
Robert A. Stewart, Jr.	53	Director	1991	2006
Thomas H. Themistos	65	Director	2004	2006
Michael F. Werenski	45	Director	1991	2008

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Robert W. Bozenhard, Jr. is the Chairman of the Board of Directors of United Bank. Mr. Bozenhard joined United Bank’s Board of Directors in 1984 and became Chairman in 2003. Mr. Bozenhard is a partner with the law office of Bozenhard, Socha & Ely in West Springfield, Massachusetts.

Richard B. Collins is President and Chief Executive Officer of United Bank. Mr. Collins joined United Bank in 2001 as President. Mr. Collins became the Chief Executive Officer and joined United Bank’s Board of Directors in 2002. Prior to his affiliation with United Bank, Mr. Collins was President and Chief Executive Officer of First Massachusetts Bank, N.A.

Michael F. Crowley is President of Crowley Real Estate Appraisers, Inc., located in Springfield, Massachusetts.

Carol Moore Cutting is the owner, President and General Manager of Cutting Edge Broadcasting Incorporated, a radio station located in Northampton, Massachusetts.

Donald G. Helliwell is retired. Prior to his retirement in 1987, Mr. Helliwell served as Chief Executive Officer and owner of Westfield Coatings Corporation located in Westfield, Massachusetts.

George W. Jones is retired. Prior to his retirement in 1991, Mr. Jones served as President and Chief Executive Officer of Eastern States Exposition, located in West Springfield, Massachusetts.

Carol A. Leary is President of Bay Path College, located in Longmeadow, Massachusetts.

G. Todd Marchant is a financial consultant with Grigsby and Smith, located in East Longmeadow, Massachusetts.

Kevin E. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts.

Robert A. Stewart, Jr. is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency, located in Springfield, Massachusetts.

Thomas H. Themistos is a principal of Themistos & Dane, PC, a regional public accounting firm located in Springfield, Massachusetts.

Michael F. Werenski is President and Treasurer of Marion & Werenski Insurance and Real Estate Agency, Inc., located in South Hadley, Massachusetts.

Executive Officers of the Bank Who Are Not Also Directors

John E. Briggs is Senior Vice President, Marketing and Public Relations. Mr. Briggs joined United Bank in 1997. Mr. Briggs is 62 years old.

William Clark is Senior Vice President, Residential Lending. Mr. Clark joined United Bank in 1998. Mr. Clark is 40 years old.

Keith E. Harvey has been the Executive Vice President for Operations and Retail Sales of United Bank since 2000. Mr. Harvey joined the Bank in 1984. Mr. Harvey is 57 years old.

Donald F.X. Lynch is Executive Vice President, Chief Financial Officer and Secretary of United Bank. Mr. Lynch joined the Bank in 1982. Mr. Lynch is 58 years old.

John J. Patterson is Senior Vice President, Risk Management of United Bank. Mr. Patterson joined United Bank in 1993. Mr. Patterson is 58 years old.

J. Jeffrey Sullivan joined United Bank in 2003 as Executive Vice President and Chief Lending Officer. Prior to joining United Bank, Mr. Sullivan was Senior Vice President of

Business Development and Commercial Lending of Bank of Western Massachusetts. Mr. Sullivan is 40 years old.

Meetings and Committees of the Board of Directors of United Financial Bancorp, Inc.

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2004, the board of directors of United Financial Bancorp, Inc. met six times and the Board of Directors of United Bank met 12 times. Our Board of Directors has standing Audit, Compensation and Governance Committees.

The Audit Committee, currently consisting of Ms. Cutting and Leary and Messrs. Helliwell, Ross, Stewart and Themistos, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has designated Mr. Themistos as the audit committee financial expert under the rules of the Securities and Exchange Commission.

The Compensation Committee, currently consisting of Ms. Cutting and Leary and Messrs. Helliwell, Ross, Stewart and Themistos, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock market.

The Governance Committee, currently consisting of Ms. Cutting, Ms. Leary and Messrs. Helliwell, Ross, Stewart and Themistos, is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Audit Committee, Compensation Committee and Governance Committee did not meet in 2004 as United Financial Bancorp, Inc. was not organized until April 2004.

Each of the committees listed will operate under a written charter, which governs its composition, responsibilities and operations.

In addition, the Board of Directors of United Bank has Audit, Compensation, Executive, Loan and Governance Committees, all of which met on a regular basis during 2004.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, United Financial Bancorp, Inc. also expects to adopt several policies to govern the activities of both United Financial Bancorp, Inc. and United Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Director Fees. Each of the individuals who serve as a director of United Financial Bancorp, Inc. currently serves as a director of United Bank and earns director fees in that capacity. Each non-employee director of United Bank is paid a fee of $950 per meeting attended, with one excused paid absence allowed (for regularly scheduled meetings only) during the course of the year. Each director serving on a Board committee is paid a fee of $550 ($650 for audit committee) per meeting attended, except for committee chairpersons who receive a fee of $600 ($700 for audit committee) per meeting attended. The Chairman of the Board is paid an annual retainer of $15,000 and all non-employee directors are paid annual retainers of $10,000. All non-employee directors also receive a fee of $550 when they attend “outside workshops.”

Directors Fee Continuation Plan. United Bank has adopted a Directors Fee Continuation Plan that provides that upon attainment of the normal retirement date (May 1st of the calendar year following the expiration of the term during which the participant attains age 72), a participant who has served as board chair and who is no longer serving as director and has not been terminated for cause will be entitled to an annual benefit payable for ten years of $24,000, reduced by 1/15 for each year of service as a director less than 15. A participant who had attained normal retirement age, has not served as board chair, is no longer serving as a director and has not been terminated for cause will receive an annual benefit payable for ten years of $15,000, reduced by 1/15 for each year of service as a director less than 15. In the event of death of the participant prior to receipt of all benefits under the plan, any unpaid benefits will be paid to the participant’s beneficiary.

A participant who terminates service prior to attainment of his/her normal retirement date and has not been terminated for cause will receive an annual benefit determined as provided above. Such benefit will commence on May 1st following the participant’s attainment of age 72. In the event of termination of service due to disability prior to the normal retirement date, the participant will be entitled to a normal retirement benefit payment, determined as though the participant has served as a director until attaining the normal retirement date, commencing on May 1st following attainment of age 72.

In the event of the participant’s death prior to his/her normal retirement date, his/her beneficiary will receive a benefit determined as though the participant had served as director until his/her normal retirement date. In the event of termination for cause, no benefit will be paid under the plan.

Deferred Income Agreements. United Bank maintains deferred income agreements (the “Agreement(s)”) with directors Donald G. Helliwell, Robert W. Bozenhard, Jr., and George W. Jones (the “Director(s)”). The Agreements allowed the Directors to defer their director fees during the years 1985-1990, and to have such fees, plus interest, paid to the Directors in later years pursuant to the terms of the Agreements. Under the Agreements, United Bank will pay Directors Helliwell and Jones a total sum of $75,930, and Director Bozenhard a total sum of $90,572, in 120 monthly installments of $633 and $755, respectively. Payments commenced to Director Helliwell and Director Jones upon their attainment of age 65, and to Director Bozenhard, Jr. upon his attainment of age 67. In the event a Director should die before 120 payments have been made, United Bank will make the remaining monthly payments to the Director’s designated beneficiary or, if none, to his estate.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the year ended December 31, 2004, certain information as to the total remuneration paid by United Bank to its Chief Executive Officer as well as to the four most highly compensated executive officers of United Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as Named Executive Officers.

		Annual Compensation(1)
Name and Principal Position	Fiscal Year	Salary(2)	Bonus	Other Annual Compensation (3)	All Other Compensation (4)
Richard B. Collins, President and Chief Executive Officer	2004	$283,815	$57,010	—	$10,250

Donald F.X. Lynch, Executive Vice President, Chief Financial Officer and Secretary	2004	$164,163	$32,903	—	$8,202

Keith E. Harvey, Executive Vice President for Operations and Retail Sales	2004	$146,163	$24,468	—	$7,308

J. Jeffrey Sullivan, Executive Vice President and Chief Lending Officer	2004	$151,423	$25,228	—	$842

John J. Patterson, Senior Vice President, Risk Management	2004	$133,252	$17,801	—	$6,663

(1)	Summary compensation information is excluded for the years ended December 31, 2003 and 2002, as United Financial Bancorp, Inc. was not a public company during those periods.

(2)	Current base salaries for Messrs. Collins, Lynch, Harvey, Sullivan and Patterson are $340,000, $164,000, $164,000, $164,000 and $134,000, respectively.

(3)	United Bank provides certain of its executive officers with non-cash benefits and perquisites. Management believes that the aggregate value of these benefits for 2004 did not, in the case of the named executive officers, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for them in the Summary Compensation Table.

(4)	Represents employer contributions under United Bank’s 401(k) Plan.

Benefit Plans

Executive Supplemental Compensation Agreements. United Bank has adopted Executive Supplemental Compensation Agreements for Messrs. Collins, Harvey, Lynch, and Patterson. The agreements provide that each executive will receive benefits upon attaining normal retirement at age 65 (age 67 for Mr. Collins) or later. The normal retirement benefit is equal to 60% of the executive’s highest three years’ average base salary, reduced by the sum of the following: (i) the executive’s annual benefit on a single life income basis from United Bank’s defined benefit plan; (ii) the executive’s annual benefit on a single life income basis attributable to employer contributions and earnings thereon from United Bank’s 401(k) plan; (iii) the executive’s annual benefit on a single life income basis resulting from participation in a qualified plan with prior employers; and (iv) one half of the executive’s primary Social Security benefit. Benefits under the agreements are payable on a monthly basis over the longer of 180 months or the life of the executive. Annual normal retirement benefits shall be at least $12,000 for Mr. Lynch. In the event the executive dies after receiving the first payment and prior to receiving all of the payments under the agreement, the remaining payments will be made to the executive’s designated beneficiary, if any, or to the executive’s estate. Reduced benefits will be paid upon early retirement at age 62 (age 65 for Mr. Collins).

In the event the executive dies while employed by United Bank, prior to attaining normal retirement age and prior to the first payment date under the agreement, the executive’s beneficiary will be entitled to a lump-sum payment. United Bank intends to fund its obligations under the agreements through insurance and has purchased split-dollar life insurance policies on the lives of the executives. In the event that the insurer cannot meet its obligations under the policies for Messrs. Collins and Harvey, the agreements provide that the corporation will pay the supplemental death benefit. The split-dollar policies will pay lump-sum death benefits of at least $1.2 million and $600,000, respectively, to each of Mr. Collins’ and Mr. Harvey’s beneficiaries. Each of the agreements for Messrs. Patterson and Lynch provides for pre-retirement death benefits equal to the portion of the proceeds of a life insurance policy that exceeds the greater of (i) the cumulative premiums paid towards the policy less the economic benefits charged to the executive as compensation paid by United Bank or (ii) the policy’s cash surrender value.

In the event of disability prior to attaining normal retirement age, the executive will be entitled to supplemental compensation payable on a monthly basis over the longer of 180 months or life, beginning at age 65 (age 62 for Mr. Harvey).

An executive may elect, prior to the calendar year in which payments are to begin, any optional form of payment that is the actuarial equivalent of the benefit and the form of which is provided under United Bank’s pension plan, provided that if the executive elects a lump-sum payment, United Bank may require that such payment be made over a period of up to five years, plus interest compounded annually at 6% per annum on the unpaid balance.

No supplemental compensation will be paid to Messrs. Collins, Harvey, Lynch or Patterson in the event employment is terminated for any reason other than normal or early retirement, or disability.

For the year ended December 31, 2004, United Bank accrued benefits under the plan in the amounts of $78,867, $5,207, $22,435 and $14,207 for Messrs. Collins, Lynch, Harvey and Patterson, respectively.

Defined Contribution Plan. United Bank maintains a defined contribution retirement plan through the Cooperative Banks Employees Retirement Association (“CBERA”) (the “Plan”). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours must be enrolled in the Plan and begin making at least the minimum pre-tax contribution of 1% of compensation. Participants may make additional pre-tax contributions up to a total of 50% of compensation, and may also elect to contribute on an after-tax basis (other than the required 1% pre-tax amount). However, the maximum aggregate percentage of compensation that a participant may defer is 50% of compensation. Participants become immediately 100% vested in their employee contributions and earnings thereon. United Bank will make matching contributions equal to 100% of the participant’s first 5% of his elective (pre-tax) or employee (after-tax) contributions. Employees may enter the Plan as of the first day of the month following their date of hire, provided such early enrollees will become eligible to receive United Bank’s matching contributions only after satisfying the bank’s eligibility requirements. Participants become vested in United Bank’s matching contributions at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become fully vested in the bank matching contributions upon early, normal, or deferred retirement, or death. The Plan permits participants to direct the investment of their accounts into various investment options. Upon attainment of normal retirement age (age 65) or early retirement age (age 62, or age 55 with five years of vesting service, or age 50 with 15 years of vesting service), participants may choose among various retirement benefit options. The normal form of retirement benefit for participants who are not married and who were participants prior to January 1, 1989 is a single life annuity. The normal form of benefit for participants who are married is a 100% joint and survivor annuity. Employees who became participants after December 31, 1988 or who waive the normal form of benefit may elect the following forms of retirement benefit payments: (i) payment of their entire vested account balance in a total distribution or in installments, (ii) payment of their after-tax contributions and transfer of their pre-tax contributions, matching contributions, and all investment earnings to United Bank’s defined benefit plan to be paid as an annuity; (iii) payment of their employee contribution account in a single payment and transfer of their matching contribution account to United Bank’s defined benefit plan to be paid as an annuity; or (iv) transfer their entire account balance to United Bank’s defined benefit plan to be paid as an annuity. The Plan permits loans to participants.

Defined Benefit Pension Plan. United Bank maintains a defined benefit retirement plan offered through CBERA. Employees who have attained age 21 and completed one year of employment during which they worked at least 1,000 hours must be enrolled under the plan. United Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participants in the plan become vested in their retirement benefits at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become 100% vested upon early, normal, or deferred retirement, or death. A participant’s retirement benefit is generally based on 0.75% of the participant’s final average compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Bases in effect during the 35 years prior to the participant’s Social Security normal retirement date), times all years of service from January 1, 1989. In the event an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to his benefit under the current plan. Participants who retire early after age 62 will be entitled to an unreduced accrued pension. The normal form of retirement benefit for participants who are not married is a single life annuity. The normal form of retirement benefit for participant’s who are married is a 100% joint and survivor annuity. However, participants who are married and obtain their spouse’s consent may elect to receive a single cash payment or an annuity. In the event of a participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing, and the participant is at least 35 years old. In the event of death prior to the participant’s attainment of early or normal retirement age, the participant’s spouse may either defer receipt of the benefit until the participant would have reached age 70½ or elect to receive a lump-sum payment. For the 2004 plan year, United Bank made a contribution to the plan of approximately $390,099.

The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 in calendar year 2004, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below:

Final Average Annual Compensation	Years of Service and Benefit Payable at Retirement
	5	10	15	20	25	30
$25,000	$938	$1,875	$2,813	$3,750	$4,688	$5,625
$50,000	$1,908	$3,815	$5,723	$7,630	$9,538	$11,446
$100,000	$5,033	$10,065	$15,098	$20,130	$25,163	$30,196
$150,000	$8,158	$16,315	$24,473	$32,630	$40,788	$48,946
$175,000	$9,720	$19,440	$29,160	$38,880	$48,601	$58,321
$200,000	$11,283	$22,565	$33,848	$45,130	$56,413	$67,696

At December 31, 2004, Messrs. Collins, Lynch, Harvey, Sullivan and Patterson had 3, 31, 20, 1, and 11 years of credited service, respectively, under the plan.

Incentive Plan. United Bank maintains an incentive plan that provides cash awards to employees in years that United Bank attains target performance levels. For purposes of determining awards under the plan, the performance levels in 2004 were weighted 50% to return on assets, 30% to growth in core deposits, and 20% to the efficiency ratio. For 2005, performance levels will be weighted 25% to growth in core deposits, 25% to loan growth, and 50% to non-quantitative factors evaluated at the discretion of the Compensation Committee. All active regular full-time, reduced full-time, and regular part-time employees of United Bank, other than personal bankers and financial service representatives, who are employed on the day plan payouts are approved are eligible to receive awards under the plan. Awards under the plan range from 0% to 45% of base salary and vary depending on the participant’s position within United Bank. Awards under the plan are distributed during the first quarter of the year following the plan year for which the awards are granted.

For 2004, awards under the plan to Messrs. Collins, Lynch, Harvey, Sullivan and Patterson were $57,010, $32,903, $24,468, $25,228, and $17,801, respectively.

Employment Agreement. United Bank and United Financial Bancorp, Inc. intend to enter into an employment agreement with Richard B. Collins, their President and Chief Executive Officer. The agreement will have an initial term of up to three years. At least 60 days prior to the anniversary date of the agreement, the Board of Directors of United Bank will evaluate Mr. Collins’ performance under the agreement, and will renew the agreement for an additional year so that the remaining term will be three years, unless the Board of Directors gives him notice of nonrenewal at least 30 days prior to the anniversary date. Under the agreement, the initial base salary for Mr. Collins will be $340,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Under the agreement, Mr. Collins’ employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Collins’ termination or resignation will entitle him to payments of severance benefits following termination of employment. Mr. Collins will be entitled to severance benefits under the employment agreement in the event (A) his employment is involuntarily terminated either prior to or following a change in control (for reasons other than cause, death, disability or retirement), (B) he resigns during the term of the agreement (whether before or after a change in control) following (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a significant change in his functions, duties or responsibilities, or change in the nature or scope of his authority, (iii) the liquidation or dissolution of United Bank or United Financial Bancorp, Inc. that would affect his status, (iv) a reduction in his annual compensation or benefits or relocation of his principal place of employment by more than 25 miles from its location as of the date of the agreement or (v) a material breach of the agreement by United Bank, or (C) he resigns employment at any time during the term of the agreement following a change in control as a result of a failure to renew or extend the agreement, then he would be entitled to a severance payment equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, medical, dental and disability coverage for 36 months following the date of termination. Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by United Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period following his termination of employment. In the event that his employment has terminated for a reason entitling him to severance payments, Mr. Collins would receive an aggregate severance payment of approximately $1,272,447 based upon his current level of compensation.

Under the agreement, if Mr. Collins becomes disabled or incapacitated to the extent he is unable to perform his duties for six consecutive months, United Bank will continue to pay his salary for the longer of one year, or the remaining term of the agreement, reduced by payments to him under any applicable disability program. In the event of his death, his estate or beneficiaries will be paid his base salary for one year from his death, and will receive continued medical, dental, family and other benefits for one year. Upon retirement at age 65 or such later date determined by the Board of Directors, Mr. Collins will receive only those benefits to which he is entitled under any retirement plan of United Bank to which he is a party.

Upon termination of Mr. Collins’ employment other than in connection with a change in control, he agrees not to compete with United Bank for a period of one year following termination of his employment within 25 miles of any existing branch of United Bank or any subsidiary of United Financial Bancorp, Inc., or within 25 miles of any office for which United Bank, or a subsidiary has filed an application for regulatory approval to establish an office.

Change in Control Agreements. United Bank intends to enter into change in control agreements with its three executive vice presidents, Donald F.X. Lynch, Keith E. Harvey and J. Jeffrey Sullivan. The agreements would provide certain benefits to these individuals in the event of a change in control of United Bank or United Financial Bancorp, Inc. Each of the agreements provides for a term of up to 36 months. Commencing on each anniversary date, the Board of Directors may extend the agreements for an additional year. The agreements provide certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections are frequently offered by financial institutions, and the Board of Directors has determined that United Bank would be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

Under each of the agreements, following a change in control of United Financial Bancorp, Inc. or United Bank, an officer is entitled to a payment if the officer’s employment is involuntarily terminated during the term of the agreement, other than for cause, as defined, death or disability. Involuntary termination includes the officer’s termination of employment during the term of the agreement and following a change in control as the result of a demotion, loss of title, office or significant authority, reduction in the officer’s annual compensation or benefits, or relocation of the officer’s principal place of employment by more than 25 miles from its location immediately prior to the change in control. In addition, for the first 12 months following a change in control, if United Bank (or its successor) fails to renew the agreement, the officer can voluntarily resign and receive the severance payment. In the event that an officer is entitled to receive payments pursuant to the agreement, the officer will receive a cash payment of up to a maximum of two times the sum of his base salary and highest rate of bonuses awarded to him over the prior three years, subject to applicable withholding taxes. Under the proposed agreements, Messrs. Lynch, Harvey and Sullivan would receive an aggregate of $442,170, $423,930 and $425,574, respectively, upon a change in control, based upon their current levels of compensation. In addition to the severance payment, each officer is entitled to receive life, medical and dental coverage for a period of up to 24 months from the date of termination, as well as a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by United Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if the executive had continued working for the 24-month period following his termination of employment. Notwithstanding any provision to the contrary in the agreement, payments under the agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the offering. The Board of Directors of United Bank intends to adopt the employee stock ownership plan, and the Board of Directors of United Financial Bancorp, Inc. will, at the completion of the offering, ratify the loan to the employee stock ownership plan. Employees who are at least 21 years old with at least one year of employment with United Bank are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from United Financial Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering and issued to United Charitable Foundation. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from United Bank discretionary contributions to the employee stock ownership plan over a period of 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with United Bank mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. United Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to United Mutual Holding Company and to United Charitable Foundation). The number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than United Mutual Holding Company.

The stock-based benefit plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the outstanding votes of United Financial Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by United Mutual Holding Company), unless we obtain a waiver from the Office of Thrift Supervision which would allow the approval of the stock-based benefit plan by our stockholders by a majority of votes cast (excluding shares voted by United Mutual Holding Company). Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted awards authorized under the plan;

•	the options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of United Bank or United Financial Bancorp, Inc.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

United Financial Bancorp, Inc. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption form such prohibition for loans made by United Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. United Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors was $4,835,000 at December 31, 2004. These loans were performing according to their original terms at December 31, 2004.

Other Transactions. In its normal course of business, United Bank utilizes the services of the law firm of Bozenhard, Socha & Ely of which Director Bozenhard is a partner.

Participation By Directors and Executive Officers in the Offering

The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of United Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. Any purchases made by any affiliate of United Financial Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward distribution. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $1,570,000 of common stock, equal to 2.71% of the number of shares of common stock to be sold in the offering, at the midpoint of the estimated valuation range.

Name	Aggregate Purchase Price (1)	Number of Shares	Percent at Midpoint
Robert W. Bozenhard, Jr.	$100,000	10,000	0.17%
John E. Briggs	25,000	2,500	0.04
William Clark	10,000	1,000	0.02
Richard B. Collins	300,000	30,000	0.52
Michael F. Crowley	150,000	15,000	0.26
Carol Moore Cutting	25,000	2,500	0.04
Keith E. Harvey	100,000	10,000	0.17
Donald G. Helliwell	100,000	10,000	0.17
George W. Jones	25,000	2,500	0.04
Carol A. Leary	50,000	5,000	0.09
Donald F.X. Lynch	100,000	10,000	0.17
G. Todd Marchant	20,000	2,000	0.04
John J. Patterson	30,000	3,000	0.05
Kevin E. Ross	25,000	2,500	0.04
Robert A. Stewart, Jr.	30,000	3,000	0.05
J. Jeffrey Sullivan	150,000	15,000	0.26
Thomas H. Themistos	30,000	3,000	0.05
Michael F. Werenski	300,000	30,000	0.52

All directors and executive officers as a group	$1,570,000	157,000	2.71%

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Stock Issuance Plan.

THE OFFERING

The Board of Directors of United Financial Bancorp, Inc. and the Office of Thrift Supervision have approved the plan, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

On December 23, 2004, our Board of Directors unanimously adopted the plan pursuant to which United Financial Bancorp, Inc. will sell shares of its common stock to depositors of United Bank and certain other persons, and issue shares of its common stock to United Mutual Holding Company. After the offering, purchasers in the offering will own 44.6% of United Financial Bancorp, Inc.’s outstanding shares of common stock, and United Mutual Holding Company will own 53.4% of United Financial Bancorp, Inc.’s outstanding shares of common stock. In addition, we intend to issue shares of common stock, equal to 2.0% of the shares outstanding following the offering (including the shares issued to United Mutual Holding Company), to a charitable foundation to be established by United Bank.

The aggregate price of the shares of common stock sold in the offering will be within the offering range. The offering range of between $49.3 million and $76.7 million has been established by the Board of Directors, based upon an independent appraisal of the estimated pro forma market value of the common stock of United Financial Bancorp, Inc. The appraisal was prepared by RP Financial LC., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See “How We Determined Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the common stock.

The following describes the material aspects of the offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from United Bank upon request and is available for inspection at the offices of United Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information” on page 151.

Reasons for the Offering

The proceeds from the sale of common stock of United Financial Bancorp, Inc. will provide United Bank with additional capital, which may be used to support future growth, internally or through acquisitions. The offering will also enable United Financial Bancorp, Inc. and United Bank to increase their capital in response to any future regulatory capital requirements. Although United Bank currently exceeds all regulatory capital requirements, the sale of common stock will assist United Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

In addition, since United Bank competes with local and regional banks not only for customers, but also for employees, we believe that the offering also will afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, restricted stock plans and an employee stock ownership plan.

After completion of the offering, the unissued common and preferred stock authorized by United Financial Bancorp, Inc.’s Charter, as well as any treasury shares that may have been repurchased, will permit United Financial Bancorp, Inc. to raise additional equity capital through further sales of securities and may permit United Financial Bancorp, Inc. to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. United Financial Bancorp, Inc. currently has no plans with respect to additional offerings of securities.

The offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, United Financial Bancorp, Inc. will be in a position after the offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds We Raise from the Offering” on page 35 for a description of our intended use of proceeds.

After considering the advantages and disadvantages of the offering, as well as applicable fiduciary duties, the Board of Directors of United Financial Bancorp, Inc. unanimously approved the offering as being in the best interests of United Financial Bancorp, Inc., United Bank, and United Bank’s depositors and the communities we serve.

Offering of Common Stock

Under the stock issuance plan, up to 6,671,438 shares of United Financial Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 noon, Massachusetts time, on June 20, 2005, unless otherwise extended by United Bank and United Financial Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision. This period expires on August 15, 2005, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by August 15, 2005, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify United Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to United Bank’s notice, the funds submitted will be refunded to the subscriber with interest at United Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at United Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at United Bank, as of the close of business on November 30, 2003, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$250,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in United Bank in the one-year period preceding November 30, 2003 are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of United Bank, such as the employee stock ownership plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering. The employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering and issued to the United Charitable Foundation unless additional purchases are required to complete the offering at the minimum of the offering range. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding that amount up to 10% of the common stock. In addition to purchasing shares of common stock in the offering, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on March 31, 2005, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$250,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on April 30, 2005 who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder (“Other Depositors”), will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$250,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the Other Depositors and the denominator is the total amount of qualifying deposits of all Other Depositors.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Depositors so as to permit each Other Depositors, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Other Depositors whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing Other Depositors.

United Bank and United Financial Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which United Bank and United Financial Bancorp, Inc. determine, that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that United Bank or United Financial Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by United Financial Bancorp, Inc. in a community offering to members of the general public to whom United Financial Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Hampden and Hampshire Counties, Massachusetts (the “Local Community”). Subject to the maximum purchase limitations, these persons may purchase up to $250,000 of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than August 15, 2005, unless extended by United Financial Bancorp, Inc. and United Bank. Subject to any required regulatory approvals, United Financial Bancorp, Inc. will determine, in its discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of United Financial Bancorp, Inc. and United Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order is accepted by United Bank, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in the Local Community. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in the Local Community, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in the Local Community whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods, Inc. United Financial Bancorp, Inc. and United Bank expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. United Financial Bancorp, Inc. and United Bank have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Keefe, Bruyette & Woods, Inc. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $250,000 or 25,000 shares of common stock.

Keefe, Bruyette & Woods, Inc. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with United Financial Bancorp, Inc. as of a certain order date for the purchase of shares of common stock. When and if United Financial Bancorp, Inc., in consultation with Keefe, Bruyette & Woods, Inc., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Keefe, Bruyette & Woods, Inc. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by United Financial Bancorp, Inc. for each selected dealer. Each customer’s funds so forwarded to United Financial Bancorp, Inc., along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by United Financial Bancorp, Inc. from selected dealers, funds will earn interest at United Bank’s passbook rate until the completion or termination of the offering. Funds will be promptly returned, with interest, in the event the offering is not completed as described above.

The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by United Financial Bancorp, Inc. and United Bank with the approval of the Office of Thrift Supervision.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of United Financial Bancorp, Inc. owned or controlled by persons other than United Mutual Holding Company at the close of the offering shall be less than 50% of United Financial Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $250,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $300,000 of the common stock offered in the offering, except that: (i) United Financial Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.

The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of United Financial Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of United Financial

Bancorp, Inc. or United Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of United Financial Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of United Financial Bancorp, Inc. or United Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of United Financial Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of United Financial Bancorp, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the outstanding shares of common stock held by persons other than United Mutual Holding Company at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

H.

The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the stockholders’ equity of United Financial Bancorp, Inc. held by persons other than United Mutual Holding Company at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by United Financial Bancorp, Inc., by all stock benefit plans of United Financial Bancorp, Inc. or United Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of United Financial Bancorp, Inc. held by persons other than the United Mutual Holding Company.

J.	Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. United Financial Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of United Financial Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than United Mutual Holding Company, United Financial Bancorp, Inc. or United Bank or a majority-owned subsidiary of United Financial Bancorp, Inc. or United Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of United Mutual Holding Company, United Financial Bancorp, Inc. or United Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

The Boards of Directors of United Financial Bancorp, Inc. and United Bank may, in their sole discretion, increase the maximum purchase limitation up to 9.99% of the shares being offered in the offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of United Financial Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of United Financial Bancorp, Inc. and United Bank, with the approval of the Office of Thrift Supervision, and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of United Bank or United Financial Bancorp, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. (“NASD”) guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Tax Effects of the Offering

We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the offering on United Financial Bancorp, Inc. and as to the generally applicable material federal income tax consequences of the offering on our account holders and persons who purchase common stock in the offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

1.	we will not recognize gain or loss upon the exchange by United Mutual Holding Company of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with the offering;

2.	no gain or loss or taxable income will be recognized by eligible account holders, supplemental eligible account holders or other depositors upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

3.	it is more likely than not that the tax “basis” of our common stock to persons who purchase shares in the offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the offering; and

4.	no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the offering.

The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other depositors do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We also have received a letter from RP Financial LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to eligible account holders, supplemental eligible account holders and other depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information” on page 151.

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. United Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. United Bank and United Financial Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of United Bank and United Financial Bancorp, Inc.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to United Bank, where such funds will be held in a segregated savings account at United Bank or, at our discretion, another federally insured depository institution, and not released until the offering is completed or terminated.

To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $40,000 and a success fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans and shares issued to the charitable foundation currently estimated to total 790,352 shares, 1,013,889 shares, and 1,142,422 shares at the minimum, maximum and adjusted maximum of the offering range, respectively. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $60,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act to permit officers, directors, and employees to participate in the sale of common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of United Financial Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

The stock issuance and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial, LC. will receive a fee of $45,000. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial LC.’s liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

•	the present and projected operating results and financial condition of United Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to United Bank;

•	a comparative evaluation of the operating and financial statistics of United Bank with those of other publicly traded subsidiaries of holding companies;

•	the aggregate size of the offering;

•	the impact of the offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of United Financial Bancorp, Inc.;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares to the charitable foundation.

On the basis of the foregoing, RP Financial, LC. advised us that as of May 6, 2005, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $110,586,730 to a maximum of $149,617,350, with a midpoint of $130,102,040 (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 44.6% of the shares issued should be held by purchasers in the offering and 53.4% should be held by United Mutual Holding Company after giving effect to the issuance of shares to United Charitable Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that United Financial Bancorp, Inc. will issue will range from 11,058,673 shares to 14,961,735 shares, with a midpoint of 13,010,204 shares, and the number of shares sold in the offering will range from 4,931,063 shares to 6,671,438 shares, with a midpoint of 5,801,250 shares.

The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended December 31, 2004, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation, and concluded that the methodology and assumptions were reasonable. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to $172,059,950 and the maximum number of shares that will be outstanding immediately following the offering may be increased by up to 15%, to 17,205,995 shares. Under such circumstances, the number of shares sold in the offering will be increased to 7,672,153 shares and the number of shares held by United Mutual Holding Company will be increased to 9,189,722 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “Offering of Common Stock-Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by United Financial Bancorp, Inc., nor did RP Financial, LC. value independently the assets or liabilities of United Bank. The independent valuation considers United Financial Bancorp, Inc. as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $172,059,950 or a decrease in the pro forma market value to less than $110,586,730, then United Financial Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days, not to extend beyond 24 months following date of the approval by the Office of Thrift Supervision of the stock issuance plan, or May 16, 2007.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and United Financial Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and United Financial Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of United Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to United Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of United Financial Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the offering.

Prospectus Delivery and Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with

Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

Expiration Date. The offering will terminate at 12:00 noon, Massachusetts time, on June 20, 2005, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is May 16, 2005, or, if approved by the Office of Thrift Supervision, for an additional period after August 15, 2005 (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than August 15, 2005, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form, except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of United Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked, by United Bank prior to 12:00 noon, Massachusetts time, on June 20, 2005. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

To ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with United Bank.

Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at United Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments received by United Financial Bancorp, Inc. will be placed in a segregated savings account at United Bank or, at our discretion, another federally insured depository institution, and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at United Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at United Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at United Bank should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond August 15, 2005.

Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in their discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Keefe, Bruyette & Woods, Inc., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 p.m., Massachusetts time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to United Bank.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by United Financial Bancorp, Inc.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

Purchases of outstanding shares of common stock of United Financial Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of United Bank after adoption of the stock issuance plan and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of United Financial Bancorp, Inc.’s outstanding common stock or to the purchase of shares of common stock under the stock option plan expected to be implemented subsequent to completion of the offering.

United Financial Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of United Financial Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of United Financial Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If United Financial Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of United Financial Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of United Financial Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by United Financial Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the stock issuance plan by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by the Board of Directors of United Financial Bancorp, Inc., the plan may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the Office of Thrift Supervision at any time thereafter, with the concurrence of the Office of Thrift Supervision. The stock issuance plan may be terminated by a majority vote of the Board of Directors at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at (413) 788-3333, from 8:30 a.m. to 4:00 p.m., Massachusetts time, Monday through Friday. The Stock Information Center is located at our main office at 95 Elm Street, West Springfield, Massachusetts 01089.

UNITED CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, the plan of stock issuance provides that we will establish United Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the offering. The charitable foundation will be funded with cash and shares of United Financial Bancorp, Inc. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of United Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

In connection with the closing of the offering, United Financial Bancorp, Inc. intends to contribute $150,000 cash and issue a number of shares equal to 2.0% of the shares of common stock issued in the offering (including shares issued to United Mutual Holding Company) to United Charitable Foundation. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. United Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. United Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. United Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the FDIC.

Funding United Charitable Foundation with shares of United Financial Bancorp, Inc. common stock is also intended to allow our community to share in the potential growth and success of United Bank after the offering is completed because United Charitable Foundation will benefit directly from any increases in the value of United Financial Bancorp, Inc. common stock. In addition, United Charitable Foundation will maintain close ties with United Bank, thereby forming a partnership within the communities in which United Bank operates.

Structure of the Charitable Foundation

United Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of United Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. United Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors or officers.

We have selected Ms. Cutting and Leary and Messrs. Collins, Helliwell, Ross, Stewart and Themistos of our current directors to serve on the initial board of directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the offering, following the first anniversary of the offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the charitable foundation’s board of directors will be reserved for one of United Bank’s directors.

The business experience of our current directors is described in “Management” on page 109.

The board of directors of United Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of United Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of United Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of United Financial Bancorp, Inc. held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by United Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of United Financial Bancorp, Inc.

United Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of United Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between United Bank and the foundation.

United Charitable Foundation will receive working capital from its initial cash contribution of $150,000 and:

(1)	any dividends that may be paid on United Financial Bancorp, Inc.’s shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, United Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by United Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by United Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. United Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as United Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether United Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of common stock of United Financial Bancorp, Inc. held by United Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of United Financial Bancorp, Inc. on all proposals considered by stockholders of United Financial Bancorp, Inc.

United Financial Bancorp, Inc. and United Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to United Charitable Foundation. We believe that the contribution to United Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given United Bank’s capital position and its earnings, the substantial additional capital being raised in the offering and the potential benefits of United Charitable Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance”, and “Comparison of Valuation and Pro Forma Information With and Without the Foundation.” The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that United Financial Bancorp, Inc.’s contribution of its shares of stock to United Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that United Charitable Foundation is required to pay United Financial Bancorp, Inc. for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to United Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to United Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize United Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to United Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. United Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. United Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations impose the following requirements on the establishment of the charitable foundation:

•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of United Financial Bancorp, Inc.

Within six months of completing the offering, the United Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON THE ACQUISITION OF

UNITED FINANCIAL BANCORP, INC. AND UNITED BANK

General

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire United Financial Bancorp, Inc. or United Bank or their respective capital stock are described below. Also discussed are certain provisions in United Financial Bancorp, Inc.’s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire United Financial Bancorp, Inc.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of United Financial Bancorp, Inc. or United Bank without the prior approval of Office of Thrift Supervision.

Corporate Governance Provisions in the Charter and Bylaws of United Financial Bancorp, Inc.

The following discussion is a summary of certain provisions of the charter and bylaws of United Financial Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The Board of Directors of United Financial Bancorp, Inc. is required by the bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will be elected by stockholders of United Financial Bancorp, Inc. for a three-year term. A classified board promotes continuity and stability of management of United Financial Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, United Financial Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of United Financial Bancorp, Inc.” Although these shares could be used by the Board of Directors of United Financial Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of United Financial Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since United Mutual Holding Company owns a majority of the common stock.

How Shares are Voted. United Financial Bancorp, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of United Financial Bancorp, Inc.’s directors. No cumulative voting rights means that United Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of United Financial Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on United Financial Bancorp, Inc.’s Board of Directors.

Restrictions on Acquisitions of Shares. United Bank’s charter provides that for a period of five years from the closing of the stock issuance, no person other than United Financial Bancorp, Inc., may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of United Financial Bancorp, Inc. This provision does not apply to any tax-qualified employee benefit plan of United Bank or United Financial Bancorp, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of United Financial Bancorp, Inc. or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of United Financial Bancorp, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Procedures for Stockholder Nominations. United Financial Bancorp, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of United Financial Bancorp, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of United Financial Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of United Financial Bancorp, Inc.’s charter and bylaws described above, certain benefit plans of United Financial Bancorp, Inc. and United Bank adopted in connection with the offering, or expected to be adopted following completion of the offering, contain, or may contain, provisions which also may discourage hostile takeover attempts which the Board of Directors of United Bank might conclude are not in the best interests of United Financial Bancorp, Inc. and United Bank or United Financial Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF UNITED FINANCIAL BANCORP, INC.

General

United Financial Bancorp, Inc. is authorized to issue 60,000,000 shares of common stock having a par value of $.01 per share and 5,000,000 shares of serial preferred stock. Each share of United Financial Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of United Financial Bancorp, Inc.’s capital stock which is deemed material to an investment decision with respect to the offering. The common stock of United Financial Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

United Financial Bancorp, Inc. currently expects that it will have a maximum of up to 17,205,995 shares of common stock outstanding after the offering, of which 8,016,273 shares will be held by persons other than United Mutual Holding Company including 344,120 shares issued to United Charitable Foundation. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although United Mutual Holding Company, so long as it is in existence, must own a majority of United Financial Bancorp, Inc.’s outstanding shares of common stock. United Financial Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. United

Financial Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. United Financial Bancorp, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock of United Financial Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of United Financial Bancorp, Inc. out of funds legally available therefor. Dividends from United Financial Bancorp, Inc. will depend, in large part, upon receipt of dividends from United Bank, because United Financial Bancorp, Inc. initially will have no source of income other than dividends from United Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with its loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Capital Distributions” on page 98. Pursuant to our charter, United Financial Bancorp, Inc. is authorized to issue preferred stock. If United Financial Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of United Financial Bancorp, Inc. will possess exclusive voting rights in United Financial Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of United Financial Bancorp, Inc. and United Bank.” If United Financial Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of United Bank, United Financial Bancorp, Inc., as holder of United Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of United Bank, including all deposit accounts and accrued interest thereon, all assets of United Bank available for distribution. In the event of liquidation, dissolution or winding up of United Financial Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of United Financial Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of United Financial Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if United Financial Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of United Financial Bancorp, Inc.’s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. United Financial Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

The Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the offering and the establishment of the charitable foundation have been passed upon for United Bank and United Financial Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Muldoon, Murphy & Aguggia LLP.

EXPERTS

The consolidated financial statements of United Financial Bancorp, Inc. at December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to United Bank and United Financial Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

United Financial Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and

Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

United Bank has filed an Application MHC-2 with the Office of Thrift Supervision with respect to the offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the charter and bylaws of United Financial Bancorp, Inc. are available without charge from United Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, United Financial Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, United Financial Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, United Financial Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the offering.

UNITED FINANCIAL BANCORP, INC.

All Schedules are omitted as the required information is either not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Board of Directors

United Financial Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of United Financial Bancorp, Inc. and subsidiary (the “Bank”) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholder’s equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Financial Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the interim standards adopted by the Public Company Accounting Oversight Board (United States), the effectiveness of United Bank (a subsidiary of United Financial Bancorp, Inc.) and subsidiary’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 9, 2005 expressed an unqualified opinion on management’s assertion that United Bank and subsidiary maintained effective internal control over financial reporting. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to complying with Section 404(b) of the Sarbanes-Oxley Act of 2002.

Boston, Massachusetts

March 9, 2005

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and due from banks	$15,771,939	$15,861,913
Interest bearing deposits	7,179,660	4,644
Liquidity fund	281,025	277,871

Total cash and cash equivalents	23,232,624	16,144,428
Securities available for sale, at market value	152,329,320	196,964,801
Securities to be held to maturity, at amortized cost (fair value $2,497,947 in 2004 and $2,175,366 in 2003)	2,498,499	2,174,944
Loans, net of allowance for loan losses of $5,749,944 in 2004 and $5,094,629 in 2003	569,243,257	497,077,716
Banking premises and equipment, net	7,670,506	7,948,437
Accrued interest receivable	2,862,328	3,144,601
Refundable income taxes	—	820,000
Deferred tax asset	1,550,800	1,513,900
Stock in the Federal Home Loan Bank of Boston	6,020,800	3,948,600
Co-operative Central Bank deposit	—	1,522,263
Cash surrender value of life insurance	5,705,064	5,372,673
Other assets	894,698	791,694

TOTAL ASSETS	$772,007,896	$737,424,057

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Deposits:
Interest bearing	$527,426,088	$521,070,950
Non-interest bearing	86,245,978	73,677,412

Total deposits	613,672,066	594,748,362
Federal Home Loan Bank of Boston advances	86,694,417	76,819,799
Repurchase agreements	4,316,592	4,218,450
Escrow funds held for borrowers	954,120	940,418
Accrued expenses and other liabilities	4,115,987	3,646,821

Total liabilities	709,753,182	680,373,850
Commitments and contingencies
Stockholder’s equity:
Preferred stock, par value $0.01 per share, authorized 5,000,000 shares; none issued
Common stock, par value $0.01 per share, authorized 60,000,000 shares; 100 shares issued in 2004	1	—
Paid-in capital	99	—
Retained earnings	62,666,577	57,288,745
Accumulated other comprehensive loss	(411,963)	(238,538)

Total stockholder’s equity	62,254,714	57,050,207

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$772,007,896	$737,424,057

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest and dividend income:
Loans	$29,945,183	$29,093,267	$31,504,068
Investment interest and dividends	6,581,755	4,713,649	4,220,363
Trading account interest	—	—	24,660
Other interest-earning assets	267,699	320,253	596,191

Total interest and dividend income	36,794,637	34,127,169	36,345,282
Interest expense:
Interest on deposits	8,994,793	9,260,461	12,416,986
Interest on short-term borrowings	372,863	157,342	710,673
Interest on long-term debt	2,780,253	2,165,080	1,575,387

Total interest expense	12,147,909	11,582,883	14,703,046

Net interest income before provision for loan losses	24,646,728	22,544,286	21,642,236
Provision for loan losses	982,700	294,000	398,000

Net interest income after provision for loan losses	23,664,028	22,250,286	21,244,236
Non-interest income:
Fee income on depositors’ accounts	3,682,921	3,411,890	3,027,019
Gain on sale of loans	13,538	78,039	502,990
Net gain on sale of securities	122,180	531,429	87,942
Net loss on trading activities	—	232	(460,805)
Income from bank-owned life insurance	332,391	358,709	275,974
Other income	755,265	971,756	753,262

Total non-interest income	4,906,295	5,352,055	4,186,382

Non-interest expense:
Salaries and employee benefits	10,085,935	9,899,695	9,268,557
Occupancy expense	1,453,368	1,377,194	1,269,827
Advertising expenses	1,243,815	1,197,795	1,122,019
Data processing expenses	2,680,759	2,371,286	2,225,909
Professional fees	335,900	240,206	294,479
Other expenses	3,414,758	2,698,730	2,790,174

Total non-interest expense	19,214,535	17,784,906	16,970,965

Income before income taxes	9,355,788	9,817,435	8,459,653
Income tax expense	3,827,956	3,917,300	3,270,200

NET INCOME	$5,527,832	$5,900,135	$5,189,453

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholder’s Equity

December 31, 2004, 2003 and 2002

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2001	$—	$—	$46,199,157	$(6,883)	$46,192,274
Net income			5,189,453		5,189,453
Net unrealized gain on securities available for sale, net of reclassification adjustment and tax effects	—	—		1,230,502	1,230,502

Total comprehensive income					6,419,955

Balances at December 31, 2002	—	—	51,388,610	1,223,619	52,612,229
Net income	—	—	5,900,135	—	5,900,135
Net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	(1,462,157)	(1,462,157)

Total comprehensive income					4,437,978

Balances at December 31, 2003	—	—	57,288,745	(238,538)	57,050,207
Impact of reorganization	1	99	(150,000)	—	(149,900)
Net income	—	—	5,527,832	—	5,527,832
Net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	(173,425)	(173,425)

Total comprehensive income					5,354,407

Balances at December 31, 2004	$1	$99	$62,666,577	$(411,963)	$62,254,714

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$5,527,832	$5,900,135	$5,189,453
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	982,700	294,000	398,000
Provision for other real estate owned	(20,654)	—	—
Depreciation and amortization	647,084	615,811	532,732
Deferred income tax expense (benefit)	(1,364)	1,524,425	(2,479,746)
Net gain on sale of available for sale securities	(122,180)	(531,429)	(87,942)
Net loss on trading activities	—	—	460,805
Gain on sale of loans	(13,538)	(78,039)	(502,990)
Net (gain) loss on sale of property and equipment	(1,653)	19,606	(8,399)
Proceeds from sales of trading account securities	—	—	1,993,154
(Increase) decrease in accrued interest receivable	282,273	(575,081)	118,795
(Increase) decrease in refundable income taxes	820,000	(806,000)	986,000
Increase in cash surrender value of life insurance	(332,391)	(358,709)	(275,974)
(Increase) decrease in other assets	(142,350)	(10,882)	130,465
Increase (decrease) in accrued expenses and other liabilities	469,166	(1,624,942)	1,672,831

Net cash provided by operating activities	8,094,925	4,368,895	8,127,184

Cash flows from investing activities:
Purchases of securities available for sale	(58,138,076)	(228,094,770)	(119,531,905)
Proceeds from sales, maturities and principal repayments of securities available for sale	102,686,777	127,412,026	111,734,582
Purchase of securities to be held to maturity	(403,610)	(1,493,715)	(213,759)
Proceeds from maturities and principal repayments of securities to be held to maturity	80,055	56,111	20,634
Purchases of Federal Home Loan Bank of Boston stock	(2,072,200)	(734,600)	(386,400)
Refund of Cooperative Central Bank deposit	1,522,263	—	—
Proceeds from sales of other real estate owned	60,000	45,000	105,000
Net loan originations and principal collections	(78,346,491)	(44,332,037)	(46,957,129)
Proceeds from sales of loans	5,211,788	10,402,656	34,180,182
Purchases of property and equipment	(378,000)	(1,732,401)	(2,194,458)
Proceeds from sale of property and equipment	10,500	419,989	33,087

Net cash used in investing activities	(29,766,994)	(138,051,741)	(23,210,166)

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows - Continued

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from financing activities:
Net increase in deposits	$18,923,704	$61,044,201	$44,342,247
Net increase (decrease) in repurchase agreements	98,142	3,072,791	(686,724)
Net increase (decrease) in escrow funds held for borrowers	13,701	309	(395,632)
Net increase (decrease) in short-term FHLBB advances	8,000,000	4,000,000	(19,159,802)
Proceeds of FHLBB advances	22,500,000	47,500,000
Repayments of FHLBB advances	(20,625,382)	(4,569,009)
Impact of reorganization	(149,900)	—	—

Net cash provided by financing activities	28,760,265	111,048,292	24,100,089

(Decrease) increase in cash and cash equivalents	7,088,196	(22,634,554)	9,017,107

Cash and cash equivalents at beginning of year	16,144,428	38,778,982	29,761,875

Cash and cash equivalents at end of year	$23,232,624	$16,144,428	$38,778,982

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year:
Interest on deposits and other borrowings	$12,101,612	$11,483,615	$14,948,455
Income taxes – net	2,634,700	4,313,500	3,670,900

Transfer of loans to other real estate owned	—	—	105,000

The accompanying notes are an integral part of the consolidated financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

NOTE A – REORGANIZATION AND CHANGE IN CORPORATE FORM

In January 2004, the Office of Thrift Supervision (the “OTS”) approved the application by United Co-operative Bank (“United”) to convert its charter from a state-chartered cooperative bank to that of a federal savings bank. In February, United’s depositors approved the conversion to the federal charter and United was re-named United Bank (the “Bank”). The Bank’s deposits continue to be insured by the FDIC.

In January 2004, United also received OTS approval to form a two-tier mutual holding company structure. In April 2004, the depositors approved the reorganization with the formation of a stock holding company, United Financial Bancorp, Inc. (“United Financial”) as parent company of the Bank and United Mutual Holding Company as parent of United Financial. Included in non-interest expenses in the accompanying statement of earnings for the year ended December 31, 2004 are related reorganization expenses, including costs associated with the Bank’s name change, of $693,477.

In December 2004, the Board of Directors of United Mutual Holding Company unanimously adopted a plan of stock issuance pursuant to which United Financial will sell up to 49% of its common stock to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public if a community or a syndicated community offering is held. After the offering, more than 50% of United Financial’s outstanding common stock will be owned by United Mutual Holding Company. The plan is subject to approval of the OTS.

United Financial also intends to issue shares of common stock equal to 4.4% of the number of shares of common stock sold in the offering to a newly formed charitable foundation to further support its ongoing commitment to the community. In addition, the Bank’s Board of Directors has adopted an Employee Stock Ownership Plan (“ESOP”) which will purchase 8% of the common stock issued in connection with the offering, including shares issued to the charitable foundation.

The costs associated with the stock offering will be deferred as incurred and will be deducted from the proceeds upon sale and issuance of the common stock. In the event the stock offering is not completed, such costs will be expensed. Offering costs incurred of $31,617 had been deferred as of December 31, 2004.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

NOTE A – REORGANIZATION AND CHANGE IN CORPORATE FORM—Continued

The reorganization to a mutual holding company structure has been accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. Subsequent to the stock offering, the existing liquidation rights of the Bank’s depositors will be transferred with records to be maintained to ensure such rights receive statutory priority in the event of a mutual-to-stock conversion or in the more unlikely event of the Bank’s liquidation.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of United Financial Bancorp, Inc. and subsidiary conform to accounting principles generally accepted in the Unites States of America (“U.S. GAAP”) and general practices within the banking industry. The following notes describe the most significant of these policies.

The consolidated financial statements include the accounts of United Financial Bancorp, Inc. and its wholly-owned subsidiary United Bank. UCB Securities, Inc. is a subsidiary of the Bank and is engaged in the buying and selling or the holding of securities. All significant intercompany accounts and transactions have been eliminated in consolidation. These entities are collectively referred to herein as “the Bank”.

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The following is a description of the Bank’s more significant accounting policies:

Cash and Cash Equivalents

The Bank defines cash and due from banks, interest bearing deposits in other banks and overnight funds sold as cash and cash equivalents.

Investment Securities

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of taxes, as a separate component of stockholder’s equity. The Bank had no securities classified as trading at December 31, 2004 and December 31, 2003.

Premiums and discounts on investment securities are generally amortized or accreted into income on the level yield method over the life of the investments. If a decline in the fair value of an investment security below its cost is judged to be other-than-temporary the cost basis of the investment security is written down to fair value as a new cost basis and the amount of the write-down is included in the results of operations. Gains and losses on the sale of investment securities are recognized at the time of sale on a specific identification basis.

Loans

Real estate mortgage loans and other loans that management has the intent and ability to hold until maturity or payoff are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees and costs and an allowance for loan losses. The Bank does not originate any loans for the purpose of resale.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Interest on most loans is included in income as earned based upon interest rates applied to unpaid principal using the simple interest method. Accrual of interest on loans is discontinued when in the judgment of management the collectibility of the principal or interest becomes doubtful or when a loan becomes contractually past due 90 days with respect to principal or interest. The accrual of interest on some loans, however, may continue even though they are 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management’s judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought fully current as to principal and interest and when, in the judgment of management, the loans are estimated to be fully collectible.

Loan origination and commitment fees and certain direct loan origination costs relating to lending transactions are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual life of the related loans.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Allowance for Loan Losses

The allowance for loan losses is maintained at a level determined by management to be adequate to absorb probable losses based on an evaluation of known and inherent losses in the portfolio. The adequacy of the allowance for loan losses is evaluated on a quarterly basis by management. Factors considered in evaluating the adequacy of the allowance include prior loss experience, current economic conditions and their effect on borrowers, the character and size of the loan portfolio, trends in nonperforming loans and delinquency rates and the performance of individual loans in relation to contract terms. Loan losses are charged against the allowance when management believes that the collectibility of the principal is unlikely and recoveries are credited to the allowance when received.

Arriving at an appropriate level for the allowance for loan losses necessarily involves a high degree of judgment. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

A substantial portion of the Bank’s loans are secured by real estate in Western Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio is susceptible to changing conditions in Western Massachusetts.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Loan Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined by reviewing the market value on servicing rights of similarly constituted portfolios. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Included in other assets at December 31, 2004 and 2003 are mortgage servicing rights of $198,563 and $125,736, respectively.

Other Real Estate Owned

Other real estate owned (“OREO”) is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses are charged to current period operations as incurred. Gains and losses upon disposition are reflected in income as realized.

Foreclosed assets held for sale are recorded at the lower of fair value less estimated costs to sell or cost. Subsequent changes in the fair valuation of the foreclosed assets are reflected as a valuation allowance. The balance of OREO was $-0- and $39,000 at December 31, 2004 and 2003, respectively.

Banking Premises and Equipment

Banking premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting and tax purposes on the straight-line and accelerated methods over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. The cost of maintenance and repairs is charged against income as incurred, whereas significant renewals are capitalized.

The Bank reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Pension Plan

The Bank provides pension benefits for eligible employees through membership in the Co-operative Banks Employees’ Retirement Association. The Bank’s policy is to fund accrued pension cost. The Bank has also established a defined contribution plan for eligible employees. The Bank matches employee contributions up to 5% of an employee’s qualified compensation.

Income Taxes

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities. A valuation allowance is recorded against deferred tax assets when management deems a portion of the asset to be more likely than not unrealizable. The Bank’s valuation allowance is reviewed and adjustments are made to the valuation allowance based on management’s judgments relating to the realizability of the deferred tax asset. In the judgment of management, no valuation allowance was required at December 31, 2004 and 2003.

Advertising

The Bank expenses all advertising costs as incurred.

Derivative Financial Instrument

In 2001, the Company purchased an interest rate cap agreement to manage a portion of its exposure to interest rate risk. Under this agreement, which expired in 2004, the Bank would have received an interest payment if the three-month London Interbank Offered Rate (“LIBOR”) exceeded a predetermined rate. This payment would have been based upon the rate difference between the then current LIBOR and the predetermined rate accrued on the notional value specified in the agreement. No interest was received under the interest rate cap agreement during 2004, 2003 and 2002. Had payments been received on the interest rate cap agreement they would have been accounted for as an adjustment to the yield or cost of the related financial instrument. With respect to the interest rate agreement, the Bank was not exposed to loss beyond its initial cash outlay to enter into the agreement.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows for the years ended December 31:

	2004	2003	2002
Change in unrealized holding (losses) gains on available for sale securities	$(180,146)	$(1,833,928)	$2,086,944
Reclassification adjustment for gains realized in income	(122,180)	(531,429)	(87,942)

Net unrealized (losses) gains	(302,326)	(2,365,357)	1,999,002
Tax effect	128,901	903,200	(768,500)

Net-of-tax amount	$(173,425)	$(1,462,157)	$1,230,502

Recent Accounting Developments

In October 2003, the AICPA issued SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer”. SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Bank will be unable to collect all contractually required payments receivable. SOP 03-3 requires that the Bank recognize the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan’s contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The Bank has not acquired loans or debt securities in transactions covered by SOP 03-3 and, accordingly, it had no impact on the Bank’s financial statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

At its March 2004 meeting, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 03-1, “Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”), that prescribes guidance to be used to determine when an investment in debt and equity securities is considered impaired, whether the impairment is other than temporary and the measurement of an impaired loss. EITF 03-1 also specifies certain disclosures for investment securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. These disclosures are included herein in Note C to the consolidated financial statements. The effective date for the impairment measurement and recognition guidance of EITF 03-1 has been delayed until the issuance of an FASB Staff Position expected to provide additional implementation guidance.

In December, 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payments”, (“SFAS No. 123(R)”), which is an amendment of SFAS Statements Nos. 123 and 95. SFAS No. 123(R) will be effective as of July 1, 2005. The fair-value-based method of expense recognition in SFAS No. 123(R) is similar to the fair-value-based method described in SFAS No. 123 in most respects. Management is currently evaluating the effect that SFAS No. 123(R) will have on the consolidated financial statements.

NOTE C – INVESTMENT SECURITIES

The amortized cost and market values of securities classified as available for sale and held to maturity are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Securities Available for Sale
December 31, 2004:
Federal agency obligations	$35,414,885	$3,502	$(333,749)	$35,084,638
Mortgage-backed securities	102,208,976	397,266	(927,008)	101,679,234
Corporate bonds	15,093,664	255,301	(58,200)	15,290,765

Subtotal	152,717,525	656,069	(1,318,957)	152,054,637
Marketable equity securities	293,583	200	(19,100)	274,683

	$153,011,108	$656,269	$(1,338,057)	$152,329,320

December 31, 2003:
Federal agency obligations	$56,525,790	$104,680	$(168,859)	$56,461,611
Mortgage-backed securities	124,660,380	375,531	(1,262,429)	123,773,482
Corporate bonds	15,764,510	592,314	(20,336)	16,336,488

Subtotal	196,950,680	1,072,525	(1,451,624)	196,571,581
Marketable equity securities	393,583	9,697	(10,060)	393,220

	$197,344,263	$1,082,222	$(1,461,684)	$196,964,801

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE C – INVESTMENT SECURITIES - Continued

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Securities to be Held to Maturity

December 31, 2004:
Industrial revenue bonds	$1,420,629	$—	$—	$1,420,629
Municipal bonds	1,077,871	3,032	(3,584)	1,077,319

	$2,498,500	$3,032	$(3,584)	$2,497,948

December 31, 2003:
Industrial revenue bonds	$1,498,166	$—	$—	$1,498,166
Municipal bonds	676,778	3,236	(2,814)	677,200

	$2,174,944	$3,236	$(2,814)	$2,175,366

The Bank’s portfolio of mortgage-backed securities, which represent interests in pools of residential mortgage loans, consists solely of securities issued by the Federal Home Loan Mortgage Corporation (Freddie Mac), Federal National Mortgage Association (Fannie Mae), and the Government National Mortgage Association (Ginnie Mae), all of which are federal government owned or sponsored agencies.

Interest on Freddie Mac mortgage-backed securities is guaranteed by Freddie Mac. Principal and interest on Fannie Mae mortgage-backed securities is guaranteed by Fannie Mae. Principal and interest on Ginnie Mae mortgage-backed securities is guaranteed by the federal government.

Included in accrued interest receivable at December 31, 2004 and 2003 is $623,829 of which $372,538 is attributable to investment securities and $251,291 is attributable to mortgage backed securities, and $1,461,810 of which $996,603 is attributable to investment securities and $465,207 is attributable to mortgage backed securities, respectively.

As of December 31, 2004, the Bank has pledged securities with a book value of $8,000,000 and a market value of $7,965,724 to secure treasury, tax and loan deposits at the Federal Reserve Bank of Boston and to secure customers’ repurchase agreements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE C – INVESTMENT SECURITIES - Continued

Gross unrealized losses and market values at December 31, 2004 and 2003 aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position follows:

	Less than 12 months		12 months or longer		Total
	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Number of Securities	Market Value	Unrealized Losses
2004
Securities Available for Sale
Federal agency obligations	$27,094,913	$(265,248)	$4,986,224	$(68,501)	17	$32,081,137	$(333,749)
Mortgage-backed securities	27,570,377	(209,809)	54,923,066	(717,199)	56	82,493,443	(927,008)
Corporate bonds	772,833	(882)	3,426,266	(57,318)	9	4,199,099	(58,200)
Marketable equity securities	—	—	274,400	(19,100)	2	274,400	(19,100)

	$55,438,123	$(475,939)	$63,609,956	$(862,118)	84	$119,048,079	$(1,338,057)

Securities to be Held to Maturity
Municipal Bonds	$401,402	$(1,728)	$200,496	$(1,856)	1	$601,898	$(3,584)

	$401,402	$(1,728)	$200,496	$(1,856)	1	$601,898	$(3,584)

	Less than 12 months		12 months or longer		Total
	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Number of Securities	Market Value	Unrealized Losses
2003
Securities Available for Sale
Federal agency obligations	$24,856,422	$(168,859)	$—	$—	10	$24,856,422	$(168,859)
Mortgage-backed securities	84,846,928	(1,253,556)	602,355	(8,873)	47	85,449,283	(1,262,429)
Corporate bonds	4,121,401	(20,336)	—	—	6	4,121,401	(20,336)
Marketable equity securities	283,440	(10,060)	—	—	2	283,440	(10,060)

	$114,108,191	$(1,452,811)	$602,355	$(8,873)	65	$114,710,546	$(1,461,684)

Securities to be Held to Maturity
Municipal Bonds	$200,500	$(2,814)	$—	$—	1	$200,500	$(2,814)

	$200,500	$(2,814)	$—	$—	1	$200,500	$(2,814)

Management has evaluated the securities in the preceding tables and concluded that none of these securities have impairments that are other-than temporary. In its evaluation, management considered the types of securities including if the securities were U.S. Government issued, and the credit rating on the securities. Most of the securities that are in an unrealized loss position are in a loss position due to changes in interest rates since the securities were purchased. Management has the intent and ability to hold these securities until the earlier of maturity or a market price recovery.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE C – INVESTMENT SECURITIES - Continued

Realized gains and losses and the proceeds from sales of securities available for sale are as follows for the years ended December 31:

	2004	2003	2002
Proceeds from sales	$69,702,713	$91,624,653	$97,189,262
Gross gains	122,222	532,020	87,942
Gross losses	(40)	(591)	—

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 2004, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale		Securities to be Held to Maturity
	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$2,348,492	$2,386,154	$—	$—
Due from one year to five years	47,301,069	47,020,468	202,352	200,496
Due from five to ten years	46,065,097	45,619,924	1,346,148	1,347,452
Due after ten years	57,002,867	57,028,091	950,000	950,000

	$152,717,525	$152,054,637	$2,498,500	$2,497,948

Mortgage-backed securities may not become due at a single maturity date. Such securities have been classified within the category that represents the final maturity date.

NOTE D – LOANS, NET

The components of loans are as follows at December 31:

	2004	2003
Real estate - Residential (1-4 Family)	$330,834,439	$296,954,766
- Commercial	137,787,271	117,766,476

Construction	29,835,755	26,625,083

Commercial and industrial	56,291,251	37,862,537
Consumer	19,321,629	22,111,893

	$574,070,345	$501,320,755

Other Items:
Net deferred loan costs	922,856	851,590
Allowance for loan losses	(5,749,944)	(5,094,629)

	$569,243,257	$497,077,716

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE D – LOANS, NET - Continued

The Bank’s lending activities are conducted principally in Western Massachusetts. The Bank grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers’ geographic areas and real estate values. The ability and willingness of commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers geographic areas and the general economy.

Accrued interest receivable at December 31, 2004 and 2003 includes $2,238,499 and $1,682,791 respectively, relating to loans.

Nonaccrual loans amounted to approximately $3,784,000 and $1,826,000 at December 31, 2004 and 2003, respectively. Additional interest income of approximately $110,000, $88,000 and $56,500 would have been recorded during the years ended December 31, 2004, 2003 and 2002, respectively, if the loans had performed in accordance with their original terms.

At December 31, 2004 and 2003, the recorded investment in impaired loans was $2,401,000 and $1,016,000, respectively, all of which were accounted for on a non-accrual basis. An allowance for loan losses was established on $2,401,000 and $1,016,000 of the impaired loans at December 31, 2004 and 2003, respectively, which allowances amounted to $461,000 and $152,000 at the respective year-ends. The average balances of impaired loans were $1,395,000, $992,000, and $1,176,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Interest income recognized on impaired loans during 2004, 2003 and 2002 was not significant.

Certain officers and directors of the Bank and certain corporations and individuals related to such persons incurred indebtedness, in the form of loans, as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE D – LOANS, NET - Continued

The following table summarizes the Bank’s lending activity with its directors and executive officers:

	2004	2003
Beginning balance	$4,256,817	$4,076,482
New loans	1,741,273	1,605,988
Repayments	(1,162,799)	(1,425,653)

Ending balance	$4,835,291	$4,256,817

The Bank does not originate loans for the purpose of reselling them in the secondary market but has sold residential mortgage loans from its portfolio. During 2004, one such sale occurred. Loan sales totaled $5,218,420, $10,610,860 and $33,867,684 for the years ended December 31, 2004, 2003 and 2002, respectively. Loans serviced by the Bank for others totaled $52,230,093, $64,033,442 and $108,727,126 at December 31, 2004, 2003 and 2002, respectively. No loans were held for sale at December 31, 2004 and 2003, respectively.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances for the years ended December 31:

	2004	2003	2002
Mortgage servicing rights capitalized during the year	$20,169	$22,417	$190,492

Mortgage servicing rights amortized during the year	$81,904	$286,243	$190,086

Valuation allowances:
Balances at beginning of year	$164,929	$263,902	$—
Additions	—	—	263,902
Reductions	134,562	98,973	—

Balances at end of year	$30,367	$164,929	$263,902

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE D – LOANS, NET - Continued

A summary of changes in the allowance for loan losses for the years ended December 31 follows:

	2004	2003	2002
Beginning balance	$5,094,629	$4,923,717	$4,701,489
Provision for loan losses	982,700	294,000	398,000
Charge-offs	(558,448)	(162,393)	(266,374)
Recoveries	231,063	39,305	96,602

Ending balance	$5,749,944	$5,094,629	$4,923,717

NOTE E – BANKING PREMISES AND EQUIPMENT

The composition of banking premises and equipment is as follows at December 31:

	2004	2003	Estimated Useful Lives
Land	$1,812,731	$1,812,731
Buildings and improvements	8,546,589	8,546,589	5 –40 Years
Furniture and equipment	6,097,844	5,728,691	5 – 7 Years

	16,457,164	16,088,011
Less accumulated depreciation and amortization	(8,786,658)	(8,139,574)

	$7,670,506	$7,948,437

The Bank leases five branch facilities and two ATM facilities in Massachusetts. Rent expense for the years ended December 31, 2004, 2003 and 2002 amounted to approximately $231,000, $283,000 and $348,000, respectively. The leases, which are noncancelable, expire at various dates through 2008. Future minimum rental commitments under the terms of operating leases are as follows:

Years ending December 31,
2005	$173,388
2006	101,834
2007	39,600
2008	9,900

Total minimum lease payments	$324,722

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE F – DEPOSITS

Deposit accounts by type are summarized as follows at December 31:

	2004	2003
Type
Demand	$86,245,978	$73,677,412
NOW	39,916,712	37,434,781
Regular Savings	94,586,142	88,918,809
Money Market	139,754,016	141,373,955
Retirement	48,496,000	48,941,777
Term Certificates	204,673,218	204,401,628

	$613,672,066	$594,748,362

Certificates of deposit with balances greater than or equal to $100,000 totaled $75,149,675 and $69,531,560 at December 31, 2004 and 2003, respectively. The FDIC generally insures deposit amounts up to $100,000, as defined in the applicable regulations.

The scheduled maturities of time deposits at December 31, 2004, are as follows:

Years ending December 31,
2005	$163,162,117
2006	24,966,328
2007	37,149,637
2008	14,154,415
2009	11,857,185

Total time deposits	$251,289,682

Interest expense on deposits, classified by type is as follows:

	2004	2003	2002
Type
NOW	$90,400	$88,693	$271,252
Regular Savings	697,877	796,341	1,307,332
Money Market	1,709,988	1,794,748	3,069,062
Retirement	1,353,860	1,540,487	1,665,185
Term Certificates	5,142,668	5,040,192	6,104,155

	$8,994,793	$9,260,461	$12,416,986

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE G – BORROWINGS

Federal Home Loan Bank Advances

The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”) and as such, it was required to invest in stock of the FHLBB, until April 2004, in an amount which was the greater of .3% of its total assets, 1% of its outstanding home loans or 5% of its outstanding advances from the FHLBB. In April 2004, the FHLBB amended its capital structure at which time the Bank’s FHLBB stock was converted to Class B stock. Such stock is redeemable at par value five years after filing for a redemption or upon termination of membership. The FHLBB may, but is not obligated to, repurchase Class B stock prior to expiration of the five year redemption notice. Under the new capital structure, the Bank’s stock investment requirement is an amount equal to the sum of .35% of certain specified assets (such assets totaled $258,227,114 at December 31, 2004) plus 4.5% of the Bank’s advances and certain other specified items.

The FHLBB is authorized to make advances to its members subject to such regulations and limitations as the Federal Home Loan bank Board may prescribe. The Bank’s advances are secured by its FHLBB stock and a blanket lien on certain qualified collateral, primarily one-to four-family first mortgage loans. The Bank’s unused borrowing capacity with the FHLBB was approximately $107,200,000 at December 31, 2004.

Advances outstanding totaled $86,694,417 and $76,819,799 at December 31, 2004 and 2003, respectively, and consisted of the following:

	2004		2003
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Within 1 year	$16,000,000	2.35%	$17,000,000	1.25%
Over 1 year to 2 years	12,000,000	3.23	—
Over 2 years to 3 years	—		—
Over 3 years to 4 years	22,247,383	4.87	—
Over 4 years to 5 years	—		24,977,741	4.81
Over 5 years	36,447,034	3.32	34,842,058	3.37

	$86,694,417	3.53%	$76,819,799	3.37%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE G – BORROWINGS - Continued

Repurchase Agreements

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by U.S. Government agency obligations. The following table summarizes repurchase agreement activity for the years indicated:

	2004	2003	2002
Average balance	$4,063,862	$3,744,398	$2,558,878

Average interest rate during year	0.96%	0.88%	0.92%

Interest expense	$39,005	$32,890	$23,499

NOTE H – INCOME TAXES

The components of income tax expense (benefit) consist of the following for the years ended December 31:

	Current	Deferred	Total
December 31, 2004:
Federal	$2,969,858	$(1,014)	$2,968,844
State	859,462	(350)	859,112

	$3,829,320	$(1,364)	$3,827,956

December 31, 2003:
Federal	$1,774,127	$1,133,356	$2,907,483
State	618,748	391,069	1,009,817

	$2,392,875	$1,524,425	$3,917,300

December 31, 2002:
Federal	$4,299,683	$(1,756,983)	$2,542,700
State	1,450,263	(722,763)	727,500

	$5,749,946	$(2,479,746)	$3,270,200

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE H – INCOME TAXES – Continued

The reason for the differences between the effective tax rates and the statutory Federal income tax rate are summarized as follows:

	2004	2003	2002
Tax provision at statutory rate	34.00%	34.00%	34.00%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	6.06%	6.79%	5.68%
Other, net	.86%	(.89)%	(1.02)%

Effective tax rate	40.92%	39.90%	38.66%

Significant components of the Bank’s deferred tax assets and liabilities are as follows at December 31:

	2004	2003
Deferred tax asset:
Allowance for loan losses	$2,353,452	$2,085,232
Deferred compensation	852,045	832,228
Depreciation and amortization	252,183	214,152
Interest on nonaccrual loans	50,418	39,124
Unrealized loss on securities	50,574	15,037

Total deferred tax asset	3,558,672	3,185,773

Deferred tax liabilities:
Deferred gain-servicing rights	81,273	51,465
Market value adjustment on loans	1,024,059	740,612
Deferred loan origination costs	827,238	739,760
Other	75,302	140,036

Total deferred tax liability	2,007,872	1,671,873

Net deferred tax asset	$1,550,800	$1,513,900

The Bank’s base year reserve (reserve as of December 31, 1995) will not be recaptured unless the reserve is used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise. Accordingly, the Bank has not recorded a deferred tax liability of approximately $2,560,000 relating to approximately $6,252,000 of cumulative tax deductions generated prior to December 31, 1995.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE I – EMPLOYEE BENEFITS

Pension Plans

The Bank provides pension benefits for all of its eligible officers and employees through membership in a multi-employer defined benefit plan of the Co-operative Banks Employees Retirement Association. Under the plan, retirement benefits are based on years of service and the highest average compensation. In addition, employees make voluntary contributions to a defined contribution plan. These contributions are matched by the Bank up to a maximum of 5% of the employee’s qualified salary and provide retirement benefits to the employee in addition to those available under the Bank’s participation in the multi-employer defined benefit plan. Pension expense for both plans was $676,123, $520,319 and $514,500 for the years ended December 31, 2004, 2003 and 2002, respectively.

Supplemental Executive Retirement Plan

The Bank has entered into Supplemental Executive Retirement Plan (“SERP”) contracts with certain of its officers. The estimated amount to be paid under each contract is accrued over the executive’s active employment from the time the contract is signed to the date of full eligibility. The liability associated with these SERP contracts was $1,330,909 and $1,286,370 at December 31, 2004 and 2003, respectively, and is included in accrued expenses and other liabilities in the consolidated balance sheets. The expense for these SERP contracts was $63,540, $128,869 and $137,286 for the years ended December 31, 2004, 2003 and 2002, respectively.

Incentive Plan

The Bank maintains an incentive plan in which employees are eligible to participate. The incentive plan provides for awards based on the achievement of both individual and Bank performance goals, subject to approval by the Board of Directors. Amounts charged to operations amounted to $543,630, $721,929 and $601,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE I – EMPLOYEE BENEFITS – Continued

Directors Fee Continuation Plan

The Bank has adopted a Directors Fee Continuation Plan for its directors under which a participant will annually receive $15,000 ($24,000 for former chairpersons) for ten years beginning upon attaining the normal retirement date. The benefit is reduced for directors serving fewer than 15 years. In the event of the participant’s death prior to receiving the full benefits of the plan, any unpaid benefits will be paid to the beneficiary. The Bank recognizes expense under this plan on a ratable basis such that the present value of the liability is fully accrued at each director’s normal retirement date. At December 31, 2004 and 2003, the Bank’s recorded liability for this plan amounted to $642,064 and $601,788, respectively. The expense associated with this plan was $55,677, $65,017 and $87,675 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE J – COMMITMENTS

Financial Instruments With Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk at December 31, 2004 and 2003, are as follows:

	2004	2003
Unused lines of credit	$96,064,337	$78,887,747
Amounts due mortgagors	22,239,842	12,345,632
Standby letters of credit	1,441,665	4,212,298
Commitments to originate loans	10,888,216	5,343,791

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE J – COMMITMENTS – Continued

Included in commitments to originate loans at December 31, 2004 and 2003 are fixed rate commitments in the amount of $7,869,600 and $5,151,700 at interest ranges of 4.75% to 7.25% and 4.75% to 7.00%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2004 and 2003 exceeds 100%.

At December 31, 2003, the Bank had an interest rate cap agreement in effect with a notional amount of $10 million with a strike rate of 6.50% and maturity date of February 2, 2004. No interest rate cap agreement was in effect at December 31, 2004.

Restrictions on Cash and Amounts Due from Banks

The Bank is required to maintain average balances on hand with the Federal Reserve Bank. At December 31, 2004, the reserve balance amounted to $50,000.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE K – FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because a market may not readily exist for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and, therefore, are not valued pursuant to SFAS 107 include premises and equipment and real estate acquired by foreclosure. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The following methods and assumptions were used by the Bank in estimating fair values of its financial instruments:

Cash and Cash Equivalents

For cash and short term investments having maturities of 90 days or less, the carrying amounts reported in the balance sheets approximate fair values.

Investment Securities and FHLBB Stock

The fair value of trading account securities, securities to be held to maturity and securities available for sale is estimated based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Ownership of Federal Home Loan Bank of Boston stock is restricted to member banks; therefore, the stock is not traded. The estimated fair value of Federal Home Loan Bank of Boston stock is equal to its carrying value, which represents the price at which the Bank can liquidate its holdings.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE K – FAIR VALUE OF FINANCIAL INSTRUMENTS – Continued

Loans

For variable-rate residential and commercial loans that reprice frequently and which have no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g. one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

Accrued Interest Receivable

The carrying value of accrued interest receivable on investments and loans approximates its fair value.

Deposits

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW, regular savings, and money market deposit accounts, is equal to the amount payable on demand. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The fair value estimate of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank of Boston Advances

The fair value estimate of the borrowings from the Federal Home Loan Bank of Boston is determined by discounting the anticipated future cash payments by using the rates currently available to the Bank for debt with similar terms and remaining maturities.

Accrued Interest Payable

The carrying value of accrued interest payable on deposits and borrowings, included in other liabilities, approximates its fair value.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE K – FAIR VALUE OF FINANCIAL INSTRUMENTS – Continued

Repurchase Agreements

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Off-Balance Sheet Instruments

Fair value of off-balance-sheet mortgage lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. In the case of the commitments discussed in Note J the fair value equals the carrying amount. The fair value of the interest rate cap agreement is based on a dealer quote.

The fair value of the Bank’s financial instruments are as follows at December 31:

	2004		2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$23,232,624	$23,232,624	$16,144,428	$16,144,428
Securities available for sale	152,329,320	152,329,320	196,964,801	196,964,801
Securities to be held to maturity	2,498,499	2,497,947	2,174,944	2,175,366
Stock in Federal Home Loan Bank of Boston	6,020,800	6,020,800	3,948,600	3,948,600
Co-operative Central Bank deposit	—	—	1,522,263	1,522,263
Net loans	569,243,257	568,095,727	497,077,716	498,145,517
Accrued interest receivable	2,862,328	2,862,328	3,144,601	3,144,601

Financial Liabilities:
Deposits (with no stated maturity)	362,382,384	362,382,384	343,082,015	343,082,015
Time deposits	251,289,682	255,648,111	251,666,347	255,660,104
Federal Home Loan Bank of Boston advances	86,694,417	85,746,406	76,819,799	77,493,696
Accrued interest payable	274,008	274,008	227,711	227,711
Repurchase agreements	4,316,592	4,316,592	4,218,450	4,218,450

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE K – FAIR VALUE OF FINANCIAL INSTRUMENTS – Continued

	2004		2003
	Contractual or Notional Amount	Estimated Fair Value	Contractual or Notional Amount	Estimated Fair Value
Off-balance sheet instruments:

Interest rate cap agreement	$—	$—	$10,000,000	$—

NOTE L – REGULATORY CAPITAL

The Bank is subject to various minimum regulatory capital standards promulgated by the federal banking agencies. Prior to the Bank’s conversion to a federal savings bank, these capital standards were based on FDIC guidelines. Beginning in 2004, the Bank became subject to OTS capital guidelines. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholder’s equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those banks with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE L – REGULATORY CAPITAL – Continued

As of December 31, 2004, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum ratios as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Regulatory Framework
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2004:
Risk-based capital	$68,284,831	12.8%	≥	$42,878,575	≥	8.0%	≥	$53,598,222	≥	10.0%
Core capital	62,534,887	8.1%	≥	30,900,719	≥	4.0%	≥	46,351,078	≥	6.0%
Tangible capital	62,534,887	8.1%	≥	11,621,520	≥	1.5%	≥	38,625,900	≥	5.0%
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$62,372,058	13.4%	≥	$37,147,961	≥	8.0%	≥	$46,434,951	≥	10.0%
Tier I Capital (to Risk Weighted Assets)	52,277,429	12.3%	≥	18,573,980	≥	4.0%	≥	27,860,971	≥	6.0%
Tier I Capital (to Average Assets)	52,277,429	8.4%	≥	29,095,565	≥	4.0%	≥	39,369,456	≥	5.0%

The following table presents a reconciliation of the Bank’s capital, as measured by U.S. GAAP, to regulatory capital.

	2004	2003
Capital under U.S. GAAP	$62,142,782	$57,050,207
Unrealized losses on available-for-sale securities	411,963	238,538
Disallowed servicing assets	19,858	11,316
Tier I Capital	62,534,887	57,277,429
Allowance for loan losses	5,749,944	5,094,629

Total Risk-based capital	$68,284,831	$62,372,058

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE M – CONDENSED FINANCIAL STATEMENTS OF UNITED FINANCIAL BANCORP, INC.

As more fully discussed in Note A, United Financial was formed in 2004 to become the parent company of the Bank. As part of its reorganization the following condensed financial statements summarize the financial position of United Financial as of December 31, 2004 and the results of its operations and its cash flows as if the reorganization occurred on January 1, 2004.

ASSETS
Cash	$105,213
Investment in bank	62,142,782
Other asset	26,100

TOTAL ASSETS	$62,274,095

LIABILITIES AND STOCKHOLDER’S EQUITY
Accrued expenses	$19,381
Stockholder’s equity	62,254,714

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$62,274,095

STATEMENT OF EARNINGS
Equity in undistributed earnings of the bank	$5,565,900
Non-interest expenses	63,712

Income before income taxes	5,502,188
Income tax benefit	(25,644)

Net Income	$5,527,832

STATEMENT OF CASH FLOWS
Cash flows from operating activities:
Net income	$5,527,832
Undistributed earnings of the bank	(5,565,900)
(Increase) decrease in other assets	(26,100)
Increase (decrease) in other liabilities	19,381

Net cash provided by operating activities	$44,787

Cash flows from financing activities:
Initial funding by bank	$150,000
Investment by parent company	100
Investment in subsidiary	(100)

Net cash provided by financing activities	$150,000

Increase in cash	$105,213
Cash, beginning of year	—

Cash, end of year	$105,213

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements – Continued

December 31, 2004, 2003 and 2002

NOTE N – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the operating results on a quarterly basis for the years ended December 31, 2004 and 2003.

	Three Months Ended
	March 31	June 30	September 30	December 31
2004:
Interest income	$8,957,931	$8,908,656	$9,335,878	$9,592,172
Interest expense	2,933,699	2,935,077	3,056,785	3,222,348

Net interest income	6,024,232	5,973,579	6,279,093	6,369,824
Provision for loan losses	112,500	112,500	112,500	645,200
Non-interest income	1,148,409	1,186,169	1,269,238	1,302,479
Non-interest expense	4,968,805	4,812,684	4,639,818	4,793,228

Income before income taxes	2,091,336	2,234,564	2,796,013	2,233,875
Income taxes	830,100	892,800	1,128,700	976,356

Net income	$1,261,236	$1,341,764	$1,667,313	$1,257,519

2003:
Interest income	$8,453,440	$8,468,117	8,443,376	$8,762,236
Interest expense	2,887,845	2,909,900	2,805,650	2,979,488

Net interest income	5,565,595	5,558,217	5,637,726	5,782,748
Provision for loan losses	186,000	54,000	54,000	—
Non-interest income	1,624,419	1,299,921	1,174,169	1,253,546
Non-interest expense	4,529,000	4,419,031	4,377,961	4,458,914

Income before income taxes	2,475,014	2,385,107	2,379,934	2,577,380
Income taxes	976,500	956,400	955,100	1,029,300

Net income	$1,498,514	$1,428,707	$1,424,834	$1,548,080

During the quarter ended December 31, 2004, the Bank increased its provision for loan losses by $532,700 from the amount provided in each of previous three quarters of 2004. This increase is primarily attributable to an unforeseen charge off on a single commercial borrower.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of United Bank or United Financial Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Holding Company for United Bank

6,671,438 Shares of Common Stock

(Subject to Increase to up to 7,672,153 Shares)

PROSPECTUS

Keefe, Bruyette & Woods

May 16, 2005

Until the later of June 20, 2005 or 30 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.